Filed Pursuant to Rule 424(b)(3) and 424(c)
Registration No. 333-195417

PROSPECTUS SUPPLEMENT NO. 1
To Prospectus dated May 12, 2014

13,282,316 Shares

COMMON STOCK

This Prospectus Supplement No. 1 (the “Prospectus Supplement”) supplements the prospectus dated May 12, 2014 filed with the Securities and Exchange Commission on May 14, 2014 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration Statement No. 333-195417). The Prospectus and this Prospectus Supplement relate to the disposition from time to time of up to 13,282,316 shares of our common stock, which are held or may be held by the selling stockholders named in the Prospectus. We are not selling any common stock under the Prospectus and will not receive any of the proceeds from the sale of shares by the selling stockholders.

Our common stock is listed on The NASDAQ Global Select Market under the symbol “FEYE.” On May 13, 2014, the last reported sale price of our common stock on The NASDAQ Global Select Market was $27.02 per share.

This Prospectus Supplement should be read in conjunction with the Prospectus, which is to be delivered with this Prospectus Supplement. This Prospectus Supplement updates, amends and supplements the information included in the Prospectus. If there is any inconsistency between the information in the Prospectus and this Prospectus Supplement, you should rely on the information in this Prospectus Supplement.

This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements to it.

Quarterly Report on Form 10-Q

On May 14, 2014, we filed a Quarterly Report on Form 10-Q with the Securities and Exchange Commission. The text of such Form 10-Q is attached hereto.

We are an “emerging growth company” under the U.S. federal securities laws and are subject to reduced public company reporting requirements. Investing in our common stock involves risks. See “Risk Factors” beginning on page 5 of the Prospectus, and under similar headings in any amendments or supplements to the Prospectus.

 Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
May 14, 2014

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-Q

(Mark One)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the quarterly period ended March 31, 2014

or

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from             to

Commission File Number 001-36067

FireEye, Inc.
(Exact name of registrant as specified in its charter)

Delaware	20-1548921
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1440 McCarthy Blvd.
Milpitas, CA 95035
(408) 321-6300
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒ No  ☐
Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).    Yes  ☒    No  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐
Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).  Yes  ☐   No   ☒

The number of shares of the registrant's common stock outstanding as of April 30, 2014 was 145,089,886.

PART I — FINANCIAL INFORMATION
Item1.    Financial Statements
FIREEYE, INC.
Condensed Consolidated Balance Sheets
(In thousands, except per share data)
(Unaudited)

	March 31, 2014	December 31, 2013

ASSETS
Current assets:
Cash and cash equivalents	$441,270	$173,918
Short-term investments	143,213	—
Accounts receivable	80,514	95,772
Inventories	4,258	5,663
Deferred costs of revenue, current portion	1,888	2,030
Deferred tax assets, current portion	16,056	14,584
Prepaid expenses and other current assets	26,257	23,200
Total current assets	713,456	315,167
Deferred costs of revenue, non-current portion	1,867	1,071
Property and equipment, net	69,257	64,765
Goodwill	708,594	706,327
Intangible assets	271,279	281,377
Deposits and other long-term assets	8,268	7,606
TOTAL ASSETS	$1,772,721	$1,376,313

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$24,916	$34,128
Accrued liabilities	15,336	9,489
Accrued compensation	47,328	41,625
Proceeds from early exercise of stock awards	5,851	8,188
Deferred revenue, current portion	121,420	110,535
Total current liabilities	214,851	203,965
Deferred revenue, non-current portion	91,302	76,979
Deferred tax liabilities, non-current portion	39,155	45,147
Other long-term liabilities	3,623	2,120
Total liabilities	348,931	328,211
Commitments and contingencies (NOTE 8)
Stockholders' equity:
Common stock, par value of $0.0001 per share; 1,000,000 shares authorized, 144,769 shares and 137,758 shares issued and outstanding as of March 31, 2014 and December 31, 2013, respectively	14	14
Additional paid-in capital	1,748,627	1,271,590
Accumulated other comprehensive loss	(138)	—
Accumulated deficit	(324,713)	(223,502)
Total stockholders’ equity	1,423,790	1,048,102
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,772,721	$1,376,313
See accompanying notes to the condensed consolidated financial statements.

FIREEYE, INC.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2014	2013
Revenue:
Product	$24,252	$14,988
Subscription and services	49,728	13,428
Total revenue	73,980	28,416
Cost of revenue:
Product	10,326	4,962
Subscription and services	24,967	1,920
Total cost of revenue	35,293	6,882
Total gross profit	38,687	21,534
Operating expenses:
Research and development	41,970	10,062
Sales and marketing	76,854	28,569
General and administrative	27,100	7,311
Total operating expenses	145,924	45,942
Operating loss	(107,237)	(24,408)
Interest income	45	4
Interest expense	(7)	(144)
Other expense, net	(54)	(2,200)
Loss before income taxes	(107,253)	(26,748)
Provision for (benefit from) income taxes	(6,042)	213
Net loss attributable to common stockholders	$(101,211)	$(26,961)
Net loss per share attributable to common stockholders, basic and diluted	$(0.76)	$(1.78)
Weighted average shares used in computing net loss per share attributable to common stockholders, basic and diluted	133,976	15,180
See accompanying notes to the condensed consolidated financial statements.

FIREEYE, INC.
Condensed Consolidated Statements of Comprehensive Loss
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2014	2013
Net loss	$(101,211)	$(26,961)
Other comprehensive loss, net of tax:
Change in net unrealized loss on available-for-sale investments	(138)	—
Comprehensive loss	$(101,349)	$(26,961)

See accompanying notes to the condensed consolidated financial statements.

FIREEYE, INC.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(101,211)	$(26,961)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	20,706	3,234
Stock-based compensation expense	25,194	3,252
Deferred income taxes	(7,518)	—
Change in fair value of preferred stock warrant liability	—	2,167
Other	89	25
Changes in operating assets and liabilities:
Accounts receivable	15,221	4,703
Inventories	1,405	326
Prepaid expenses and other assets	(2,093)	(276)
Deferred costs of revenue	(416)	(221)
Accounts payable	(12,396)	(655)
Accrued liabilities	6,016	1,328
Accrued compensation	5,703	4,093
Deferred revenue	25,207	14,389
Other long-term liabilities	1,505	53
Net cash provided by (used in) operating activities	(22,588)	5,457
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment and demonstration units	(14,187)	(6,172)
Purchases of marketable securities	(143,522)	—
Lease deposits	(360)	(586)
Net cash used in investing activities	(158,069)	(6,758)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from follow-on public offering	445,934	—
Net proceeds from issuance of convertible preferred stock	—	9,988
Repayment of term loan	—	(2,147)
Proceeds from exercise of equity awards	2,075	3,440
Repayment of notes receivable from stockholders	—	3,734
Net cash provided by financing activities	448,009	15,015
Net change in cash and cash equivalents	267,352	13,714
Cash and cash equivalents, beginning of year	173,918	60,200
Cash and cash equivalents, end of year	$441,270	$73,914
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest	$—	$156
Cash paid for income taxes	$781	$84
SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Unpaid follow-on public offering costs	$1,639	$—
Purchases of property and equipment and demonstration units in accounts payable and accrued liabilities	$7,980	$5,827

See accompanying notes to the condensed consolidated financial statements.

FIREEYE, INC.
Notes to Condensed Consolidated Financial Statements

1. Description of Business and Summary of Significant Accounting Policies

Description of Business

FireEye, Inc., with principal executive offices located in Milpitas, California, was incorporated as NetForts, Inc. on February 18, 2004, under the laws of the State of Delaware, and changed its name to FireEye, Inc. on September 7, 2005.

FireEye, Inc. and its wholly owned subsidiaries (collectively, the “Company”, “we”, “us” or “our”) is a leader in stopping advanced cyber attacks that use advanced malware, zero-day exploits, and APT (“Advanced Persistent Threat”) tactics. Our solutions supplement traditional and next-generation firewalls, Intrusion Prevention Systems ("IPS”), anti-virus, and gateways, which cannot stop advanced threats, leaving security holes in networks. We offer a solution that detects and blocks attacks across both Web and email threat vectors as well as latent malware resident on file shares. Our solutions address all stages of an attack lifecycle with a signature-less engine utilizing stateful attack analysis to detect zero-day threats.

In March 2014, we completed our follow-on public offering in which we issued and sold 5,582,215 shares of common stock at a price of $82.00 per share. We received aggregate proceeds of $446.5 million from the sale of shares of common stock, net of underwriters’ discounts and commissions of $11.2 million, but before deducting paid and unpaid offering expenses of approximately $2.2 million. Another 8,417,785 shares were sold by certain selling stockholders, which included 796,846 shares sold pursuant to the exercise of the vested outstanding options by our employees. We did not receive any of the proceeds from the sales of shares by the selling stockholders.
We sell the majority of our products, subscriptions and services to end-customers through distributors, resellers, and strategic partners, with a lesser percentage of sales directly to end-customers.

Basis of Presentation and Consolidation

The accompanying unaudited condensed consolidated financial statements include the accounts of FireEye, Inc. and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP"), and following the requirements of the Securities and Exchange Commission ("SEC"), for interim reporting. As permitted under those rules, certain footnotes or other financial information that are normally required by U.S. GAAP can be condensed or omitted. These financial statements have been prepared on the same basis as our annual financial statements and, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, that are necessary for a fair statement of our financial information. The results of operations for the three months ended March 31, 2014 are not necessarily indicative of the results to be expected for the year ending December 31, 2014 or for any other interim period or for any other future year. The balance sheet as of December 31, 2013 has been derived from audited consolidated financial statements at that date but does not include all of the information required by U.S. GAAP for annual consolidated financial statements.

The accompanying condensed consolidated financial statements and related financial information should be read in conjunction with the audited consolidated financial statements and the related notes thereto for the year ended December 31, 2013 included in our Annual Report on Form 10-K, which was filed with the SEC on March 3, 2014.

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Such management estimates include, but are not limited to, the best estimate of selling price for our products and services, commissions expense, future taxable income, contract manufacturer liabilities, litigation and settlement costs and other loss contingencies, fair value of our common and preferred stock, stock options and preferred stock warrant liability, and the purchase price allocation of acquired businesses. We base our estimates on historical experience and also on assumptions that we believe are reasonable. Changes in facts or circumstances may cause us to change our assumptions and estimates in future periods, and it is possible that actual results could differ from current or revised future estimates.

 Summary of Significant Accounting Policies
There have been no significant changes to our significant accounting policies as of and for the three months ended March 31, 2014, as compared to the significant accounting policies described in our Annual Report on Form 10-K for the year ended December 31, 2013, except for the inclusion of a new policy related to short-term investments and an update to the revenue recognition policy.
Short-term Investments

We classify our investments in debt and equity securities as available-for-sale, and record these investments at fair value. Investments with an original maturity of three months or less at the date of purchase are considered cash equivalents, while all other investments are classified as short-term or long-term based on the nature of the investments, their maturities, and their availability for use in current operations. Unrealized gains and losses are reported as a component of other comprehensive income. Realized gains and losses are determined based on the specific identification method, and are reflected in earnings. We regularly review our investment portfolio to identify and evaluate investments that have indicators of possible impairment. Factors considered in determining whether a loss is other-than-temporary include, but are not limited to: the length of time and extent a security’s fair value has been below its cost, the financial condition and near-term prospects of the investee, the credit quality of the security’s issuer, likelihood of recovery and our intent and ability to hold the security for a period of time sufficient to allow for any anticipated recovery in value. For our debt instruments, we also evaluate whether we have the intent to sell the security or it is more likely than not that we will be required to sell the security before recovery of its cost basis.
Investments are considered to be impaired when a decline in fair value is judged to be other-than-temporary. Fair value is calculated based on publicly available market information or other estimates determined by management. If the cost of an investment exceeds its fair value, we evaluate, among other factors, general market conditions, credit quality of debt instrument issuers, the duration and extent to which the fair value is less than cost, and whether we have plans to sell the security, or it is more likely than not that we will be required to sell the security, before recovery. Once a decline in fair value is determined to be other-than-temporary, an impairment charge is recorded to other income (expense) and a new cost basis in the investment is established.

Revenue Recognition

We generate revenue from the sales of products, subscriptions and support and maintenance, and professional services through our indirect relationships with our partners as well as end customers through our direct sales force. Our products include operating system software that is integrated into the appliance hardware and is deemed essential to its functionality. As a result, we account for revenue in accordance with Accounting Standards Codification 605, Revenue Recognition, and all related interpretations as all our security appliance deliverables include proprietary operating system software, which together deliver the essential functionality of our products. Our professional service consists primarily of time and materials based contracts, and the revenue is recognized as costs are incurred at amounts represented by the agreed-upon billing amounts. Revenue from fixed-price professional services engagements are recognized under the proportional performance method of accounting.

Recent Accounting Pronouncements

In July 2013, the FASB issued ASU No. 2013-11, Income Taxes (Topic 740) Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists. This standard requires us to present an unrecognized tax benefit as a reduction of a deferred tax asset for a net operating loss (NOL) carryforward or other tax credit carryforward when settlement in this manner is available under applicable tax law. The guidance first became effective for us beginning in 2014. We believe the adoption of this guidance will not have a material impact on our condensed consolidated financial statements.

2. Fair Value Measurements

Fair Value Measurements

The accounting guidance for fair value measurements provides a framework for measuring fair value on either a recurring or nonrecurring basis, whereby the inputs used in our valuation techniques are assigned a hierarchical level. The following are the three levels of inputs to measure fair value:
•Level 1: Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

•
Level 2: Inputs that reflect quoted prices for identical assets or liabilities in less active markets; quoted prices for similar assets or liabilities in active markets; benchmark yields, reported trades, broker/dealer quotes, inputs other than quoted prices that are observable for the assets or liabilities; or inputs that are derived principally from or corroborated by observable market data by correlation or other means.

•
Level 3: Unobservable inputs that reflect our own assumptions incorporated in valuation techniques used to measure fair value. These assumptions are required to be consistent with market participant assumptions that are reasonably available.

We consider an active market to be one in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis, and consider an inactive market to be one in which there are infrequent or few transactions for the asset or liability, the prices are not current, or price quotations vary substantially either over time or among market makers. Where appropriate, our own or the counterparty’s non-performance risk is considered in measuring the fair values of assets.

  The following table presents the fair value of our financial assets using the above input categories (in thousands):

	As of March 31, 2014				As of December 31, 2013
Description	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Cash equivalents:
Money market funds	$334,577	$—	$—	$334,577	$132,518	$—	$—	$132,518
Certificates of deposit	—	719	—	719	—	—	—	—
Commercial paper	—	6,000	—	6,000	—	—	—	—
U.S. Government agencies	—	18,278	—	18,278	—	—	—	—

Total cash equivalents	$334,577	$24,997	$—	$359,574	$132,518	$—	$—	$132,518
Short-term investments:
Certificates of deposit	—	3,594	—	3,594	—	—	—	—
Commercial paper	—	4,746	—	4,746	—	—	—	—
Corporate notes and bonds	—	65,580	—	65,580	—	—	—	—
U.S. Government agencies	—	69,293	—	69,293	—	—	—	—
Total short-term investments	$—	$143,213	$—	$143,213	$—	$—	$—	$—
Total assets measured at fair value	$334,577	$168,210	$—	$502,787	$132,518	$—	$—	$132,518

3. Short-Term Investments
    Our investments consisted of the following as of March 31, 2014 (in thousands):

	Available-for-Sale Securities
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	Cash and Cash Equivalents	Short-term investment
Certificates of deposit	$4,320	—	$(7)	$4,313	$719	$3,594
Commercial paper	10,745	1	—	10,746	6,000	4,746
Corporate notes and bonds	65,696	1	(117)	65,580	—	65,580
U.S. Treasuries & U.S. Government Agencies	87,587	1	(17)	87,571	18,278	69,293
Total	$168,348	$3	$(141)	$168,210	$24,997	$143,213
The following table presents our investments that had gross unrealized losses, the duration of which was less than twelve months, as of March 31, 2014 (in thousands):

	Total
	Estimated Fair Value	Unrealized Loss
Certificates of deposit	$4,313	$(7)
Corporate notes and bonds	63,991	(117)
U.S. Treasuries & U.S. Government Agencies	55,571	(17)
Total	$123,875	$(141)
There were no investments with unrealized losses for twelve months or greater as of March 31, 2014.
Unrealized losses related to these investments are due to interest rate fluctuations as opposed to credit quality. In addition, we do not intend to sell, and it is not more likely than not that we would be required to sell, these investments before recovery of their cost basis. As a result, there is no other-than-temporary impairment for these investments as of March 31, 2014.

The following table summarizes the contractual maturities of our investments at March 31, 2014 (in thousands):

	Amortized Cost	Fair Value
Due within one year	$113,472	$113,444
Due within one to two years	54,876	54,766
Total	$168,348	$168,210
All available-for-sale securities have been classified as current, based on management's intent and ability to use the funds in current operations.

4. Property and Equipment

Property and equipment, net consisted of the following as of the dates below (in thousands):

	As of March 31,	As of December 31,
	2014	2013
Computer equipment, and software	$59,376	$57,403
Leasehold improvements	22,219	15,660
Furniture and fixtures	8,749	6,035
Machinery and equipment	447	756
Total property and equipment	90,791	79,854
Less: accumulated depreciation	(21,534)	(15,089)
Total property and equipment, net	$69,257	$64,765

Depreciation and amortization expense related to property and equipment and demonstration units during the three months ended March 31, 2014 and 2013 was $9.7 million and $3.0 million, respectively.

5. Business Combinations

     On December 30, 2013, we acquired privately held Mandiant Corporation (“Mandiant”), a leading provider of advanced end point security products and security incident response management solutions.

The purchase price allocation for the acquisition of Mandiant will be finalized in calendar year 2014. The following is the total preliminary purchase price allocation of the estimated purchase consideration based on the available information as of March 31, 2014 (in thousands):

Amount
Net tangible assets	$9,797
Intangible assets	276,200
Deferred tax liability	(90,105)
Goodwill	704,898
Total preliminary purchase price allocation	$900,790

The preliminary estimated useful life and fair values of the identifiable intangible assets as of March 31, 2014 are as follows (in thousands):

	Preliminary Estimated Useful Life (in years)	Amount
Developed technology	4 - 6	$54,600
In-process research and development	N/A	1,400
Content	10	128,600
Customer relationships	8	65,400
Contract backlog	1 - 3	13,800
Trade names	4	12,400
Total		$276,200

Goodwill and Purchased Intangible Assets

The changes in the carrying amount of goodwill for the three months ended March 31, 2014 are as follows (in thousands):

Balance as of December 31, 2013	$706,327
Adjustments	2,267
Balance as of March 31, 2014	$708,594

Purchased intangible assets consisted of the following as of the dates below (in thousands):

	As of March 31, 2014	As of December 31, 2013
Developed technology	$60,093	$60,093
Content	128,600	128,500
Customer relationships	67,300	67,900
Contract backlog	13,800	12,600
Trade names	12,400	12,400
Total intangible assets subject to amortization	282,193	281,493
Less: accumulated amortization	(12,314)	(1,516)
Net intangible assets subject to amortization	269,879	279,977
In-process research and development	1,400	1,400
Total net intangible assets	$271,279	$281,377

Amortization expense of intangible assets for the three months ended March 31, 2014 and 2013 was $10.8 million and $0.3 million, respectively.

The expected annual amortization expense of intangible assets as of March 31, 2014 is presented below (in thousands):

Years Ending December 31,	Intangible Assets
2014 (remaining nine months)	$32,392
2015	42,391
2016	41,773
2017	35,830
2018	24,885
2019 and thereafter	92,608
Total intangible assets subject to amortization	269,879
Total intangible assets with indefinite lives	1,400
Total	$271,279

Out of Period Adjustments

During the three months ended March 31, 2014, we made adjustments to correct errors related to the purchase of Mandiant, which resulted in an increase in additional paid-in capital of $3.1 million, an increase in intangible assets of approximately $0.7 million, a decrease in current liabilities of $0.2 million and an increase in goodwill of approximately $2.2 million. Because these errors, both individually and in the aggregate, were not material to any of the prior years’ financial statements and the impact of correcting these errors in the current period is not material to the March 31, 2014 condensed Consolidated Financial Statements, we recorded the correction of these errors in the March 31, 2014 condensed Consolidated Financial Statements.

6. Deferred Revenue

Deferred revenue consisted of the following as of the dates below (in thousands):

	As of March 31, 2014	As of December 31, 2013
Product, current	$14,179	$13,823
Subscription and services, current	107,241	96,712
Total deferred revenue, current	121,420	110,535

Product, non-current	8,179	6,711
Subscription and services, non-current	83,123	70,268
Total deferred revenue, non-current	91,302	76,979
Total deferred revenue	$212,722	$187,514

7. Credit Facility

We are able to borrow up to $25.0 million under a revolving line of credit facility. There were no amounts borrowed during the three months ended March 31, 2014. The maturity date for the revolving line of credit facility is December 31, 2014. Borrowings under the line of credit are collateralized by all of our assets, excluding intellectual property. The availability of borrowings under the line of credit is subject to certain borrowing base limitations around our outstanding accounts receivable. As of March 31, 2014 and December 31, 2013, there were no amounts outstanding under the revolving line of credit.

8. Commitments and Contingencies

Leases

We lease our facilities under various non-cancelable operating leases, which expire through the year ending May 2025. Rent expense is recognized using the straight-line method over the term of the lease. Rent expense was $2.6 million and $0.6 million for the three months ended March 31, 2014 and 2013, respectively.

The aggregate future non-cancelable minimum rental payments on our operating leases as of March 31, 2014 is presented below (in thousands):

Years Ending December 31,	Amount
2014 (remaining nine months)	$5,829
2015	8,548
2016	6,794
2017	5,769
2018	2,556
2019 and thereafter	9,320
Total	$38,816

Contract Manufacturer Commitments

Our independent contract manufacturers procure components and assemble our products based on our forecasts. These forecasts are based on estimates of future demand for our products, which are in turn based on historical trends and an analysis from our sales and product marketing organizations, adjusted for overall market conditions. In order to reduce manufacturing lead times and plan for adequate supply, we may issue forecasts and orders for components and products that are non-cancelable. As of March 31, 2014 and December 31, 2013, we had non-cancellable open orders of $16.3 million and $16.7 million, respectively. We are required to record a liability for firm, noncancelable, and unconditional purchase commitments with contract manufacturers and suppliers for quantities in excess of our future demand forecasts. To date we have not been required to accrue costs for such noncancelable commitments.

Purchase Obligations

As of March 31, 2014, we had approximately $5.5 million of non-cancellable firm purchase commitments primarily for purchases of software and services.

Litigation

We accrue for contingencies when we believe that a loss is probable and that we can reasonably estimate the amount of any such loss. We have made an assessment of the probability of incurring any such losses and whether or not those losses are estimable.

We are subject to legal proceedings, claims and litigation, including intellectual property litigation, arising in the ordinary course of business. Such matters are subject to many uncertainties and outcomes and are not predictable with assurance.

To the extent there is a reasonable possibility that a loss exceeding amounts already recognized may be incurred and the amount of such additional loss would be material, we will either disclose the estimated additional loss or state that such an estimate cannot be made. We do not currently believe that it is reasonably possible that additional losses in connection with litigation arising in the ordinary course of business would be material.

Indemnification

Under the indemnification provisions of our standard sales related contracts, we agree to defend our customers against third-party claims asserting infringement of certain intellectual property rights, which may include patents, copyrights, trademarks, or trade secrets, and to pay judgments entered on such claims. Our exposure under these indemnification provisions is generally limited to the total amount paid by our customer under the agreement. However, certain agreements include indemnification provisions that could potentially expose us to losses in excess of the amount received under the agreement. In addition, we indemnify our officers, directors, and certain key employees while they are serving in good faith in such capacities. Through March 31, 2014, there have been no claims under any indemnification provisions.

9. Common Shares Reserved for Issuance

Under our amended and restated certificate of incorporation, we were authorized to issue 1,000,000,000 shares of common stock with a par value of $0.0001 per share as of March 31, 2014 and December 31, 2013. Each share of common stock is entitled to one vote. The holders of common stock are also entitled to receive dividends whenever funds are legally available and when declared by the Board of Directors, subject to the prior rights of holders of all classes of convertible preferred stock outstanding. There were no shares of convertible preferred stock outstanding as of March 31, 2014 or December 31, 2013.

As of March 31, 2014 and December 31, 2013, we had reserved shares of common stock for issuance as follows (in thousands):

	As of March 31,	As of December 31,
	2014	2013
Reserved under stock award plans	45,710	40,226
Warrants to purchase common stock	—	312
ESPP	3,878	2,500
Total	49,588	43,038

10. Equity Award Plans

We have operated under our 2013 Equity Incentive Plan ("2013 Plan") since our initial public offering ("IPO") in September 2013. Our 2013 Plan provides for the issuance of restricted stock and the granting of options, stock appreciation rights, performance shares, performance units and restricted stock units to our employees, officers, directors, and consultants. Awards granted under the 2013 Plan vest over the periods determined by the Board of Directors or compensation committee of the Board of Directors, generally four years, and stock options granted under the 2013 Plan expire no more than ten years after the date of grant. In the case of an incentive stock option granted to an employee who at the time of grant owns stock representing more than 10% of the total combined voting power of all classes of stock, the exercise price shall be no less than 110% of the fair value per share on the date of grant, and the award shall expire five years from the date of grant. For options granted to any other employee, the per share exercise price shall be no less than 100% of the fair value per share on the date of grant. In the case of non-statutory stock options and options granted to consultants, the per share exercise price shall be no less than 100% of the fair value per share on the date of grant. A total of 16.5 million shares of our common stock was reserved for future grants as of March 31, 2014 under the 2013 Plan.

Our 2013 Employee Stock Purchase Plan ("ESPP") allows eligible employees to acquire shares of our common stock at 85% of the lower of the fair market value of our common stock on the first trading day of each offering period or on the exercise date. Our ESPP provides for annual increases in the number of shares available for issuance on the first day of each fiscal year beginning in 2014. As of March 31, 2014, an aggregate of 3,877,575 shares of common stock were available for future issuance under our ESPP, including 1,377,575 shares of common stock that became available under the ESPP on January 1, 2014 pursuant to the provisions of the ESPP that automatically increase the share reserve under such plan each year.

From time to time, we also grant restricted common stock or restricted stock awards outside of our equity incentive plans to certain employees in connection with acquisitions.

Stock Option Activity

A summary of the activity for our stock option changes during the reporting periods and a summary of information related to options exercisable, vested, and expected to vest are presented below (in thousands, except per share amounts):

	Options Outstanding
	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Grant Date Fair Value Per Share	Weighted- Average Contractual Life (years)	Aggregate Intrinsic Value
Balance— December 31, 2013	27,422	$5.82		8.30	$1,036,224
Granted	652	74.08	$74.08
Exercised	(1,092)	1.97			85,000
Cancelled	(357)	8.42
Balance— March 31, 2014	26,625	$7.62		8.08	$1,444,651
Options vested and expected to vest—March 31, 2014	25,737	$7.45		8.05	$1,400,536
Options exercisable—March 31, 2014	9,606	$2.26		6.76	$569,763

Restricted Stock Award ("RSA") and Restricted Stock Unit ("RSU") Activity

A summary of restricted stock awards and restricted stock units are presented below (in thousands, except per share amounts):

	Number of Shares	Weighted- Average Grant-Date Fair Value Per Share	Weighted- Average Contractual Life (years)	Aggregate Intrinsic Value
Unvested balance— December 31, 2013	3,602		1.70	$157,108
Granted	1,097	$76.28
Vested	(350)
Cancelled/forfeited	(1)
Unvested balance —March 31, 2014	4,348		2	267,755
Expected to vest—March 31, 2014	4,059		2	$249,915

     Stock-Based Compensation

We record stock-based compensation based on fair value of stock options on grant date using the Black-Scholes option-pricing model. We determine the fair value of common shares to be issued under the ESPP using the Black-Scholes option-pricing model. The fair value of restricted stock units and restricted stock awards equals the market value of the underlying stock on the date of grant. We granted performance based restricted stock units and restricted stock awards to certain employees which vest upon the achievement of certain performance conditions, subject to the employees’ continued service relationship with us. We assess the probability of vesting at each reporting period and adjust our compensation cost based on the probability assessment. We recognize such compensation expense on a straight-line basis over the service provider’s requisite service period.

The following table summarizes the assumptions used in the Black-Scholes option-pricing model to determine fair value of our stock options:

	Three Months Ended March 31,
	2014	2013
Fair value of common stock	$73.57 - $75.87	$6.05 - $6.46
Risk-free interest rate	1.9% - 2.0%	$0.7% to 1.1%
Expected term (in years)	6	5 to 6
Volatility	52% - 53%	51% - 54%
Dividend yield	—%	—%

The following table summarizes the assumptions used in the Black-Scholes option-pricing model to determine fair value of our common shares to be issued under the ESPP:

	Three Months Ended March 31,
	2014	2013
Fair value of common stock	$20.00	N/A
Risk-free interest rate	0.1%	N/A
Expected term (in years)	0.7 - 1.2	N/A
Volatility	42% - 45%	N/A
Dividend yield	—%	N/A

Stock-based compensation expense is included in costs and expenses as follows (in thousands):

	Three Months Ended March 31,
	2014	2013
Cost of product revenue	$145	$63
Cost of subscription and services revenue	3,420	167
Research and development	4,603	957
Sales and marketing	8,688	840
General and administrative	8,338	1,225
Total	$25,194	$3,252
As of March 31, 2014, total compensation cost related to stock-based awards not yet recognized was $247.5 million, net of estimated forfeitures, which is expected to be amortized on a straight-line basis over the weighted-average remaining vesting period of approximately 3 years.

11. Income Taxes

We account for income taxes under the asset and liability method. Under this method, deferred income tax assets and liabilities are determined based upon the difference between the financial statement carrying amounts and the tax basis of assets and liabilities and are measured using the enacted tax rate expected to apply to taxable income in the years in which the differences are expected to be reversed.

Our benefit (expense) for income taxes for the three month periods ended March 31, 2014 and 2013 reflects an effective tax rate of 5.63% and (0.80)%, respectively. The tax benefit for the three months ended March 31, 2014 is primarily due to a decrease in the U.S. deferred tax liabilities previously established in purchase accounting due to amortization of the related intangibles and an increase in U.S. deferred tax assets primarily related to current year operating losses and stock based compensation, partially offset by foreign and state income tax expense. The tax expense for the three months ended March 31, 2013 is primarily due to foreign and state income tax expense.

12. Net Loss per Share

Basic loss per share is calculated by dividing net loss by the weighted average number of common shares outstanding during the period, less shares subject to repurchase, and excludes any dilutive effects of employee share based awards and warrants. Diluted net income per common share is computed giving effect to all potential dilutive common shares, including common stock issuable upon exercise of stock options, and unvested restricted common stock and stock units. As we had net losses for the three months ended March 31, 2014 and 2013, all potential common shares were determined to be anti-dilutive.

The following table sets forth the computation of net loss per common share (in thousands, except per share amounts):

	Three Months Ended March 31,
	2014	2013
Numerator:
Net loss	$(101,211)	$(26,961)
Denominator:
Weighted average number of shares outstanding—basic and diluted	133,976	15,180
Net loss per share—basic and diluted	$(0.76)	$(1.78)

The following outstanding options, unvested shares, warrants, and convertible preferred stock were excluded (as common stock equivalents) from the computation of diluted net loss per common share for the periods presented as their effect would have been antidilutive (in thousands):

	As of March 31,
	2014	2013
Options to purchase common stock	26,625	18,494
Unvested early exercised common shares	3,793	5,890
Unvested restricted stock awards and units	4,348	2,588
Convertible preferred stock	—	74,221
Warrants to purchase convertible preferred stock	—	616
ESPP shares	498	—

13. Employee Benefit Plan

401(k) Plan

We have established a 401(k) tax-deferred savings plan (the “401(k) Plan”) which permits participants to make contributions by salary deduction pursuant to Section 401(k) of the Internal Revenue Code of 1986, as amended. We maintain the 401(k) Plan that provides our eligible employees other than Mandiant employees with an opportunity to save for retirement on a tax-advantaged basis. In addition, we maintain a tax qualified plan for employees of the Mandiant subsidiary that was assumed in the Mandiant acquisition. All participants’ interests in their deferrals are 100% vested when contributed under both 401(k) plans. We have made no matching contributions into our 401(k) plan since inception. The Mandiant 401(k) plan provides for a match of 100% of the first 4% of an eligible employee’s compensation contributed. Matching contributions under the Mandiant 401(k) plan are 100% vested when made. Under both 401(k) plans, pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. Each 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Code. As a tax-qualified retirement plan, contributions to each 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan, and all contributions are deductible by us when made. Our contribution to the Mandiant 401(k) plan was $0.7 million for the period ended March 31, 2014.

14. Segment Information

We conduct business globally and are primarily managed on a geographic basis. Our chief executive officer, who is our chief operating decision maker, reviews financial information presented on a consolidated basis accompanied by information about revenue by geographic region for purposes of allocating resources and evaluating financial performance. We have one business activity, and there are no segment managers who are held accountable for operations, operating results, and plans for levels, components, or types of products or services below the consolidated unit level. Accordingly, we are considered to be in a single reportable segment and operating unit structure.

Revenue by geographic region based on the billing address is as follows (in thousands):

	Three Months Ended March 31,
	2014	2013
Revenue:
United States	$55,728	$20,740
EMEA	9,245	4,000
APAC	6,327	2,934
Other	2,680	742
Total revenue	$73,980	$28,416

Substantially all of our assets were attributable to operations in the United States as of March 31, 2014 and December 31, 2013.

 15. Subsequent Events

In May 2014, we completed the acquisition of nPulse Technologies, a network forensics provider based in Charlottesville, Virginia. We expect to combine the nPulse network forensics platform with Mandiant endpoint forensics to enhance the industry’s only unified enterprise forensics solution for visibility into the entire attack life cycle-from network intrusion to endpoint exploitation and lateral movement. As consideration for the acquisition, we paid approximately $60 million in cash, and issued 295,681 shares of our common stock consideration that is subject to the achievement of certain milestones.

Item 2.   Management's Discussion and Analysis of Financial Condition
and Results of Operations

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes appearing elsewhere in this Quarterly Report on Form 10-Q and our Annual Report on Form 10-K filed with the SEC on March 3, 2014. The following discussion and analysis contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, statements regarding:

•	beliefs and objectives for future operations;

•	our business plan and our ability to effectively manage our growth and associated investments;

•	our ability to timely and effectively scale and adapt our existing technology;

•	our ability to innovate new products and bring them to market in a timely manner;

•	our ability to expand internationally;

•	our ability to further penetrate our existing customer base;

•	our expectations concerning renewal rates for subscriptions and services by existing customers;

•	cost of revenue, including changes in costs associated with production, manufacturing and customer support;

•	operating expenses, including changes in research and development, sales and marketing, and general and administrative expenses;

•	our expectations concerning relationships with third parties, including channel partners and logistics providers;

•	economic and industry trends or trend analysis;

•	the effects of seasonal trends on our results of operations;

•	the attraction and retention of qualified employees and key personnel;

•	future acquisitions of or investments in complementary companies, products, subscriptions or technologies; and

•	the sufficiency of our existing cash and investments to meet our cash needs for at least the next 12 months as well as other statements regarding our future operations, financial condition and prospects, and business strategies. Forward-looking statements generally can be identified by words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “will be,” “will continue,” “will likely result,” and similar expressions. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties, which could cause our actual results to differ materially from those reflected in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in this Quarterly Report on Form 10-Q, and in particular, the risks discussed under the caption “Risk Factors” in Item 1A of Part II of this Quarterly Report on Form 10-Q and those discussed in other documents we file with the SEC. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

Overview

We provide a comprehensive solution of products and services for detecting, preventing and resolving advanced cybersecurity threats. We have invented a purpose-built, virtual machine-based security platform that provides real-time protection to enterprises and governments worldwide against the next generation of cyber attacks. Our technology approach represents a paradigm shift from how IT security has been conducted since the earliest days of the information technology industry. The core of our purpose-built, virtual machine-based security platform is our virtual execution engine, to which we refer as our MVX engine, which identifies and protects against known and unknown threats that existing signature-based technologies are unable to detect. We believe it is imperative for organizations to invest in this new approach to security to protect their critical assets, such as intellectual property and customer and financial data, from the global pandemic of cybercrime, cyber espionage and cyber warfare.

We were founded in 2004 to address the fundamental limitations of legacy signature-based technologies in detecting and blocking sophisticated cyber attacks. From 2004 to 2008, we focused our efforts on research and development to build our virtual machine technology. We released our first product, the Web Threat Prevention appliance, in 2008. Our Web Threat Prevention appliance is designed to analyze and block advanced attacks via the Web. Since that time, we have continued to enhance our product portfolio, releasing our Email Threat Prevention appliance in 2011 and our File Threat Prevention appliance in 2012. Our Email and File Threat Prevention products address advanced threats that are introduced through email attachments and file shares. Due to the scale of our customer deployments and our customers’ desire for deeper analysis of potential malicious software, we also provide management and analysis appliances, specifically our Central Management System and our Forensic Analysis System. We support and enhance the functionality of our products through our Dynamic Threat Intelligence, or DTI, cloud, a subscription service that offers global threat intelligence sharing and provides a closed-loop system that leverages the network effects of a globally distributed, automated threat analysis network. Our years of research and development in virtual machine technology, anomaly detection and associated heuristic algorithms has enabled us to provide signature-less threat protection against next-generation cyber attacks.

     We primarily market and sell our virtual machine-based security platform to Global 2000 companies in a broad range of industries and governments worldwide. As of March 31, 2014, we had over 2,000 end-customers across more than 60 countries, including over 130 of the Fortune 500.

We have experienced rapid growth over the last several years, increasing our revenue at a compound annual growth rate of 139% from 2010 to 2013. We have also increased our number of employees from 1,678 as of December 31, 2013 to 2,032 as of March 31, 2014, largely as a result of our continued investment in research and development and sales and marketing and the associated expansion of our workforce in those functions. We expect to continue rapidly scaling our organization to meet the needs of our customers and to pursue opportunities in new and existing markets. We intend to continue to invest in the development of our sales and marketing teams, with a particular focus on expanding our network of international channel partners, opening sales offices, hiring key sales and marketing personnel and carrying out associated marketing activities in key geographies.  As of March 31, 2014, we were selling our solution to end-customers in over 60 countries, and we expect revenue from international sales to grow as a percentage of our overall revenue. We intend to continue to invest in our product development organization to enhance the functionality of our existing platform, introduce new products and subscriptions, and build upon our technology leadership. Due to our continuing investments to scale our business, particularly internationally, reorganize our corporate structure for improved tax efficiency, pursue new opportunities, enhance our product functionality, introduce new products and build upon our technology leadership in advance of, and in preparation for, our expected increase in sales and expansion of our customer base, we are continuing to incur expenses in the near term for which we may not realize any long-term benefit. As a result, we are presently generating large losses, and do not expect to be profitable for the foreseeable future. Furthermore, our cash used in operating activities has also been material in recent quarters.

During the three months ended March 31, 2014 and 2013, our revenue was $74.0 million and $28.4 million, representing year-over-year growth of 160%. Our net losses were $101.2 million and $27.0 million during the three months ended March 31, 2014 and 2013, respectively. During the three months ended March 31, 2014, approximately 75%, 9% and 12% of our revenue came from the United States, Asia Pacific and Japan (APAC), and Europe, the Middle East and Africa (EMEA), respectively. During the three months ended March 31, 2013, approximately 73%, 10% and 14% of our revenue came from the United States, APAC and EMEA, respectively.

In December 2013, we acquired privately held Mandiant Corporation, or Mandiant, the leading provider of advanced endpoint security products and security incident response management solutions. We believe this combination creates the industry’s leading advanced threat protection vendor with the ability to detect, prevent and resolve cyber attacks at every stage of the attack life cycle. The results of operations of Mandiant have been included in our consolidated statements of operations since December 30, 2013, the acquisition date. This is our first full quarter of operations as a combined company. The addition of Mandiant’s products, subscriptions and professional services offerings has increased our product, subscription and services revenue, as we compare operations from the three months ended March 31, 2014 to the three months ended March 31, 2013. The addition of Mandiant personnel, facilities and other expenses has increased our cost of sales and operating expenses, as we compare operations from the three months ended March 31, 2014 to the three months ended March 31, 2013. Our results for the three months ended March 31, 2014 are discussed below under “Results of Operations”.

We believe that the growth of our business and our short and long term success are dependent upon many factors, including our ability to extend our technology leadership, grow our base of end-customers, expand deployment of our platform within existing end-customers, and focus on end-customer satisfaction. While these areas present significant opportunities for us, they also pose challenges and risks that we must successfully address in order to sustain the growth of our business and improve our operating results.

We have experienced rapid growth and increased demand for our products over the last few years. To manage any future growth effectively, we must continue to improve and expand our information technology and financial infrastructure, our operating and administrative systems and controls, and our ability to manage headcount, capital, and processes in an efficient manner. Additionally, we face intense competition in our market, and to succeed, we need to innovate and offer products that are differentiated from existing infrastructure products, as well as effectively hire, retain, train, and motivate qualified personnel and senior management. If we are unable to successfully address these challenges, our business, operating results, and prospects could be adversely affected.

In March, 2014, we completed our follow-on public offering in which we issued and sold 5,582,215 shares of common stock at a price of $82.00 per share. We received aggregate proceeds of $446.5 million from the sale of shares of common stock, net of underwriters’ discounts and commissions of $11.2 million, but before deducting paid and unpaid offering expenses of approximately $2.2 million. Another 8,417,785 shares were sold by certain selling stockholders, which included 796,846 shares sold pursuant to the exercise of vested outstanding options by our employees. We did not receive any of the proceeds from the sales of shares by the selling stockholders.

For a description of factors that may impact our future performance, see the disclosure below under "-Factors Affecting our Performance.”

Our Business Model

We generate revenue from sales of our products, subscriptions and services. Our product revenue consists primarily of revenue from the sale of our threat prevention portfolio of software-based appliances, consisting of our Web Threat Prevention, Email Threat Prevention and File Threat Prevention, as well as sales of our Forensic Analysis System and Central Management System appliances. We offer this portfolio as a complete solution to protect the various entry points of a customer’s network from the next generation of cyber attacks. Because the typical customer’s network has more Web entry points to protect than email and file entry points, customers that purchase our threat prevention portfolio generally purchase more Web Threat Prevention appliances than Email or File Threat Prevention appliances. As a result, Web Threat Prevention accounts for the largest portion of our threat prevention product revenue. In addition, because most malicious attacks occur through the Web threat vector, smaller customers and customers who do not have the budget to purchase the full threat prevention portfolio often only purchase Web Threat Prevention. While we have experienced steady growth in sales of our Email Threat Prevention appliance since its introduction in 2011, these sales have not contributed as quickly to the growth in our overall product revenue because revenue associated with Email Threat Prevention is recognized ratably over the longer of the contractual term or the estimated period the customer is expected to benefit from the product. By contrast, revenue associated with our Web Threat Prevention, File Threat Prevention, Central Management System and Forensic Analysis System products is recognized upon shipment. Finally, we introduced our File Threat Prevention appliance in the second quarter of 2012, and as a result, revenue from our File Threat Prevention product represents a small percentage of our product revenue.

We require customers to purchase a subscription to our DTI cloud and support and maintenance services when they purchase any part of our product portfolio. In addition, we require customers that purchase our Email Threat Prevention product to also purchase a subscription to our Email Threat Prevention Attachment/URL Engine. Our customers generally purchase these subscriptions and services for a one or three year term, and revenue from such subscriptions is recognized ratably over the subscription period. Sales of these subscriptions and services, along with sales of Email Threat Prevention for multi-year terms, have increased our deferred revenue. As of March 31, 2014 and December 31, 2013, our total deferred revenue was $212.7 million and $187.5 million, respectively. For the three months ended March 31, 2014 and 2013, subscription and services revenue as a percentage of total revenue was 67% and 47%, respectively. Our subscription and services revenue as a percentage of total revenues for the three months ended March 31, 2014 increased over the same period last year, as a result of sales of professional services including our Incident Response offering and subscriptions including our Managed Defense offering. Subscription and services revenue as a percentage of total revenue has also increased as a result of amortization of our growing deferred revenue resulting from larger sales of subscription and services and growth in our installed base. A large contributing factor to the growth in our subscription and services revenue relates to the amortization of the initial subscription and services agreements. Renewals of such agreements have also contributed to this growth. Our renewal rate for subscription and services agreements expiring in the 12 months ended March 31, 2014 was in excess of 90%, and we expect to maintain high renewal rates in the future due to the significant value we believe these subscriptions and services add to the efficacy of our product portfolio.

Key Business Metrics

We monitor the key business metrics set forth below to help us evaluate growth trends, establish budgets, measure the effectiveness of our sales and marketing efforts, and assess operational efficiencies. We discuss revenue and gross margin below under “-Components of Operating Results.” Deferred revenue, billings, net cash flow provided by (used in) operating activities, and free cash flow are discussed immediately below the following table.

	Three Months Ended or as of
	March 31,
	2014	2013
	(Dollars in thousands)
Product revenue	$24,252	$14,988
Subscription and services revenue	49,728	13,428
Total revenue	$73,980	$28,416
Year-over-year percentage increase	160%	106%
Gross margin percentage	52%	76%
Deferred revenue, current	121,420	50,210
Deferred revenue, non-current	91,302	40,583
Billings (non-GAAP)	99,188	42,803
Net cash provided by (used in) operating activities	(22,588)	5,457
Free cash flow (non-GAAP)	$(36,775)	$(715)

Deferred revenue. Our deferred revenue consists of amounts that have been invoiced but have not yet been recognized as revenue as of the period end. The majority of our deferred revenue consists of the unamortized balance of revenue from sales of our Email Threat Prevention product, subscriptions to our DTI cloud, Email Threat Prevention Attachment/URL Engine, Managed Defense offerings and support and maintenance contracts. Because invoiced amounts for subscriptions and services can be for multiple years, we classify our deferred revenue as current or non-current depending on when we expect to recognize the related revenue. If the deferred revenue is expected to be recognized within 12 months, it is classified as current. Otherwise, the deferred revenue is classified as non-current. We monitor our deferred revenue balance because it represents a significant portion of revenue to be recognized in future periods.

Billings. Billings is a non-GAAP financial metric that we define as revenue recognized in accordance with generally accepted accounting principles, or GAAP, plus the change in deferred revenue from the beginning to the end of the period. We consider billings to be a useful metric for management and investors, as a supplement to the corresponding GAAP measure, because billings drive deferred revenue, which is an important indicator of the health and visibility of trends in our business and represents a significant percentage of revenue. However, it is important to note that other companies, including companies in our industry, may not use billings, may calculate billings differently, may have different billing frequencies, or may use other financial measures to evaluate their performance, all of which could reduce the usefulness of billings as a comparative measure. A reconciliation of billings to revenue, the most directly comparable financial measure calculated and presented in accordance with GAAP, is provided below:

	Three Months Ended
	March 31,
	2014	2013
	(in thousands)
Revenue	$73,980	$28,416
Add: Deferred revenue, end of period	212,722	90,793
Less: Deferred revenue, beginning of period	187,514	76,406
Billings ( non-GAAP)	$99,188	$42,803

Net cash provided by (used in) operating activities. We monitor net cash provided by (used in) operating activities as a measure of our overall business performance. Our net cash provided by (used in) operating activities is driven in large part by sales of our products and from up-front payments for both subscriptions and support and maintenance services. Monitoring net cash provided by (used in) operating activities enables us to analyze our financial performance without the non-cash effects of certain items such as depreciation, amortization, and stock-based compensation costs, thereby allowing us to better understand and manage the cash needs of our business.

Free cash flow. Free cash flow is a non-GAAP financial measure we define as net cash provided by (used in) operating activities less purchases of property and equipment and demonstration units. We consider free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by our business that, after the purchases of property and equipment and demonstration units, can be used by us for strategic opportunities, including investing in our business, making strategic acquisitions and strengthening our balance sheet. However, it is important to note that other companies, including companies in our industry, may not use free cash flow, may calculate free cash flow differently, or may use other financial measures to evaluate their performance, all of which could reduce the usefulness of free cash flow as a comparative measure. A reconciliation of free cash flow to cash flow provided by (used in) operating activities, the most directly comparable financial measure calculated and presented in accordance with GAAP, is provided below:

	Three Months Ended
	March 31,
	2014	2013
	(In thousands)
Cash flow provided by (used in) operating activities	$(22,588)	$5,457
Less: purchase of property and equipment and demonstration units	14,187	6,172
Free cash flow (non-GAAP)	$(36,775)	$(715)
Net cash used in investing activities	$(158,069)	(6,758)
Net cash provided by financing activities	$448,009	15,015

Factors Affecting our Performance
Market Adoption. We rely on market education to raise awareness of today’s next-generation cyber attacks, articulate the need for our virtual machine-based security solution and, in particular, the reasons to purchase our products. Our prospective customers often do not have a specific portion of their IT budgets allocated for products that address the next generation of advanced cyber attacks. We invest heavily in sales and marketing efforts to increase market awareness, educate prospective customers and drive adoption of our solution. This market education is critical to creating new IT budget dollars or allocating IT budget dollars across enterprises and governments for next-generation threat protection solutions, and in particular, our platform. Our investment in market education has also increased awareness of us and our solution in international markets. However, we believe that we will need to invest additional resources in targeted international markets to drive awareness and market adoption. The degree to which prospective customers recognize the mission critical need for next-generation threat protection solutions, and subsequently allocate budget dollars for our platform, will drive our ability to acquire new customers and increase renewals and follow-on sales opportunities, which, in turn, will affect our future financial performance.
Sales Productivity. Our sales organization consists of a direct sales team, made up of field and inside sales personnel, and indirect channel sales teams to support our channel partner sales. We utilize a direct-touch sales model whereby we work with our channel partners to secure prospects, convert prospects to customers, and pursue follow-on sales opportunities. To date, we have primarily targeted large enterprise and government customers, who typically have sales cycles from three to six months. We have also recently expanded our inside sales teams to pursue customers in the small and medium enterprise, or SME, market.
Our growth strategy contemplates increased sales and marketing investments internationally. Newly hired sales and marketing resources will require several months to establish prospect relationships and drive overall sales productivity. In addition, sales teams in international regions will face local markets that have not had significant market education about advanced security threats that our platform addresses. All of these factors will influence timing and overall levels of sales productivity, impacting the rate at which we will be able to convert prospects to sales and drive revenue growth.
Renewal Rates. New or existing customers that purchase one of our appliances are required to purchase a minimum of a one-year subscription to our DTI cloud and, in the case of our Email Threat Prevention products, a one-year subscription to our Email Threat Prevention Attachment/URL engine, as well as support and maintenance services. New or existing customers that purchase one of our Central Management System appliances are required to purchase support and maintenance services for a minimum of one year.
We believe our renewal rate is an important metric to measure the long-term value of customer agreements and our ability to retain our customers. We calculate our renewal rate by dividing the number of renewing customers that were due for renewal in any rolling 12 month period by the number of customers that were due for renewal in that rolling 12 month period. Our renewal rate for subscription and service agreements expiring in the 12 months ended March 31, 2014 and 2013 was over 90%. These high renewal rates are primarily attributable to the incremental value added to our appliances by our DTI cloud and support and maintenance services. As DTI cloud subscriptions and support and maintenance services represented 67% and 47% of our total revenue during the three months ended March 31, 2014 and 2013, respectively, we expect our ability to maintain high renewal rates for these subscriptions and services to have a material impact on our future financial performance.
Follow-On Sales. After the initial sale to a new customer, we focus on expanding our relationship with such customer to sell additional products, subscriptions and services. To grow our revenue, it is important that our customers make additional purchases of our platform. Sales to our existing customer base can take the form of incremental sales of appliances, subscriptions and services, either to deploy our platform into additional parts of their network or to protect additional threat vectors. Our opportunity to expand our customer relationships through follow-on sales will increase as we add new customers, broaden our product portfolio to support more threat vectors, increase network performance and enhance functionality. Follow-on sales lead to increased revenue over the lifecycle of a customer relationship and can significantly increase the return on our sales and marketing investments. With some of our most significant customers, we have realized follow-on sales that were multiples of the value of their initial purchases.

Components of Operating Results

Revenue

We generate revenue from the sales of our products, subscriptions and services. As discussed further in “-Critical Accounting Policies and Estimates-Revenue Recognition” under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-K for our year ended December 31, 2013 filed with the SEC on March 3, 2014, revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collectability is reasonably assured.
Our total revenue consists of the following:

•
Product revenue. Our product revenue is generated from sales of our appliances. For our Web Threat Prevention, File Threat Prevention, Forensic Analysis System and Control Management System appliances, we recognize product revenue at the time of shipment, provided that all other revenue recognition criteria have been met. For our Email Threat Prevention appliances, we recognize product revenue ratably over the longer of the contractual term of the subscription service or the estimated period the customer is expected to benefit from the product.

•
Subscription and services revenue. Subscription and services revenue is generated primarily from our DTI cloud, our Email Threat Prevention Attachment/URL Engine, and support and maintenance services. Our DTI cloud subscription is determined as a percentage of the price of the related appliance. The Email Threat Prevention Attachment/URL Engine is priced on a per-user basis. We recognize revenue from subscriptions and support and maintenance services over the contract term. Professional services revenue is recognized upon delivery or completion of performance. Our professional service consists primarily of time and materials based contracts, and the revenue is recognized as costs are incurred at amounts represented by the agreed-upon billing amounts. Revenue from fixed-price professional services engagements are recognized under the proportional performance method of accounting.

Cost of Revenue

Our total cost of revenue consists of cost of product revenue and cost of subscription and services revenue. Personnel costs associated with our operations and global professional services and customer support organizations consist of salaries, benefits, bonuses and stock-based compensation. Overhead costs consist of certain facilities, depreciation, benefits, and information technology costs.

•
Cost of product revenue. Cost of product revenue primarily consists of costs paid to our third-party contract manufacturers for our appliances and personnel and other costs in our manufacturing operations department. Our cost of product revenue also includes product testing costs, allocated costs and shipping costs. We expect our cost of product revenue to increase as our product revenue increases.

•
Cost of subscription and services revenue. Cost of subscription and services revenue consists of personnel costs for our global professional services and customer support organizations and related allocated costs to each organization. We expect our cost of subscription and services revenue to increase as our customer base grows and as we hire additional professional services personnel.

Gross Margin

Gross margin, or gross profit as a percentage of revenue, has been and will continue to be affected by a variety of factors, including the average sales price of our products, subscriptions and services, personnel costs, manufacturing costs, the mix of products sold, and the mix of revenue among products, subscriptions and services. We expect our gross margin to fluctuate over time depending on the factors described above.

Operating Expenses

Our operating expenses consist of research and development, sales and marketing, and general and administrative expense. Personnel costs are the most significant component of operating expenses and consist of salaries, benefits, bonuses and stock-based compensation and, with regard to sales and marketing expense, sales commissions. Operating expenses also include overhead costs for facilities, IT and depreciation.

•
Research and development. Research and development expense consists primarily of personnel costs and allocated overhead. Research and development expense also includes prototype related expenses. We expect research and development expense to continue to increase in absolute dollars as we continue to invest in our research and product development efforts to enhance our product capabilities, address new threat vectors and access new customer markets, although such expense may fluctuate as a percentage of total revenue.

•
Sales and marketing. Sales and marketing expense consists primarily of personnel costs, incentive commission costs and allocated overhead. We expense commission costs as incurred. Sales and marketing expense also includes costs for market development programs, promotional and other marketing activities, travel, office equipment, depreciation of proof-of-concept evaluation units and outside consulting costs. We expect sales and marketing expense to continue to increase in absolute dollars as we increase the size of our sales and marketing organizations and expand our international operations, although such expense may fluctuate as a percentage of total revenue.

•
General and administrative. General and administrative expense consists of personnel costs, professional services and allocated overhead. General and administrative personnel include our executive, finance, human resources, facilities and legal organizations. Professional services consist primarily of legal, auditing, accounting and other consulting costs. We expect general and administrative expense to continue to increase in absolute dollars as we have recently incurred, and expect to continue to incur, additional general and administrative expenses as we grow our operations as a public company, including higher legal, corporate insurance, and accounting expenses.

Interest Income

Interest income consists of interest earned on our cash, cash equivalents and investments. We have historically invested our cash in money-market funds and other short-term, investment-grade securities. We expect interest income to vary each reporting period depending on our average investment balances during the period, types and mix of investments and market interest rates.

Interest Expense

Interest expense historically has consisted of interest on our outstanding debt.

Other Expense, Net

Other expense, net consists primarily of the change in fair value of our preferred stock warrant liability. Upon the completion of our initial public offering, the preferred stock warrant liability was reclassified into stockholders' equity, at which time it was no longer subject to fair value accounting. Other factors impacting other expense, net include gains or losses on the disposal of fixed assets, foreign currency re-measurement gains and losses and foreign currency transaction gains and losses. We expect other expense, net to fluctuate depending on foreign exchange rate movements.

Provision for (Benefit from) Income Taxes

Provision for (benefit from) income taxes consists primarily of U.S. federal and state income taxes in the United States and income taxes in certain foreign jurisdictions in which we conduct business. Income in certain countries may be taxed at statutory tax rates that are lower than the U.S. statutory tax rate. As a result, our overall effective tax rate over the long term may be lower than the U.S. federal statutory tax rate through changes in international procurement and sales operations.

Results of Operations

The following table summarizes our results of operations for the periods presented and as a percentage of our total revenue for those periods. The period-to-period comparison of results is not necessarily indicative of results for future periods.

	Three Months Ended March 31,
	2014		2013
	Amount	% of total revenue	Amount	% of total revenue
	(Dollars In thousands)
Revenue:
Product	$24,252	33%	$14,988	53%
Subscription and services	49,728	67%	13,428	47%
Total revenue	73,980	100%	28,416	100%
Cost of revenue:
Product	10,326	14%	4,962	17%
Subscription and services	24,967	34%	1,920	7%
Total cost of revenue	35,293	48%	6,882	24%
Total gross profit	38,687	52%	21,534	76%
Operating expenses:
Research and development	41,970	57%	10,062	35%
Sales and marketing	76,854	104%	28,569	101%
General and administrative	27,100	37%	7,311	26%
Total operating expenses	145,924	198%	45,942	162%
Operating loss	(107,237)	(146)%	(24,408)	(86)%
Interest income	45	—%	4	—%
Interest expense	(7)	—%	(144)	(1)%
Other expense, net	(54)	—%	(2,200)	(8)%
Loss before income taxes	(107,253)	(146)%	(26,748)	(95)%
Provision for (benefit from) income taxes	(6,042)	(8)%	213	1%
Net loss attributable to common stockholders	$(101,211)	(138)%	$(26,961)	(96)%

Comparison of the Three Months Ended March 31, 2014 and 2013

Revenue

	Three Months Ended March 31,
	2014		2013		Change
	Amount	% of Total Revenue	Amount	% of Total Revenue	Amount	%
	(Dollars in thousands)
Revenue:
Product	$24,252	33%	$14,988	53%	$9,264	62%
Subscription and services	49,728	67%	13,428	47%	36,300	270%
Total revenue	$73,980	100%	$28,416	100%	$45,564	160%
Revenue by geographic region:
United States	$55,728	75%	$20,740	73%	$34,988	169%
EMEA	9,245	12%	4,000	14%	5,245	131%
APAC	6,327	9%	2,934	10%	3,393	116%
Other	2,680	4%	742	3%	1,938	261%
Total revenue	$73,980	100%	$28,416	100%	$45,564	160%

Product revenue increased by $9.3 million, or 62%, during the three months ended March 31, 2014 compared to the three months ended March 31, 2013. The increase in product revenue is attributable to product sales resulting from our acquisition of Mandiant, which was completed in December 2013, growth in our installed base of customers, which grew from approximately 1,000 as of March 31, 2013 to over 2,000 as of March 31, 2014, and follow-on purchases from customers expanding their initial deployments of our product portfolio. Our Web Threat Prevention product continued to account for the largest portion of our product revenue as customers that purchase our portfolio generally purchase more Web Threat Prevention appliances than Email

Threat Prevention or File Threat Prevention appliances, reflecting the fact that their networks typically have more Web entry points than email or file entry points to protect. In addition, revenue associated with our Web Threat Prevention product is recognized upon shipment whereas revenue associated with our Email Threat Prevention is recognized ratably over the longer of the contractual term or the estimated period the customer is expected to benefit from the product.

Subscription and service revenue increased by $36.3 million, or 270%, during the three months ended March 31, 2014 compared to the three months ended March 31, 2013. This increase is comprised of an increase in professional services revenue of $15.9 million, an increase in subscription revenue of $14.8 million and an increase in support and maintenance of $5.6 million. The increase in professional services revenue of $15.9 million for the three months ended March 31, 2014 as compared to the three months ended March 31, 2013 is primarily from professional services revenue from the inclusion of Mandiant. The increase from subscription revenue of $14.8 million and the increase in support and maintenance revenue of $5.6 million for the three months ended March 31, 2014 as compared to the three months ended March 31, 2013 is primarily from initial customer purchases of $13.6 million, including subscription revenues from the inclusion of Mandiant. Additionally, there was an increase of $6.8 million in amortization of deferred subscription and support and maintenance revenue related to renewals for the three months ended March 31, 2014 as compared to the three months ended March 31, 2013. Given our high renewal rate and increasing base of customers, we expect revenue from the amortization of deferred subscription and services revenue related to renewals to increase as a percentage of our total revenue from deferred subscription and services revenue. Our renewal rate for subscription and services agreements expiring in the 12 months ended March 31, 2014 was in excess of 90%.

Our international revenue increased $10.6 million, or 138%, during the three months ended March 31, 2014 compared to the three months ended March 31, 2013, which reflects our increasing international market presence.

Cost of Revenue and Gross Margin

	Three Months Ended March 31,
	2014		2013		Change
	Amount	Gross Margin	Amount	Gross Margin	Amount	%
	(Dollars in thousands)
Cost of revenue:
Product	$10,326		$4,962		$5,364	108%
Subscription and services	24,967		1,920		23,047	1,200%
Total cost of revenue	$35,293		$6,882		$28,411	413%
Gross margin:
Product		57%		67%
Subscription and services		50%		86%
Total gross margin		52%		76%

The cost of product revenue increased $5.4 million, or 108%, during the three months ended March 31, 2014 compared to the three months ended March 31, 2013. The increase in cost of product revenue was driven primarily by an increase in product revenue and an increase in personnel costs in our manufacturing operations department as we continue to add capacity and build out our global supply chain.

The cost of subscription and services revenue increased $23.0 million, or 1,200%, during the three months ended March 31, 2014 compared to the three months ended March 31, 2013. The increase in cost of subscription and services revenue was primarily driven by increasing personnel costs in customer support and professional services during the three months ended March 31, 2014, including a 946% increase in headcount driven primarily by the inclusion of the professional services organization acquired from Mandiant.

Gross margin decreased for the three months ended March 31, 2014 compared to the three months ended March 31, 2013. The decrease in product gross margin was driven primarily by the increase in the amortization expense from the intangible assets resulting from our acquisition of Mandiant in December 2013, and by our increased investment in our manufacturing operations to add capacity. The decrease in subscription and services gross margin was driven primarily by our increased investment in customer support personnel and infrastructure and by the increase in the amortization expense from the intangible assets from our acquisitions.

Operating Expenses

	Three Months Ended March 31,
	2014		2013		Change
	Amount	% of Total Revenue	Amount	% of Total Revenue	Amount	%
	(Dollars in thousands)
Operating expenses:
Research and development	$41,970	57%	$10,062	35%	$31,908	317%
Sales and marketing	76,854	104%	28,569	101%	48,285	169%
General and administrative	27,100	37%	7,311	26%	19,789	271%
Total operating expenses	$145,924	198%	$45,942	162%	$99,982	218%
Includes stock-based compensation expense of:
Research and development	$4,603		$957
Sales and marketing	8,688		840
General and administrative	8,338		1,225
Total	$21,629		$3,022

Research and Development

Research and development expense increased $31.9 million, or 317%, during the three months ended March 31, 2014 compared to the three months ended March 31, 2013. The increase was driven by an $11.8 million increase in personnel costs, largely as a result of a 276% increase in headcount, including the inclusion of Mandiant engineering personnel, to support continued investment in our future product and service offerings. Additionally, overhead allocations and depreciation related to capital expenditures for departmental expansion increased by $17.9 million during the three months ended March 31, 2014. We expect our research and development expense to increase in the three months ended June 30, 2014 as a result of our acquisition of nPulse in May 2014.

Sales and Marketing

Sales and marketing expense increased $48.3 million, or 169%, during the three months ended March 31, 2014 compared to the three months ended March 31, 2013. The increase was driven by a $25.9 million increase in personnel costs, largely as a result of a 133% increase in headcount which included the inclusion of Mandiant sales personnel. Additionally, the increase was driven by a $5.3 million increase in travel-related costs and a $0.8 million increase in related consulting costs as we increased our headcount in connection with our international expansion and further investment in our U.S. sales team and incurred higher commission costs. The change was also attributable to a $2.2 million increase in depreciation and a $9.2 million increase in overhead allocations driven by the increase in sales and marketing personnel.

General and Administrative

General and administrative expense increased $19.8 million, or 271%, during the three months ended March 31, 2014 compared to the three months ended March 31, 2013. The increase was primarily driven by a $12.7 million increase in personnel costs, largely as a result of a 199% increase in headcount, which included Mandiant personnel. Additionally, the increase was driven by a $2.9 million increase in costs associated with professional services, including legal, accounting and recruiting services, a $0.7 million increase in travel-related costs and a $1.6 million increase in overhead allocations driven by the increase in general and administrative personnel.

Interest Income

	Three Months Ended March 31,		Change
	2014	2013	Amount	%
	(Dollars in thousands)
Interest income	$45	$4	$41	1,025%

Interest income increased for the three months ended March 31, 2014 compared to the three months ended March 31, 2013 due to interest earned on higher average balances in our cash and cash equivalents and investments.

Interest Expense

	Three Months Ended March 31,		Change
	2014	2013	Amount	%
	(Dollars in thousands)
Interest expense	$(7)	$(144)	$137	(95)%

 Interest expense decreased for the three months ended March 31, 2014 compared to the three months ended March 31, 2013 due to lowered bank borrowings for the three months ended March 31, 2014.

Other Expense, Net

	Three Months Ended March 31,		Change
	2014	2013	Amount	%
	(Dollars in thousands)
Other expense, net	$(54)	$(2,200)	$2,146	(98)%

The increase in other expense, net for the three months ended March 31, 2014 compared to the three months ended March 31, 2013 was primarily due to the absence of any expense for the fair value revaluation of our preferred stock warrant liability which we incurred during the three months ended March 31, 2013. Upon closing of our IPO in September 2013, the preferred stock warrants were converted to common stock warrants and the warrant liability was then reclassified to stockholders’ equity. Subsequently, we no longer record any mark-to-market changes in the fair value of these warrants, and as such, there was no change in fair value of warrants during the three months ended March 31, 2014.

Provision for (Benefit from) Income Taxes

	Three Months Ended March 31,		Change
	2014	2013	Amount	%
	(Dollars in thousands)
Provision for (benefit from) income taxes	$(6,042)	$213	$(6,255)	(2,937)%
Effective tax rate (benefit)/provision	6%	(1)%

The tax benefit for the three months ended March 31, 2014 is primarily due to a decrease in the U.S. deferred tax liabilities previously established in purchase accounting due to amortization of the related intangibles, and an increase in U.S. deferred tax assets primarily related to current year operating losses and stock based compensation, partially offset by foreign and state income tax expense.

Liquidity and Capital Resources

	As of March 31, 2014	As of December 31, 2013
	(In thousands)
Cash and cash equivalents	$441,270	$173,918

	Three Months Ended March 31,
	2014	2013
	(In thousands)
Cash provided by (used in) operating activities	$(22,588)	$5,457
Cash used in investing activities	(158,069)	(6,758)
Cash provided by financing activities	448,009	15,015
Net increase in cash and cash equivalents	$267,352	$13,714

As of March 31, 2014, our cash and cash equivalents of $441.3 million were held for working capital, capital expenditures, investment in technology and business acquisition purposes, of which approximately $24.9 million was held outside of the United States and is not presently available to fund domestic operations and obligations. If we were to repatriate cash held outside of the United States, it could be subject to U.S. income taxes, less any previously paid foreign income taxes. We have no current plans to repatriate this cash.

In March 2014, we completed our follow-on public offering in which we issued and sold 5,582,215 shares of common stock at a price of $82.00 per share. We received aggregate proceeds of $446.5 million from the sale of shares of common stock, net of underwriters’ discounts and commissions of $11.2 million, but before deducting paid and unpaid offering expenses of approximately $2.2 million.

We believe that our existing cash and cash equivalents and any cash inflow from operations will be sufficient to meet our anticipated cash needs, including cash we will consume for operations, for at least the next 12 months. Our future capital requirements will depend on many factors, including our growth rate, the timing and extent of spending to support development efforts, the expansion of sales and marketing activities, the introduction of new and enhanced product and service offerings, and the continuing market acceptance of our products. In the event that additional financing is required from outside sources, we may not be able to raise such financing on terms acceptable to us or at all. If we are unable to raise additional capital when desired, our business, operating results, and financial condition would be adversely affected.

Operating Activities

During the three months ended March 31, 2014, operating activities used $22.6 million in cash as a result of a net loss of $101.2 million, adjusted by non-cash charges of $38.5 million and a net increase of $40.2 million in our net operating assets and liabilities. The increase in our net operating assets and liabilities was primarily the result of a $25.2 million increase in deferred revenue as a result of increases in sales of subscriptions and support and maintenance services and a $15.2 million decrease in accounts receivable resulting from increased collections.

During the three months ended March 31, 2013, operating activities provided $5.5 million in cash as a result of a net loss of $27.0 million, adjusted by non-cash charges of $8.7 million and a net increase of $23.7 million in our net operating assets and liabilities. The increase in our net operating assets and liabilities was primarily the result of a $14.4 million increase in deferred revenue as a result of increases in sales of subscriptions and support and maintenance services, a $4.7 million decrease in accounts receivable and a $4.1 million increase in accrued compensation.

Investing Activities

Cash used in investing activities during the three months ended March 31, 2014 was $158.1 million, primarily for the purchase of marketable securities to invest a portion of the significant cash received from our follow-on public offering, and to a lesser extent, capital expenditures to purchase property and equipment and demonstration units.

Cash used in investing activities during the three months ended March 31, 2013 was $6.8 million, primarily resulting from $6.2 million in capital expenditures to purchase property and equipment and demonstration units.

Financing Activities

During the three months ended March 31, 2014, financing activities provided $448.0 million in cash, primarily from net proceeds of $445.9 million from our follow-on public offering, and proceeds of $2.1 million from the exercise of employee stock options.

During the three months ended March 31, 2013, financing activities provided $15.0 million in cash, resulting from proceeds of $10.0 million from our preferred stock financing, and $3.4 million from the exercise of stock options, as well as $3.7 million collected on notes receivable from stockholders, partially offset by repayments on bank borrowings of $2.1 million.

Contractual Obligations and Commitments
See Note 8 Commitments and Contingencies contained in the "Notes to Condensed Consolidated Financial Statements" in Item 1 of Part I of this Quarterly Report on Form 10-Q.

Off-Balance Sheet Arrangements

As of March 31, 2014, we did not have any relationships with unconsolidated entities or financial partnerships, such as structured finance or special purpose entities, that were established for the purpose of facilitating off-balance sheet arrangements or other purposes.

Critical Accounting Policies and Estimates

Our condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of these condensed consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, expenses, and related disclosures. We base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances. We evaluate our estimates and assumptions on an ongoing basis. Actual results may differ from these estimates. To the extent that there are material differences between these estimates and our actual results, our future financial statements will be affected.

There have been no changes to any significant accounting policies described in our Annual Report on Form 10-K filed with the SEC on March 3, 2014, except as disclosed in Note 1 Description of Business and Summary of Significant Accounting Policies contained in the "Notes to Condensed Consolidated Financial Statements" in Item 1 of Part I of this Quarterly Report on Form 10-Q.

Recent Accounting Pronouncements
     See Note 1 Description of Business and Summary of Significant Accounting Policies contained in the "Notes to Condensed Consolidated Financial Statements" in Item 1 of Part I of this Quarterly Report on Form 10-Q for a full description of the recent accounting pronouncements and our expectation of their impact, if any, on our results of operations and financial conditions.

Item 3.  Quantitative and Qualitative Disclosures about Market Risk

Foreign Currency Exchange Risk

Our sales contracts are primarily denominated in U.S. dollars. A portion of our operating expenses are incurred outside the United States and are denominated in foreign currencies and are subject to fluctuations due to changes in foreign currency exchange rates, particularly changes in the Indian Rupee, British Pound Sterling, Japanese Yen and Euro. Additionally, fluctuations in foreign currency exchange rates may cause us to recognize transaction gains and losses in our statement of operations. The effect of an immediate 10% adverse change in foreign exchange rates on monetary assets and liabilities at March 31, 2014 would not be material to our financial condition or results of operations. To date, foreign currency transaction gains and losses and exchange rate fluctuations have not been material to our financial statements, and we have not engaged in any foreign currency hedging transactions.

As our international operations grow, our risks associated with fluctuation in currency rates will become greater, and we will continue to reassess our approach to managing this risk. In addition, currency fluctuations or a weakening U.S. dollar can increase the costs of our international expansion.

Interest Rate Risk

We had cash and cash equivalents and investments of $584.5 million as of March 31, 2014, consisting of bank deposits, money market funds, commercial paper and corporate notes and bonds. Such interest-earning instruments carry a degree of interest rate risk. To date, fluctuations in interest income have not been significant.

We do not enter into investments for trading or speculative purposes and have not used any derivative financial instruments to manage our interest rate risk exposure. We have not been exposed to, nor do we anticipate being exposed to, material risks due to changes in interest rates. A hypothetical 10% change in interest rates during any of the periods presented would not have had a material impact on our financial statements.

Item 4. Controls and Procedures

Limitations on Effectiveness of Controls

In designing and evaluating the disclosure controls and procedures, management recognizes that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objectives. In addition, the design of disclosure controls and procedures must reflect the fact that there are resource constraints and that management is required to apply its judgment in evaluating the benefits of possible controls and procedures relative to their costs.

Evaluation of Disclosure Controls and Procedures

Our management, with the participation of our Chief Executive Officer and Chief Financial Officer, evaluated the effectiveness of our disclosure controls and procedures as of March 31, 2014. The term "disclosure controls and procedures," as defined in Rule 13a-15 under the Securities Exchange Act of 1934, as amended (or the “Exchange Act”), means controls and other procedures of a company that are designed to ensure that information required to be disclosed by a company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the Securities and Exchange Commission (the "SEC"). Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by a company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the company’s management, including its principal executive and principal financial officers, as appropriate to allow timely decisions regarding required disclosure.

Based on our evaluation, our Chief Executive Officer and Chief Financial Officer concluded that, as of March 31, 2014, our disclosure controls and procedures are designed at a reasonable assurance level and are effective to provide reasonable assurance that information we are required to disclose in reports that we file or submit under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in SEC rules and forms, and that such information is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosure.

Changes in Internal Control over Financial Reporting

On December 30, 2013, we completed the acquisition of Mandiant. We are in the process of integrating Mandiant  into our systems and control environment as of March 31, 2014. We believe that we have taken the necessary steps to monitor and maintain appropriate internal control over financial reporting during this integration. There were no changes in our internal control over financial reporting during the quarter ended March 31, 2014, which were identified in connection with management's evaluation required by paragraph (d) of Rules 13a-15 and 15d-15 under the Exchange Act, that have materially affected or are reasonably likely to materially affect our internal control over financial reporting.

PART II - OTHER INFORMATION

Item 1.  Legal Proceedings

The information set forth under the "Litigation" subheading in Note 8 Commitments and Contingencies contained in the "Notes to Condensed Consolidated Financial Statements" in Item 1 of Part I of this Quarterly Report on Form 10-Q is incorporated herein by reference.

Item 1A.  Risk Factors

Our operations and financial results are subject to various risks and uncertainties including those described below. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we currently believe are not material, also may become important factors that affect us. Please see page 17 of this Quarterly Report on Form 10-Q for a discussion of forward-looking statements that are qualified by these risk factors. If any of the following risks or others not specified below materialize, our business, financial condition and results of operations could be materially adversely affected. In that case, the trading price of our common stock could decline.
.

Risks Related to Our Business and Our Industry

If the IT security market does not continue to adopt our virtual machine-based security platform, our sales will not grow as quickly as anticipated, or at all, and our business, results of operations and financial condition would be harmed.

We are seeking to disrupt the IT security market with our virtual machine-based security platform. Our platform interoperates with but does not replace most signature-based IT security products. Enterprises and governments that use signature-based security products, such as firewalls, intrusion prevention systems, or IPS, anti-virus, or AV, and Web and messaging gateways, for their IT security may be hesitant to purchase our virtual machine-based security platform if they believe that signature-based products are more cost effective, provide substantially the same functionality as our platform or provide a level of IT security that is sufficient to meet their needs. Currently, most enterprises and governments have not allocated a fixed portion of their budgets to protect against next-generation advanced cyber attacks. As a result, to expand our customer base, we need to convince potential customers to allocate a portion of their discretionary budgets to purchase our platform. However, even if we are successful in doing so, any future deterioration in general economic conditions may cause our customers to cut their overall IT spending, and such cuts may fall disproportionately on products and services like ours, for which no fixed budgetary allocation has been made. If we do not succeed in convincing customers that our platform should be an integral part of their overall approach to IT security and that a fixed portion of their annual IT budgets should be allocated to our platform, our sales will not grow as quickly as anticipated, or at all, which would have an adverse impact on our business, results of operations and financial condition.

Even if there is significant demand for virtual machine-based security solutions like ours, if our competitors include functionality that is, or is perceived to be, better than or equivalent to that of our platform in signature-based or other products that are already generally accepted as necessary components of an organization’s IT security architecture, we may have difficulty increasing the market penetration of our platform. Furthermore, even if the functionality offered by other IT security providers is different and more limited than the functionality of our platform, organizations may elect to accept such limited functionality in lieu of adding products from additional vendors like us.

If enterprises and governments do not continue to adopt our virtual machine-based security platform for any of the reasons discussed above, our sales would not grow as quickly as anticipated, or at all, and our business, results of operations and financial condition would be harmed.

Recent and future acquisitions and investments could disrupt our business and harm our financial condition and operating results.

Our success will depend, in part, on our ability to expand our platform and grow our business in response to changing technologies, customer demands and competitive pressures. In some circumstances, we may decide to do so through the acquisition of complementary businesses and technologies rather than through internal development, including, for example, our recent acquisition of Mandiant Corporation, or Mandiant, a provider of advanced endpoint security products and security incident response management solutions. The identification of suitable acquisition candidates can be difficult, time-consuming and costly, and we may not be able to successfully complete acquisitions that we target in the future. The risks we face in connection with acquisitions, including our recent acquisition of Mandiant, include:

•	diversion of management time and focus from operating our business to addressing acquisition integration challenges;

•	coordination of research and development and sales and marketing functions;

•	integration of product and service offerings;

•	retention of key employees from the acquired company;

•	changes in relationships with strategic partners as a result of product acquisitions or strategic positioning resulting from the acquisition;

•	cultural challenges associated with integrating employees from the acquired company into our organization;

•	integration of the acquired company’s accounting, management information, human resources and other administrative systems;

•	the need to implement or improve controls, procedures, and policies at a business that prior to the acquisition may have lacked sufficiently effective controls, procedures and policies;

•	financial reporting, revenue recognition or other financial or control deficiencies of the acquired company that we don’t adequately address and that cause our reported results to be incorrect;

•
liability for activities of the acquired company before the acquisition, including intellectual property infringement claims, violations of laws, commercial disputes, tax liabilities and other known and unknown liabilities;

•	unanticipated write-offs or charges; and

•	litigation or other claims in connection with the acquired company, including claims from terminated employees, customers, former stockholders or other third parties.

Our failure to address these risks or other problems encountered in connection with our past or future acquisitions and investments could cause us to fail to realize the anticipated benefits of these acquisitions or investments, cause us to incur unanticipated liabilities, and harm our business generally. For example, we only recently completed our acquisition of Mandiant, and a significant amount of the acquisition integration risks remain. Future acquisitions could also result in dilutive issuances of equity securities. For example, in December 2013 we issued approximately 16.9 million shares of common stock and assumed options to purchase approximately 4.6 million shares of our common stock in connection with our acquisition of Mandiant, and in May 2014, we issued 295,681 shares of common stock and assumed options to purchase 63,490 shares of common stock in connection with our acquisition of nPulse Technologies. There is also a risk that future acquisitions will result in the incurrence of debt, contingent liabilities, amortization expenses, incremental operating expenses or the write-off of goodwill, any of which could harm our financial condition or operating results.

Our limited operating history makes it difficult to evaluate our current business and prospects and may increase the risk that we will not be successful.

We were founded in 2004, and our first commercially successful product was our Web Threat Prevention appliance, which we first shipped in 2008. We expanded our platform in 2011, 2012 and 2013 to include our Email Threat Prevention appliance, File Threat Prevention appliance and our latest Web Threat Prevention appliance, the NX 10000, respectively. In December 2013, we expanded our platform through the addition of Mandiant’s endpoint threat detection, response and remediation products; advanced threat intelligence capabilities; and incident response and security consulting services. The majority of our revenue growth began in 2010. Our limited operating history and our recent acquisition of Mandiant make it difficult to evaluate our current business and prospects and plan for and model our future growth. We have encountered and will continue to encounter risks and uncertainties frequently encountered by rapidly growing companies in developing markets.

If our assumptions regarding these risks and uncertainties are incorrect or change in response to changes in the IT security market, our results of operations and financial results could differ materially from our plans and forecasts. Although we have experienced rapid growth for the past several years, there is no assurance that such growth will continue. Any success we may experience in the future will depend in large part on our ability to, among other things:

•	maintain and expand our customer base and the ways in which customers use our products and services;

•	expand revenue from existing customers through increased or broader use of our products and services within their organizations;

•	convince customers to allocate a fixed portion of their annual IT budgets to our products and services;

•	improve the performance and capabilities of our platform through research and development;

•
effectively expand our business domestically and internationally, which will require that we rapidly expand our sales force and service professionals and fill key management positions, particularly internationally; and

•	successfully compete with other companies that currently provide, or may in the future provide, solutions like ours that protect against next-generation advanced cyber attacks.

 If we are unable to achieve our key objectives, including the objectives listed above, our business and results of operations will be adversely affected and the fair market value of our common stock could decline.

If we do not effectively expand and train our direct sales force, we may be unable to add new customers or increase sales to our existing customers, and our business will be adversely affected.

We continue to be substantially dependent on our direct sales force to obtain new customers and increase sales with existing customers. There is significant competition for sales personnel with the skills and technical knowledge that we require. Our ability to achieve significant revenue growth will depend, in large part, on our success in recruiting, training and retaining sufficient numbers of sales personnel to support our growth, particularly in international markets. New hires require significant training and may take significant time before they achieve full productivity. Our recent hires and planned hires may not become productive as quickly as we expect, and we may be unable to hire or retain sufficient numbers of qualified individuals in the markets where we do business or plan to do business. In addition, because we continue to grow rapidly, a large percentage of our sales force is new to our company. If we are unable to hire and train a sufficient number of effective sales personnel, or the sales personnel we hire are not successful in obtaining new customers or increasing sales to our existing customer base, our business will be adversely affected.

If we fail to effectively manage our growth, our business, financial condition and results of operations would be harmed.

Our headcount increased from more than 1,600 employees as of December 31, 2013 to over 2,000 employees as of March 31, 2014. We expect our headcount to continue to grow rapidly. In addition, our number of end-customers increased from more than 1,900 to more than 2,000 over the same period. This rapid growth has placed significant demands on our management and our operational and financial infrastructure. To improve our infrastructure, we have recently implemented a new enterprise resource planning system, including revenue recognition and management software, and we plan to implement additional systems. There is no assurance that we will be able to successfully scale improvements to our enterprise resource planning system or other systems and processes in a manner that keeps pace with our growth or that such systems will be effective in preventing or detecting errors, omissions or fraud.

As part of our efforts to improve our internal systems, processes and controls, we have licensed technology from third parties. The support services available for such third-party technology is outside of our control and may be negatively affected by consolidation in the software industry. In addition, if we do not receive adequate support for the software underlying our systems, processes and controls, our ability to provide products and services to our customers in a timely manner may be impaired, which may cause us to lose customers, limit us to smaller deployments of our platform or increase our technical support costs.

To manage this growth effectively, we must continue to improve our operational, financial and management systems and controls by, among other things:

•	effectively attracting, training and integrating a large number of new employees, particularly members of our sales and management teams;

•	further improving our key business applications, processes and IT infrastructure, including our data centers, to support our business needs;

•
enhancing our information and communication systems to ensure that our employees and offices around the world are well coordinated and can effectively communicate with each other and our growing base of channel partners and customers;

•	improving our internal control over financial reporting and disclosure controls and procedures to ensure timely and accurate reporting of our operational and financial results; and

•	appropriately documenting our IT systems and business processes.

These and other improvements in our systems and controls will require significant capital expenditures and the allocation of valuable management and employee resources. If we fail to implement these improvements effectively, our ability to manage our expected growth, ensure uninterrupted operation of key business systems and comply with the rules and regulations applicable to public reporting companies would be impaired, and our business, financial condition and results of operations would be harmed.

Fluctuating economic conditions make it difficult to predict revenue for a particular period, and a shortfall in revenue may harm our operating results.

Our revenue depends significantly on general economic conditions and the demand for products in the IT security market. Economic weakness, customer financial difficulties, and constrained spending on IT security may result in decreased revenue and earnings. Such factors could make it difficult to accurately forecast our sales and operating results and could negatively affect our ability to provide accurate forecasts to our contract manufacturers and manage our contract manufacturer relationships and other expenses. In addition, concerns regarding the impact of the U.S. federal sequestration on the IT budgets of various agencies of the U.S. government, as well as continued budgetary challenges in the United States and Europe and geopolitical turmoil in many parts of the world have and may continue to put pressure on global economic conditions and overall spending on IT security. Currently, most enterprises and governments have not allocated a fixed portion of their budgets to protect against next-generation advanced cyber attacks. If we do not succeed in convincing customers that our platform should be an integral part of their overall approach to IT security and that a fixed portion of their annual IT budgets should be allocated to our platform, general reductions in IT spending by our customers are likely to have a disproportionate impact on our business, results of operations and financial condition. General economic weakness may also lead to longer collection cycles for payments due from our customers, an increase in customer bad debt, restructuring initiatives and associated expenses, and impairment of investments. Furthermore, the continued weakness and uncertainty in worldwide credit markets, including the sovereign debt situation in certain countries in the European Union, may adversely impact the ability of our customers to adequately fund their expected capital expenditures, which could lead to delays or cancellations of planned purchases of our platform.

Uncertainty about future economic conditions also makes it difficult to forecast operating results and to make decisions about future investments. Future or continued economic weakness for us or our customers, failure of our customers and markets to recover from such weakness, customer financial difficulties, and reductions in spending on IT security could have a material adverse effect on demand for our platform and consequently on our business, financial condition and results of operations.

Our results of operations are likely to vary significantly from period to period, which could cause the trading price of our common stock to decline.

Our results of operations have varied significantly from period to period, and we expect that our results of operations will continue to vary as a result of a number of factors, many of which are outside of our control and may be difficult to predict, including:

•	our ability to attract and retain new customers;

•	the budgeting cycles, seasonal buying patterns and purchasing practices of customers;

•	the timing of shipments of our products and length of our sales cycles;

•	changes in customer or reseller requirements or market needs;

•	changes in the growth rate of the IT security market, particularly the market for threat protection solutions like ours that target next-generation advanced cyber attacks;

•
the timing and success of new product and service introductions by us or our competitors or any other change in the competitive landscape of the IT security market, including consolidation among our customers or competitors;

•	the level of awareness of IT security threats, particularly advanced cyber attacks, and the market adoption of our platform;

•	deferral of orders from customers in anticipation of new products or product enhancements announced by us or our competitors;

•	our ability to successfully expand our business domestically and internationally;

•	reductions in customer renewal rates for our subscriptions;

•	decisions by organizations to purchase IT security solutions from larger, more established security vendors or from their primary IT equipment vendors;

•	changes in our pricing policies or those of our competitors;

•	any disruption in, or termination of, our relationship with channel partners;

•	decreases in our customers’ subscription renewal rates;

•	our inability to fulfill our customers’ orders due to supply chain delays or events that impact our manufacturers or their suppliers;

•
insolvency or credit difficulties confronting our customers, affecting their ability to purchase or pay for our products, subscriptions and services, or confronting our key suppliers, particularly our sole source suppliers, which could disrupt our supply chain;

•	the cost and potential outcomes of existing and future litigation;

•	seasonality in our business;

•	general economic conditions, both domestic and in our foreign markets;

•	future accounting pronouncements or changes in our accounting policies or practices;

•	the amount and timing of operating costs and capital expenditures related to the expansion of our business;

•	a change in our mix of products, subscriptions and services; and

•	increases or decreases in our expenses caused by fluctuations in foreign currency exchange rates.

Any of the above factors, individually or in the aggregate, may result in significant fluctuations in our financial and other operating results from period to period. As a result of this variability, our historical results of operations should not be relied upon as an indication of future performance. Moreover, this variability and unpredictability could result in our failure to meet our operating plan or the expectations of investors or analysts for any period. If we fail to meet such expectations for these or other reasons, the market price of our common stock could fall substantially, and we could face costly lawsuits, including securities class action suits.

We have had operating losses each year since our inception, and may not achieve or maintain profitability in the future.

We have incurred operating losses each year since 2004, including net losses of $101.2 million and $27.0 million in the three months ended March 31, 2014 and 2013, respectively. We expect our operating expenses to increase in the future as we expand our sales and marketing efforts and continue to invest in research and development of our technologies. These efforts may be more costly than we expect, and we may not be able to increase our revenue to offset our increased operating expenses. Our revenue growth may slow or our revenue may decline for a number of other reasons, including reduced demand for our platform, increased competition, a decrease in the growth or size of the IT security market, particularly the market for solutions that target the next generation of advanced cyber attacks, or any failure to capitalize on growth opportunities. Any failure to increase our revenue as we grow our business could prevent us from achieving or maintaining profitability. If we are unable to meet these risks and challenges as we encounter them, our business, financial condition and results of operations may suffer.

We expect our revenue growth rate to decline, and as our costs increase, we may not be able to generate sufficient revenue to achieve and maintain profitability over the long term.

From the year ended December 31, 2010 to the year ended December 31, 2013, our revenue grew from $11.8 million to $161.6 million, which represents a compounded annual growth rate of approximately 139%. We expect that, to the extent our revenue increases to higher levels, our revenue growth rate will decline, and we may not be able to generate sufficient revenue to achieve or maintain profitability. We also expect our costs to increase in future periods, which could negatively affect our future operating results if our revenue does not increase. In particular, we expect to continue to expend substantial financial and other resources on:

•	research and development related to our platform, including investments in our research and development team;

•	sales and marketing, including a significant expansion of our sales organization, particularly in international markets;

•	international expansion of our business;

•	expansion of our professional services organization; and

•	general administration expenses, including legal and accounting expenses related to being a public company.

These investments may not result in increased revenue or growth in our business. If we are unable to increase our revenue at a rate sufficient to offset the expected increase in our costs, our business, financial position and results of operations will be harmed, and we may not be able to achieve or maintain profitability over the long term.

Seasonality may cause fluctuations in our revenue.

We believe there are significant seasonal factors that may cause us to record higher revenue in some quarters compared with others. We believe this variability is largely due to our customers’ budgetary and spending patterns, as many customers spend the unused portions of their discretionary budgets prior to the end of their fiscal years. For example, we have historically recorded our highest level of revenue in our fourth quarter, which we believe corresponds to the fourth quarter of a majority of our customers. Similarly, we have historically recorded our second-highest level of revenue in our third quarter, which corresponds to the fourth quarter of U.S. federal agencies and other customers in the U.S. federal government. In addition, our rapid growth rate over the last couple years may have made seasonal fluctuations more difficult to detect. If our rate of growth slows over time, seasonal or cyclical variations in our operations may become more pronounced, and our business, results of operations and financial position may be adversely affected.

We face intense competition and could lose market share to our competitors, which could adversely affect our business, financial condition and results of operations.

The market for security products and services is intensely competitive and characterized by rapid changes in technology, customer requirements, industry standards and frequent new product introductions and improvements. We anticipate continued challenges from current competitors, which in many cases are more established and enjoy greater resources than us, as well as by new entrants into the industry. If we are unable to anticipate or effectively react to these competitive challenges, our competitive position could weaken, and we could experience a decline in our growth rate or revenue that could adversely affect our business and results of operations.

Our competitors and potential competitors include large networking vendors such as Cisco Systems, Inc. and Juniper Networks, Inc. that may emulate or integrate virtual-machine features similar to ours into their own products; large companies such as Intel, IBM, and HP that have acquired large IT security specialist vendors in recent years and have the technical and financial resources and broad customer bases needed to bring competitive solutions to the market; independent IT security vendors such as Sourcefire (which was acquired by Cisco Systems, Inc.) and Palo Alto Networks that offer products that claim to perform similar functions to our platform; small and large companies that offer point solutions that compete with some of the features present in our platform; and other providers of incident response services. Other IT providers offer, and may continue to introduce, security features that compete with our platform, either in stand-alone security products or as additional features in their network infrastructure products. Many of our existing competitors have, and some of our potential competitors could have, substantial competitive advantages such as:

•	greater name recognition, longer operating histories and larger customer bases;

•	larger sales and marketing budgets and resources;

•	broader distribution and established relationships with channel and distribution partners and customers;

•	greater customer support resources;

•	greater resources to make acquisitions;

•	lower labor and research and development costs;

•	larger and more mature intellectual property portfolios; and

•	substantially greater financial, technical and other resources.

In addition, some of our larger competitors have substantially broader product offerings and may be able to leverage their relationships with distribution partners and customers based on other products or incorporate functionality into existing products to gain business in a manner that discourages users from purchasing our products, subscriptions and services, including by selling at zero or negative margins, product bundling or offering closed technology platforms. Potential customers may also prefer to purchase from their existing suppliers rather than a new supplier regardless of product performance or features. As a result, even if the features of our platform are superior, customers may not purchase our products. In addition, new innovative start-up companies, and larger companies that are making significant investments in research and development, may invent similar or superior products and technologies that compete with our platform. Our current and potential competitors may also establish cooperative relationships among themselves or with third parties that may further enhance their resources. If we are unable to compete successfully, or if competing successfully requires us to take costly actions in response to the actions of our competitors, our business, financial condition and results of operations could be adversely affected.

Our sales cycles can be long and unpredictable, and our sales efforts require considerable time and expense. As a result, our sales and revenue are difficult to predict and may vary substantially from period to period, which may cause our results of operations to fluctuate significantly.

Our results of operations may fluctuate, in part, because of the resource intensive nature of our sales efforts, the length and variability of our sales cycle and the short-term difficulty in adjusting our operating expenses. Our results of operations depend in part on sales to large organizations. The length of our sales cycle, from proof of concept to delivery of and payment for our platform, is typically three to nine months but can be more than a year. To the extent our competitors develop products that our prospective customers view as equivalent to ours, our average sales cycle may increase. Because the length of time required to close a sale varies substantially from customer to customer, it is difficult to predict exactly when, or even if, we will make a sale with a potential customer. As a result, large individual sales have, in some cases, occurred in quarters subsequent to those we anticipated, or have not occurred at all. The loss or delay of one or more large transactions in a quarter could impact our results of operations for that quarter and any future quarters for which revenue from that transaction is delayed. As a result of these factors, it is difficult for us to forecast our revenue accurately in any quarter. Because a substantial portion of our expenses are relatively fixed in the short term, our results of operations will suffer if our revenue falls below our or analysts’ expectations in a particular quarter, which could cause the price of our common stock to decline.

Reliance on shipments at the end of each quarter could cause our revenue for the applicable period to fall below expected levels.

As a result of customer buying patterns and the efforts of our sales force and channel partners to meet or exceed their sales objectives, we have historically received a substantial portion of sales orders and generated a substantial portion of revenue during the last few weeks of each quarter. A significant interruption in our IT systems, which manage critical functions such as order processing, revenue recognition, financial forecasts, inventory and supply chain management, and trade compliance reviews, could result in delayed order fulfillment and decreased revenue for that quarter. If expected revenue at the end of any quarter is delayed for any reason, including the failure of anticipated purchase orders to materialize, our logistics or channel partners’ inability to ship products prior to quarter-end to fulfill purchase orders received near the end of the quarter, our failure to manage inventory to meet demand, our inability to release new products on schedule, any failure of our systems related to order review and processing, or any delays in shipments based on trade compliance requirements, our revenue for that quarter could fall below our expectations and the estimates of market analysts, which could adversely impact our business and results of operations and cause a decline in the trading price of our common stock.

If we do not accurately anticipate and respond promptly to changes in our customers’ technologies, business plans or security needs, our competitive position and prospects could be harmed.

Many of our customers operate in markets characterized by rapidly changing technologies and business plans, which require them to add numerous network access points and adapt to increasingly complex IT networks, incorporating a variety of hardware, software applications, operating systems and networking protocols. As their technologies and business plans grow more complex, we expect these customers to face new and increasingly sophisticated methods of attack. We face significant challenges in ensuring that our platform effectively identifies and responds to these advanced and evolving attacks without disrupting our customers’ network performance. As a result of the continued rapid innovations in the technology industry, including the rapid growth of smart phones, tablets and other devices and the trend of “bring your own device” in enterprises, we expect the networks of our customers to continue to change rapidly and become more complex.

We have identified a number of new products and enhancements to our platform that we believe are important to our continued success in the IT security market. For example, in September 2013, we announced the introduction of our latest Web Threat Prevention appliance, the NX 10000, and in December 2013, we released our new SaaS-based Mobile Threat Prevention solution and our solution for small and midsize businesses. There can be no assurance that we will be successful in developing and marketing, on a timely basis, such new products or enhancements or that our new products or enhancements will adequately address the changing needs of the marketplace. In addition, some of our new products and enhancements may require us to develop new hardware architectures that involve complex, expensive and time-consuming research and development processes. Although the market expects rapid introduction of new products and enhancements to respond to new threats, the development of these products and enhancements is difficult and the timetable for commercial release and availability is uncertain, as there can be significant time lags between initial beta releases and the commercial availability of new products and enhancements. We may experience unanticipated delays in the availability of new products and enhancements to our platform and fail to meet customer expectations with respect to the timing of such availability.

If we do not quickly respond to the rapidly changing and rigorous needs of our customers by developing, releasing and making available on a timely basis new products and enhancements to our platform that can adequately respond to advanced threats and our customers’ needs, our competitive position and business prospects will be harmed. Furthermore, from time to time, we or our competitors may announce new products with capabilities or technologies that could have the potential to replace or shorten the life cycles of our existing products. There can be no assurance that announcements of new products will not cause customers to defer purchasing our existing products.

Additionally, the process of developing new technology is expensive, complex and uncertain. The success of new products and enhancements depends on several factors, including appropriate component costs, timely completion and introduction, differentiation of new products and enhancements from those of our competitors, and market acceptance. To maintain our competitive position, we must continue to commit significant resources to developing new products or enhancements to our platform before knowing whether these investments will be cost-effective or achieve the intended results. There can be no assurance that we will successfully identify new product opportunities, develop and bring new products or enhancements to market in a timely manner, or achieve market acceptance of our platform, or that products and technologies developed by others will not render our platform obsolete or noncompetitive. If we expend significant resources on researching and developing products or enhancements to our platform and such products or enhancements are not successful, our business, financial position and results of operations may be adversely affected.

Disruptions or other business interruptions that affect the availability of our Dynamic Threat Intelligence, or DTI, cloud could adversely impact our customer relationships as well as our overall business.

When a customer purchases one or more of our threat prevention appliances, it must also purchase a subscription to our DTI cloud for a term of either one or three years. Our DTI cloud enables global sharing of threat intelligence uploaded by any of our customers’ cloud-connected FireEye appliances. Our data center and networks may experience technical failures and downtime, may fail to distribute appropriate updates, or may fail to meet the increased requirements of a growing customer base, any of which could temporarily or permanently expose our customers’ networks, leaving their networks unprotected against the latest security threats.

Our customers depend on the continuous availability of our DTI cloud. Our DTI cloud is vulnerable to damage or interruption from a variety of sources, including damage or interruption caused by fire, earthquake, power loss, telecommunications or computer systems failure, cyber attack, human error, terrorist acts and war. There may also be system or network interruptions if new or upgraded systems are defective or not installed properly. Moreover, interruptions in our subscription updates could result in a failure of our DTI cloud to effectively update customers’ hardware products and thereby leave our customers more vulnerable to attacks. Interruptions or failures in our service delivery could cause customers to terminate their subscriptions with us, could adversely affect our renewal rates, and could harm our ability to attract new customers. Our business would also be harmed if our customers believe that our DTI cloud is unreliable.

If we are unable to sell additional products, subscriptions and services, as well as renewals of our subscriptions and services, to our customers, our future revenue and operating results will be harmed.

Our future success depends, in part, on our ability to expand the deployment of our platform with existing customers by selling them additional products, subscriptions and services. This may require increasingly sophisticated and costly sales efforts and may not result in additional sales. In addition, the rate at which our customers purchase additional products, subscriptions and services depends on a number of factors, including the perceived need for additional IT security as well as general economic conditions. If our efforts to sell additional products, subscriptions and services to our customers are not successful, our business may suffer.

Further, existing customers that purchase our platform have no contractual obligation to renew their subscriptions and support and maintenance services after the initial contract period, and given our limited operating history, we may not be able to accurately predict our renewal rates. Our customers’ renewal rates may decline or fluctuate as a result of a number of factors, including the level of their satisfaction with our platform, our customer support, customer budgets and the pricing of our platform compared with the products and services offered by our competitors. If our customers renew their subscriptions, they may renew for shorter contract lengths or on other terms that are less economically beneficial to us. We cannot assure you that our customers will renew their subscriptions, and if our customers do not renew their subscriptions or renew on less favorable terms, our revenue may grow more slowly than expected, if at all.

We also depend on our installed customer base for future support and maintenance revenue. We offer our support and maintenance agreements for terms that generally range between one and five years. If customers choose not to renew their support and maintenance agreements or seek to renegotiate the terms of their support and maintenance agreements prior to renewing such agreements, our revenue may decline.

If we are unable to increase sales of our platform to large organizations while mitigating the risks associated with serving such customers, our business, financial position and results of operations may suffer.

Our growth strategy is dependent, in part, upon increasing sales of our platform to large enterprises and governments. Sales to large customers involve risks that may not be present (or that are present to a lesser extent) with sales to smaller entities. These risks include:

•	increased purchasing power and leverage held by large customers in negotiating contractual arrangements with us;

•
more stringent or costly requirements imposed upon us in our support service contracts with such customers, including stricter support response times and penalties for any failure to meet support requirements;

•	more complicated implementation processes;

•
longer sales cycles and the associated risk that substantial time and resources may be spent on a potential customer that ultimately elects not to purchase our platform or purchases less than we hoped;

•	closer relationships with, and dependence upon, large technology companies who offer competitive products; and

•	more pressure for discounts and write-offs.

In addition, because security breaches with respect to larger, high-profile enterprises are likely to be heavily publicized, there is increased reputational risk associated with serving such customers. If we are unable to increase sales of our platform to large enterprise and government customers while mitigating the risks associated with serving such customers, our business, financial position and results of operations may suffer.

Our current research and development efforts may not produce successful products or enhancements to our platform that result in significant revenue, cost savings or other benefits in the near future, if at all.

We must continue to dedicate significant financial and other resources to our research and development efforts if we are to maintain our competitive position. However, developing products and enhancements to our platform is expensive and time consuming, and there is no assurance that such activities will result in significant new marketable products or enhancements to our platform, design improvements, cost savings, revenue or other expected benefits. If we spend significant resources on research and development and are unable to generate an adequate return on our investment, our business and results of operations may be materially and adversely affected.

Real or perceived defects, errors or vulnerabilities in our platform or the failure of our platform to block malware or prevent a security breach could harm our reputation and adversely impact our business, financial position and results of operations.

Because our platform is complex, it has contained and may contain design or manufacturing defects or errors that are not detected until after its deployment by our customers. For example, in the past, we expended time and resources addressing certain manufacturing defects that negatively impacted the ability of certain appliances used in our platform to withstand normal transit. Defects in the functionality of our platform may result in vulnerability to security attacks, cause it to fail to secure networks or temporarily interrupt the networking traffic of our customers. In addition, because the techniques used by computer hackers to access or sabotage networks change frequently and generally are not recognized until launched against a target, there is a risk that an advanced attack could emerge that our platform is unable to detect or prevent. Moreover, as our platform is adopted by an increasing number of enterprises and governments, it is possible that the individuals and organizations behind advanced malware attacks will begin to focus on finding ways to defeat our platform. If this happens, our networks, products, subscriptions and services could be targeted by attacks specifically designed to disrupt our business and undermine the perception that our platform is capable of providing superior IT security, which, in turn, could have a serious impact on our reputation as a provider of virtual machine-based security solutions.

If any of our customers becomes infected with malware after adopting our platform, even if our platform has blocked the theft of any of such customer’s data, such customer could nevertheless be disappointed with our platform. Furthermore, if any enterprises or governments that are publicly known to use our platform are the subject of an advanced cyber attack that becomes publicized, our other current or potential customers may look to our competitors for alternatives to our platform. Real or perceived security breaches of our customers’ networks could cause disruption or damage to their networks or other negative consequences and could result in negative publicity to us, damage to our reputation, declining sales, increased expenses and customer relations issues.

Furthermore, our platform may fail to detect or prevent malware, viruses, worms or similar threats for any number of reasons, including our failure to enhance and expand our platform to reflect industry trends, new technologies and new operating environments, the complexity of the environment of our clients and the sophistication of malware, viruses and other threats. To the extent potential customers or industry analysts believe that the occurrence of such a failure is a flaw or indicates that our products do not provide significant value, our reputation and business could be harmed. Failure to keep pace with technological changes in the IT security industry and changes in the threat landscape could adversely affect our ability to protect against security breaches and could cause us to lose customers.

Any real or perceived defects, errors or vulnerabilities in our platform, or any other failure of our platform to detect an advanced threat, could result in:

•	a loss of existing or potential customers or channel partners;

•	delayed or lost revenue;

•	a delay in attaining, or the failure to attain, market acceptance;

•
the expenditure of significant financial and product development resources in efforts to analyze, correct, eliminate, or work around errors or defects, to address and eliminate vulnerabilities, or to identify and ramp up production with alternative third-party manufacturers;

•	an increase in warranty claims, or an increase in the cost of servicing warranty claims, either of which would adversely affect our gross margins;

•	harm to our reputation or brand; and

•	litigation, regulatory inquiries, or investigations that may be costly and further harm our reputation.

We may be unable to protect our intellectual property adequately, which could harm our business, financial condition and results of operations.

We believe that our intellectual property is an essential asset of our business. We rely on a combination of patent, copyright, trademark and trade secret laws, as well as confidentiality procedures and contractual provisions, to establish and protect our intellectual property rights in the United States and abroad. The efforts we have taken to protect our intellectual property may not be sufficient or effective, and our trademarks, copyrights and patents may be held invalid or unenforceable. Any U.S. or other patents issued to us may not be sufficiently broad to protect our proprietary technologies, and given the costs of obtaining patent protection, we may choose not to seek patent protection for certain of our proprietary technologies. We may not be effective in policing unauthorized use of our intellectual property, and even if we do detect violations, litigation may be necessary to enforce our intellectual property rights. Any enforcement efforts we undertake, including litigation, could be time-consuming and expensive, could divert management’s attention and may result in a court determining that our intellectual property rights are unenforceable. If we are not successful in cost-effectively protecting our intellectual property rights, our business, financial condition and results of operations could be harmed.

Claims by others that we infringe their proprietary technology or other rights could harm our business.

Technology companies frequently enter into litigation based on allegations of patent infringement or other violations of intellectual property rights. In addition, patent holding companies seek to monetize patents they have purchased or otherwise obtained. As we face increasing competition and gain an increasingly higher profile, the possibility of intellectual property rights claims against us grows. From time to time, third parties have asserted, and we expect that third parties will continue to assert, claims of infringement of intellectual property rights against us. For example, we are currently a party to suits by both a practicing and non-practicing entity alleging, among other things, patent infringement, each of which are in the early stages of litigation. Third parties may in the future also assert claims against our customers or channel partners, whom our standard license and other agreements obligate us to indemnify against claims that our products infringe the intellectual property rights of third parties. While we intend to increase the size of our patent portfolio, many of our competitors and others may now and in the future have significantly larger and more mature patent portfolios than we have. In addition, future litigation may involve patent holding companies or other patent owners who have no relevant product offerings or revenue and against whom our own patents may therefore provide little or no deterrence or protection. Any claim of intellectual property infringement by a third party, even a claim without merit, could cause us to incur substantial costs defending against such claim, could distract our management from our business and could require us to cease use of such intellectual property. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by the discovery process.

Although third parties may offer a license to their technology or other intellectual property, the terms of any offered license may not be acceptable, and the failure to obtain a license or the costs associated with any license could cause our business, financial condition and results of operations to be materially and adversely affected. In addition, some licenses may be non-exclusive, and therefore our competitors may have access to the same technology licensed to us. If a third party does not offer us a license to its technology or other intellectual property on reasonable terms, or at all, we could be enjoined from continued use of such intellectual property. As a result, we may be required to develop alternative, non-infringing technology, which could require significant time (during which we could be unable to continue to offer our affected products, subscriptions or services), effort, and expense and may ultimately not be successful. Furthermore, a successful claimant could secure a judgment or we may agree to a settlement that prevents us from distributing certain products, providing certain subscriptions or performing certain services or that requires us to pay substantial damages, royalties or other fees. Any of these events could harm our business, financial condition and results of operations.

We incorporate technology from third parties into our products, and our inability to obtain or maintain rights to the technology could harm our business.

We incorporate technology from third parties into our products. We cannot be certain that our suppliers and licensors are not infringing the intellectual property rights of third parties or that the suppliers and licensors have sufficient rights to the technology in all jurisdictions in which we may sell our products. Some of our agreements with our suppliers and licensors may be terminated for convenience by them. If we are unable to obtain or maintain rights to any of this technology because of intellectual property infringement claims brought by third parties against our suppliers and licensors or against us, or if we are unable to continue to obtain such technology or enter into new agreements on commercially reasonable terms, our ability to develop and sell products, subscriptions and services containing such technology could be severely limited, and our business could be harmed. Additionally, if we are unable to obtain necessary technology from third parties, including certain sole suppliers, we may be forced to acquire or develop alternative technology, which may require significant time, cost and effort and may be of lower quality or performance standards. This would limit and delay our ability to offer new or competitive products and increase our costs of production. If alternative technology cannot be obtained or developed, we may not be able to offer certain functionality as part of our products, subscriptions and services. As a result, our margins, market share and results of operations could be significantly harmed.

Our products and subscriptions contain third-party open source software components, and failure to comply with the terms of the underlying open source software licenses could restrict our ability to sell our products and subscriptions.

Our products and subscriptions contain software modules licensed to us by third-party authors under “open source” licenses. The use and distribution of open source software may entail greater risks than the use of third-party commercial software, as open source licensors generally do not provide warranties or other contractual protections regarding infringement claims or the quality of the code. Some open source licenses contain requirements that we make available source code for modifications or derivative works we create based upon the type of open source software we use. If we combine our proprietary software with open source software in a certain manner, we could, under certain open source licenses, be required to release the source code of our proprietary software to the public. This would allow our competitors to create similar products with lower development effort and time and ultimately could result in a loss of sales for us.

Although we monitor our use of open source software to avoid subjecting our products and subscriptions to conditions, the terms of many open source licenses have not been interpreted by U.S. courts, and there is a risk that these licenses could be construed in ways that could impose unanticipated conditions or restrictions on our ability to commercialize products and subscriptions incorporating such software. Moreover, we cannot assure you that our processes for controlling our use of open source software in our products and subscriptions will be effective. From time to time, we may face claims from third parties asserting ownership of, or demanding release of, the open source software or derivative works that we developed using such software (which could include our proprietary source code), or otherwise seeking to enforce the terms of the applicable open source license. These claims could result in litigation. If we are held to have breached the terms of an open source software license, we could be required to seek licenses from third parties to continue offering our products on terms that are not economically feasible, to re-engineer our products, to discontinue the sale of our products if re-engineering could not be accomplished on a timely or cost-effective basis, or to make generally available, in source code form, our proprietary code, any of which could adversely affect our business, results of operations and financial condition.

We rely on our management team and other key employees and will need additional personnel to grow our business, and the loss of one or more key employees or our inability to attract and retain qualified personnel could harm our business.

Our future success is substantially dependent on our ability to attract, retain and motivate the members of our management team and other key employees throughout our organization, including key employees obtained through our recent acquisition of Mandiant. Competition for highly skilled personnel is intense, especially in the San Francisco Bay Area and the Washington D.C. Area, where we have a substantial presence and need for highly skilled personnel. We may not be successful in attracting qualified personnel to fulfill our current or future needs. Our competitors may be successful in recruiting and hiring members of our management team or other key employees, and it may be difficult for us to find suitable replacements on a timely basis, on competitive terms, or at all. Also, to the extent we hire employees from mature public companies with significant financial resources, we may be subject to allegations that such employees have been improperly solicited, or that they have divulged proprietary or other confidential information or that their former employers own such employees’ inventions or other work product.

In addition, we believe that it is important to establish and maintain a corporate culture that facilitates the maintenance and transfer of institutional knowledge within our organization and also fosters innovation, teamwork, a passion for customers and a focus on execution. Our Chief Executive Officer, our Chief Operating Officer and certain other key members of our management and finance teams have only been working together for a relatively short period of time. If we are not successful in integrating these key employees into our organization, such failure could delay or hinder our product development efforts and the achievement of our strategic objectives, which could adversely affect our business, financial condition and results of operations.

Our employees, including our executive officers, work for us on an “at-will” basis, which means they may terminate their employment with us at any time. We do not maintain key person life insurance policies on any of our key employees. If one or more of our key employees resigns or otherwise ceases to provide us with their service, our business could be harmed.

If we are unable to maintain successful relationships with our channel partners and technology alliance partners, or if our channel partners or technology alliance partners fail to perform, our ability to market, sell and distribute our platform will be limited, and our business, financial position and results of operations will be harmed.

In addition to our direct sales force, we rely on our indirect channel partners to sell and support our platform. We derive a substantial portion of our revenue from sales of our products through our indirect channel, and we expect that sales through channel partners will continue to be a significant percentage of our revenue. We also partner with our technology alliance partners to design go-to-market strategies that combine our platform with products or services provided by our technology alliance partners.

Our agreements with our channel partners and our technology alliance partners are generally non-exclusive, meaning our partners may offer customers products from several different companies, including products that compete with ours. If our channel partners do not effectively market and sell our platform, choose to use greater efforts to market and sell their own products or those of our competitors, or fail to meet the needs of our customers, our ability to grow our business and sell our platform may be adversely affected. Our channel partners and technology alliance partners may cease marketing our platform with limited or no notice and with little or no penalty, and new channel partners require extensive training and may take several months or more to achieve productivity. The loss of a substantial number of our channel partners, our possible inability to replace them, or the failure to recruit additional channel partners could materially and adversely affect our results of operations. In addition, sales by channel partners are more likely than direct sales to involve collectability concerns, particularly in developing markets. Our channel partner structure could also subject us to lawsuits or reputational harm if, for example, a channel partner misrepresents the functionality of our platform to customers or violates applicable laws or our corporate policies.

Our ability to achieve revenue growth in the future will depend in part on our success in maintaining successful relationships with our channel partners, and in training our channel partners to independently sell and deploy our platform. If we are unable to maintain our relationships with these channel partners or otherwise develop and expand our indirect sales channel, or if our channel partners fail to perform, our business, financial position and results of operations could be adversely affected.

Because we depend on a limited number of manufacturers to build the appliances used in our platform, we are susceptible to manufacturing delays and pricing fluctuations that could prevent us from shipping customer orders on time, or on a cost-effective basis, which may result in the loss of sales and customers.

We depend on a limited number of third-party manufacturers, primarily Flextronics Telecom Systems, Ltd., as sole source manufacturers for our appliances used in our platform. Our reliance on a limited number of third-party manufacturers reduces our control over the manufacturing process and exposes us to risks, including reduced control over quality assurance, product costs, and product supply and timing. Any manufacturing disruption by these third-party manufacturers could severely impair our ability to fulfill orders on time. If we are unable to manage our relationships with these third-party manufacturers effectively, or if these manufacturers suffer delays or disruptions for any reason, experience increased manufacturing lead-times, capacity constraints or quality control problems in their manufacturing operations, or fail to meet our future requirements for timely delivery, our ability to ship products to our customers would be severely impaired, and our business and results of operations would be harmed.

In addition, we may be deemed to manufacture or contract to manufacture products that contain certain minerals that have been designated as “conflict minerals” under the Dodd-Frank Wall Street Reform and Consumer Protection Act. As a result, in future periods, we may be required to diligence the origin of such minerals and disclose and report whether or not such minerals originated in the Democratic Republic of the Congo or adjoining countries. The implementation of these new requirements could adversely affect the sourcing, availability, and pricing of minerals used in the manufacture of our products. In addition, we may incur additional costs to comply with the disclosure requirements, including costs related to determining the source of any of the relevant minerals and metals used in our products.

Our third-party manufacturers typically fulfill our supply requirements on the basis of individual orders. We are subject to a risk of supply shortages and changes in pricing terms because we do not have long-term contracts with our third-party manufacturers that guarantee capacity, the continuation of particular pricing terms or the extension of credit limits. Our contract with our primary manufacturer permits it to terminate such contract at its convenience, subject to prior notice requirements. Any production interruptions for any reason, such as a natural disaster, epidemic, capacity shortages, or quality problems at one of our manufacturing partners would negatively affect sales of our products and adversely impact our business and results of operations.

We rely on revenue from subscriptions and service contracts, and because we recognize revenue from subscriptions and service contracts over the term of the relevant subscription or service period, downturns or upturns in sales are not immediately reflected in full in our results of operations.

Subscription and services revenue accounts for a significant portion of our total revenue, comprising 67% and 47% for the three months ended March 31, 2014 and 2013, respectively. Sales of new or renewal subscription and service contracts may decline or fluctuate as a result of a number of factors, including customers’ level of satisfaction with our products and subscriptions, the prices of our products and subscriptions, the prices of products and subscriptions offered by our competitors or reductions in our customers’ spending levels. If our sales of new or renewal subscription and service contracts decline, our revenue and revenue growth may decline and adversely affect our business. In addition, we recognize subscription and service revenue ratably over the term of the relevant service period, which is generally between one to five years. As a result, much of the subscription and service revenue we report each quarter is derived from subscription and service contracts that we sold in prior quarters. Consequently, a decline in new or renewed subscription or service contracts in any one quarter will not be fully reflected in revenue in that quarter but will negatively affect our revenue in future quarters. Accordingly, the effect of significant downturns in new or renewed sales of our subscriptions or services is not reflected in full in our results of operations until future periods. Also, it is difficult for us to rapidly increase our subscription revenue through additional sales in any period, as revenue from new and renewal subscription contracts must be recognized ratably over the applicable service period. Furthermore, any increases in the average term of subscriptions contracts would result in revenue for those subscription contracts being recognized over longer periods of time.

U.S. federal, state and local government sales are subject to a number of challenges and risks that may adversely impact our business.

Sales to U.S. federal, state, and local governmental agencies have in the past accounted for, and may in the future account for, a significant portion of our revenue. Sales to such government entities are subject to the following risks:

•
selling to governmental agencies can be highly competitive, expensive and time consuming, often requiring significant upfront time and expense without any assurance that such efforts will generate a sale;

•
government certification requirements applicable to our products may change and, in doing so, restrict our ability to sell into the U.S. federal government sector until we have attained the revised certification;

•
government demand and payment for our products and services may be impacted by public sector budgetary cycles and funding authorizations, with funding reductions or delays adversely affecting public sector demand for our products and services;

•
we sell our platform to governmental agencies through our indirect channel partners, and these agencies may have statutory, contractual or other legal rights to terminate contracts with our distributors and resellers for convenience or due to a default, and any such termination may adversely impact our future results of operations;

•
governments routinely investigate and audit government contractors’ administrative processes, and any unfavorable audit could result in the government refusing to continue buying our platform, which would adversely impact our revenue and results of operations, or institute fines or civil or criminal liability if the audit uncovers improper or illegal activities; and

•
governments may require certain products to be manufactured in the United States and other relatively high-cost manufacturing locations, and we may not manufacture all products in locations that meet these requirements, affecting our ability to sell these products to governmental agencies.

Our ability to maintain customer satisfaction depends in part on the quality of our professional service organization and technical and other support services, including the quality of the support provided on our behalf by certain channel partners. Failure to maintain high-quality customer support could have a material adverse effect on our business, financial condition and results of operations.

Once our platform is deployed within our customers’ networks, our customers depend on our technical and other support services, as well as the support of our channel partners, to resolve any issues relating to the implementation and maintenance of our platform. If we or our channel partners do not effectively assist our customers in deploying our platform, succeed in helping our customers quickly resolve post-deployment issues, or provide effective ongoing support, our ability to sell additional products, subscriptions or services as part of our platform to existing customers would be adversely affected and our reputation with potential customers could be damaged. Many larger organizations have more complex networks and require higher levels of support than smaller customers. If we fail to meet the requirements of our larger customers, it may be more difficult to execute on our strategy of upselling and cross selling with these customers. Additionally, if our channel partners do not effectively provide support to the satisfaction of our customers, we may be required to provide this level of support to those customers, which would require us to hire additional personnel and to invest in additional resources. We are also in the process of expanding our professional services organization. It can take significant time and resources to recruit, hire, and train qualified technical support and professional services employees. We may not be able to hire such resources fast enough to keep up with demand, particularly when the sales of our platform exceed our internal forecasts. To the extent that we or our channel partners are unsuccessful in hiring, training, and retaining adequate support resources, our ability and the ability of our channel partners to provide adequate and timely support to our customers will be negatively impacted, and our customers’ satisfaction with our platform will be adversely affected. Additionally, to the extent that we need to rely on our sales engineers to provide post-sales support while we are ramping our professional services organization, our sales productivity will be negatively impacted, which would harm our results of operations.

The sales prices of our products, subscriptions and services may decrease, which may reduce our gross profits and adversely impact our financial results.

The sales prices for our products, subscriptions and services may decline for a variety of reasons, including competitive pricing pressures, discounts, a change in our mix of products and subscriptions, anticipation of the introduction of new products or subscriptions, or promotional programs. Competition continues to increase in the market segments in which we participate, and we expect competition to further increase in the future, thereby leading to increased pricing pressures. Larger competitors with more diverse product and service offerings may reduce the price of products or subscriptions that compete with ours or may bundle them with other products and subscriptions. Additionally, although we price our products and subscriptions worldwide in U.S. dollars, currency fluctuations in certain countries and regions may negatively impact actual prices that partners and customers are willing to pay in those countries and regions. Furthermore, we anticipate that the sales prices and gross profits for our products will decrease over product life cycles. We cannot assure you that we will be successful in developing and introducing new offerings with enhanced functionality on a timely basis, or that our new product and subscription offerings, if introduced, will enable us to maintain our prices and gross profits at levels that will allow us to maintain positive gross margins and achieve profitability.

Managing the supply of our products and their components is complex. Insufficient supply and inventory may result in lost sales opportunities or delayed revenue, while excess inventory may harm our gross margins.

Our third-party manufacturers procure components and build our products based on our forecasts, and we generally do not hold inventory for a prolonged period of time. These forecasts are based on estimates of future demand for our products, which are in turn based on historical trends and analyses from our sales and marketing organizations, adjusted for overall market conditions. In order to reduce manufacturing lead times and plan for adequate component supply, from time to time we may issue forecasts for components and products that are non-cancelable and non-returnable.

Our inventory management systems and related supply chain visibility tools may be inadequate to enable us to make accurate forecasts and effectively manage the supply of our products and product components. Supply management remains an area of increasing focus as we balance the need to maintain supply levels that are sufficient to ensure competitive lead times against the risk of obsolescence because of rapidly changing technology and customer requirements. If we ultimately determine that we have excess supply, we may have to reduce our prices and write-down inventory, which in turn could result in lower gross margins. Alternatively, insufficient supply levels may lead to shortages that result in delayed revenue or loss of sales opportunities altogether as potential customers turn to competitors’ products that may be readily available. Additionally, any increases in the time required to manufacture or ship our products could result in supply shortfalls. If we are unable to effectively manage our supply and inventory, our results of operations could be adversely affected.

Because some of the key components in our products come from limited sources of supply, we are susceptible to supply shortages or supply changes, which could disrupt or delay our scheduled product deliveries to our customers and may result in the loss of sales and customers.

Our platform relies on key components, including a motherboard and chassis, which our third-party manufacturers purchase on our behalf from a sole source provider. The manufacturing operations of some of our component suppliers are geographically concentrated in Asia, which makes our supply chain vulnerable to regional disruptions. A localized health risk affecting employees at these facilities, such as the spread of a pandemic influenza, could impair the total volume of components that we are able to obtain, which could result in substantial harm to our results of operations. Similarly, a fire, flood, earthquake, tsunami or other disaster, condition or event such as political instability, civil unrest or a power outage that adversely affects any of these component suppliers’ facilities could significantly affect our ability to obtain the components needed for our products, which could result in a substantial loss of sales and revenue and a substantial harm to our results of operations.

We do not have volume purchase contracts with any of our component suppliers, and they could cease selling to us at any time. In addition, our component suppliers change their selling prices frequently in response to market trends, including industry-wide increases in demand, and because we do not have contracts with these suppliers, we are susceptible to price fluctuations related to raw materials and components. If we are unable to pass component price increases along to our customers or maintain stable pricing, our gross margins and results of operations could be negatively impacted. If we are unable to obtain a sufficient quantity of these components in a timely manner for any reason, sales of our products could be delayed or halted or we could be forced to expedite shipment of such components or our products at dramatically increased costs, which would negatively impact our revenue and gross margins. Additionally, poor quality in any of the sole-sourced components in our products could result in lost sales or lost sales opportunities. If the quality of the components does not meet our or our customers’ requirements, if we are unable to obtain components from our existing suppliers on commercially reasonable terms, or if any of our sole source providers cease to remain in business or continue to manufacture such components, we could be forced to redesign our products and qualify new components from alternate suppliers. The resulting stoppage or delay in selling our products and the expense of redesigning our products could result in lost sales opportunities and damage to customer relationships, which would adversely affect our business and results of operations.

Our failure to adequately protect personal information could have a material adverse effect on our business.

A wide variety of provincial, state, national, and international laws and regulations apply to the collection, use, retention, protection, disclosure, transfer and other processing of personal data. These data protection and privacy-related laws and regulations are evolving and may result in ever-increasing regulatory and public scrutiny and escalating levels of enforcement and sanctions. Our failure to comply with applicable laws and regulations, or to protect such data, could result in enforcement action against us, including fines, imprisonment of company officials and public censure, claims for damages by customers and other affected individuals, damage to our reputation and loss of goodwill (both in relation to existing customers and prospective customers), any of which could have a material adverse effect on our operations, financial performance and business. Evolving and changing definitions of personal data and personal information within the European Union, the United States, and elsewhere, especially relating to classification of IP addresses, machine identification, location data and other information, may limit or inhibit our ability to operate or expand our business, including limiting technology alliance partners that may involve the sharing of data. Even the perception of privacy concerns, whether or not valid, may harm our reputation and inhibit adoption of our products by current and future customers.

If the general level of advanced cyber attacks declines, or is perceived by our current or potential customers to have declined, our business could be harmed.

Our business is substantially dependent on enterprises and governments recognizing that advanced cyber attacks are pervasive and are not effectively prevented by legacy security solutions. High visibility attacks on prominent enterprises and governments have increased market awareness of the problem of advanced cyber attacks and help to provide an impetus for enterprises and governments to devote resources to protecting against advanced cyber attacks, such as testing our platform, purchasing it, and broadly deploying it within their organizations. If advanced cyber attacks were to decline, or enterprises or governments perceived that the general level of advanced cyber attacks have declined, our ability to attract new customers and expand our offerings within existing customers could be materially and adversely affected. A reduction in the threat landscape could increase our sales cycles and harm our business, results of operations and financial condition.

Our technology alliance partnerships expose us to a range of business risks and uncertainties that could have a material adverse impact on our business and financial results.

We have entered, and intend to continue to enter, into technology alliance partnerships with third parties to support our future growth plans. Such relationships include technology licensing, joint technology development and integration, research cooperation, co-marketing activities and sell-through arrangements. We face a number of risks relating to our technology alliance partnerships that could prevent us from realizing the desired benefits from such partnerships on a timely basis or at all, which, in turn, could have a negative impact on our business and financial results.

Technology alliance partnerships require significant coordination between the parties involved, particularly if a partner requires that we integrate its products with our products. This could involve a significant commitment of time and resources by our technical staff and their counterparts within our technology alliance partner. The integration of products from different companies may be more difficult than we anticipate, and the risk of integration difficulties, incompatible products and undetected programming errors or defects may be higher than the risks normally associated with the introduction of new products. It may also be more difficult to market and sell products developed through technology alliance partnerships than it would be to market and sell products that we develop on our own. Sales and marketing personnel may require special training, as the new products may be more complex than our other products.

We invest significant time, money and resources to establish and maintain relationships with our technology alliance partners, but we have no assurance that any particular relationship will continue for any specific period of time. Generally, our agreements with these technology alliance partners are terminable without cause with no or minimal notice or penalties. If we lose a significant technology alliance partner, we could lose the benefit of our investment of time, money and resources in the relationship. In addition, we could be required to incur significant expenses to develop a new strategic alliance or to determine and implement an alternative plan to pursue the opportunity that we targeted with the former partner.

If our estimates or judgments relating to our critical accounting policies are based on assumptions that change or prove to be incorrect, our results of operations could fall below the expectations of securities analysts and investors, resulting in a decline in our stock price.

The preparation of financial statements in conformity with generally accepted accounting principles, or GAAP, requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, as provided in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the results of which form the basis for making judgments about the carrying values of assets, liabilities, equity, revenue and expenses that are not readily apparent from other sources. Our results of operations may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our results of operations to fall below the expectations of securities analysts and investors, resulting in a decline in our stock price. Significant assumptions and estimates used in preparing our consolidated financial statements include those related to assets, liabilities, revenue, expenses and related disclosures.

We are exposed to the credit risk of some of our distributors and resellers and to credit exposure in weakened markets, which could result in material losses.

Most of our sales are on an open credit basis. Although we have programs in place that are designed to monitor and mitigate these risks, we cannot assure you these programs will be effective in reducing our credit risks, especially as we expand our business internationally. If we are unable to adequately control these risks, our business, results of operations and financial condition could be harmed.

Our failure to raise additional capital or generate the significant capital necessary to expand our operations and invest in new products could reduce our ability to compete and could harm our business.

We intend to continue to make investments to support our business growth and may require additional funds to respond to business challenges, including the need to develop new products and enhancements to our platform, improve our operating infrastructure or acquire complementary businesses and technologies. Accordingly, we may need to engage in equity or debt financings to secure additional funds. If we raise additional equity financing, our stockholders may experience significant dilution of their ownership interests and the per share value of our common stock could decline. Furthermore, if we engage in debt financing, the holders of debt would have priority over the holders of common stock, and we may be required to accept terms that restrict our ability to incur additional indebtedness. We may also be required to take other actions that would otherwise be in the interests of the debt holders and force us to maintain specified liquidity or other ratios, any of which could harm our business, results of operations, and financial condition. If we need additional capital and cannot raise it on acceptable terms, we may not be able to, among other things:

•	develop or enhance our products and subscriptions;

•	continue to expand our sales and marketing and research and development organizations;

•	acquire complementary technologies, products or businesses;

•	expand operations, in the United States or internationally;

•	hire, train and retain employees; or

•	respond to competitive pressures or unanticipated working capital requirements.

Our failure to do any of these things could harm our business, financial condition and results of operations.

If our products do not effectively interoperate with our customers’ IT infrastructure, installations could be delayed or cancelled, which would harm our business.

Our products must effectively interoperate with our customers’ existing or future IT infrastructure, which often has different specifications, utilizes multiple protocol standards, deploys products from multiple vendors, and contains multiple generations of products that have been added over time. As a result, when problems occur in a network, it may be difficult to identify the sources of these problems. If we find errors in the existing software or defects in the hardware used in our customers’ infrastructure or problematic network configurations or settings, we may have to modify our software or hardware so that our products will interoperate with our customers’ infrastructure. In such cases, our products may be unable to provide significant performance improvements for applications deployed in our customers’ infrastructure. These issues could cause longer installation times for our products and could cause order cancellations, either of which would adversely affect our business, results of operations and financial condition. In addition, government and other customers may require our products to comply with certain security or other certifications and standards. If our products are late in achieving or fail to achieve compliance with these certifications and standards, or our competitors achieve compliance with these certifications and standards, we may be disqualified from selling our products to such customers, or may otherwise be at a competitive disadvantage, either of which would harm our business, results of operations, and financial condition.

Failure to comply with governmental laws and regulations could harm our business.

Our business is subject to regulation by various U.S. federal, state, local and foreign governments. In certain jurisdictions, these regulatory requirements may be more stringent than those in the United States. Noncompliance with applicable regulations or requirements could subject us to investigations, sanctions, mandatory product recalls, enforcement actions, disgorgement of profits, fines, damages, civil and criminal penalties, injunctions or other collateral consequences. If any governmental sanctions are imposed, or if we do not prevail in any possible civil or criminal litigation, our business, results of operations, and financial condition could be materially adversely affected. In addition, responding to any action will likely result in a significant diversion of management’s attention and resources and an increase in professional fees. Enforcement actions and sanctions could harm our business, results of operations and financial condition.

We generate a significant amount of revenue from sales to resellers, distributors and customers outside of the United States, and we are therefore subject to a number of risks associated with international sales and operations.

We have a limited history of marketing, selling, and supporting our platform internationally. As a result, we must hire and train experienced personnel to staff and manage our foreign operations. To the extent that we experience difficulties in recruiting, training, managing, and retaining international employees, particularly managers and other members of our international sales team, we may experience difficulties in sales productivity in foreign markets. We also enter into strategic distributor and reseller relationships with companies in certain international markets where we do not have a local presence. If we are not able to maintain successful strategic distributor relationships with our international channel partners or recruit additional channel partners, our future success in these international markets could be limited. Business practices in the international markets that we serve may differ from those in the United States and may require us to include non-standard terms in customer contracts, such as extended payment or warranty terms. To the extent that we enter into customer contracts in the future that include non-standard terms related to payment, warranties, or performance obligations, our results of operations may be adversely impacted.

Additionally, our international sales and operations are subject to a number of risks, including the following:

•	greater difficulty in enforcing contracts and managing collections, as well as longer collection periods;

•	higher costs of doing business internationally, including costs incurred in establishing and maintaining office space and equipment for our international operations;

•	fluctuations in exchange rates between the U.S. dollar and foreign currencies in markets where we do business;

•	management communication and integration problems resulting from cultural and geographic dispersion;

•	risks associated with trade restrictions and foreign legal requirements, including any importation, certification, and localization of our platform that may be required in foreign countries;

•	greater risk of unexpected changes in regulatory practices, tariffs, and tax laws and treaties;

•
compliance with anti-bribery laws, including, without limitation, compliance with the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.S. Travel Act and the UK Bribery Act 2010, violations of which could lead to significant fines, penalties and collateral consequences for our company;

•
heightened risk of unfair or corrupt business practices in certain geographies and of improper or fraudulent sales arrangements that may impact financial results and result in restatements of, or irregularities in, financial statements;

•	the uncertainty of protection for intellectual property rights in some countries;

•	general economic and political conditions in these foreign markets;

•	foreign exchange controls that might prevent us from repatriating cash earned outside the United States;

•	political and economic instability in some countries; and

•	double taxation of our international earnings and potentially adverse tax consequences due to changes in the tax laws of the United States or the foreign jurisdictions in which we operate.

These and other factors could harm our ability to generate future international revenue and, consequently, materially impact our business, results of operations and financial condition.

We are exposed to fluctuations in currency exchange rates, which could negatively affect our financial condition and results of operations.

Our sales contracts are denominated in U.S. dollars, and therefore our revenue is not subject to foreign currency risk. However, a strengthening of the U.S. dollar could increase the real cost of our products, subscriptions and services to our customers outside of the United States, which could adversely affect our financial condition and results of operations. In addition, we are incurring an increasing portion of our operating expenses outside the United States. These expenses are denominated in foreign currencies and are subject to fluctuations due to changes in foreign currency exchange rates. We do not currently hedge against the risks associated with currency fluctuations but may do so in the future.

We are subject to governmental export and import controls that could subject us to liability or impair our ability to compete in international markets.

Our products are subject to U.S. export controls, specifically the Export Administration Regulations and economic sanctions enforced by the Office of Foreign Assets Control. We incorporate standard encryption algorithms into our products, which, along with the underlying technology, may be exported outside of the U.S. only with the required export authorizations, including by license, license exception or other appropriate government authorizations, which may require the filing of an encryption registration and classification request. Furthermore, U.S. export control laws and economic sanctions prohibit the shipment of certain products and services to countries, governments, and persons targeted by U.S. sanctions. While we have taken precautions to prevent our products and services from being exported in violation of these laws, in certain instances in the past we shipped our encryption products prior to obtaining the required export authorizations and/or submitting the required requests, including a classification request and request for an encryption registration number, resulting in an inadvertent violation of U.S. export control laws. As a result, in February 2013, we filed a Voluntary Self Disclosure with the U.S. Department of Commerce’s Bureau of Industry and Security, or BIS, concerning these potential violations. In June 2013, BIS notified us that it had completed its review of this matter and closed its review with the issuance of a warning letter. No monetary penalties were assessed. Even though we take precautions to ensure that our channel partners comply with all relevant regulations, any failure by our channel partners to comply with such regulations could have negative consequences, including reputational harm, government investigations and penalties.

In addition, various countries regulate the import of certain encryption technology, including through import permit and license requirements, and have enacted laws that could limit our ability to distribute our products or could limit our customers’ ability to implement our products in those countries. Changes in our products or changes in export and import regulations may create delays in the introduction of our products into international markets, prevent our customers with international operations from deploying our products globally or, in some cases, prevent the export or import of our products to certain countries, governments or persons altogether. Any change in export or import regulations, economic sanctions or related legislation, shift in the enforcement or scope of existing regulations, or change in the countries, governments, persons or technologies targeted by such regulations, could result in decreased use of our products by, or in our decreased ability to export or sell our products to, existing or potential customers with international operations. Any decreased use of our products or limitation on our ability to export or sell our products would likely adversely affect our business, financial condition and results of operations.

Our business is subject to the risks of earthquakes, fire, power outages, floods and other catastrophic events, and to interruption by man-made problems such as terrorism.

A significant natural disaster, such as an earthquake, a fire, a flood, or significant power outage could have a material adverse impact on our business, results of operations, and financial condition. Our corporate headquarters and servers hosting our cloud services are located in California, a region known for seismic activity. In addition, natural disasters could affect our supply chain, manufacturing vendors, or logistics providers’ ability to provide materials and perform services such as manufacturing products or assisting with shipments on a timely basis. In the event that our or our service providers’ information technology systems or manufacturing or logistics abilities are hindered by any of the events discussed above, shipments could be delayed, resulting in missed financial targets, such as revenue and shipment targets, for a particular quarter. In addition, acts of terrorism and other geo-political unrest could cause disruptions in our business or the business of our supply chain, manufacturers, logistics providers, partners, or customers or the economy as a whole. Any disruption in the business of our supply chain, manufacturers, logistics providers, partners or end-customers that impacts sales at the end of a fiscal quarter could have a significant adverse impact on our financial results. All of the aforementioned risks may be further increased if the disaster recovery plans for us and our suppliers prove to be inadequate. To the extent that any of the above should result in delays or cancellations of customer orders, or the delay in the manufacture, deployment or shipment of our products, our business, financial condition and results of operations would be adversely affected.

If we fail to comply with environmental requirements, our business, financial condition, results of operations and reputation could be adversely affected.

We are subject to various environmental laws and regulations including laws governing the hazardous material content of our products and laws relating to the collection and recycling of electrical and electronic equipment. Examples of these laws and regulations include the European Union, or EU, Restrictions on the Use of certain Hazardous Substances in Electronic Equipment Directive and the EU Waste Electrical and Electronic Equipment Directive as well as the implementing legislation of the EU member states. Similar laws and regulations have been passed or are pending in China, South Korea and Japan and may be enacted in other regions, including in the United States, and we are, or may in the future be, subject to these laws and regulations.

Our failure to comply with past, present, and future laws could result in reduced sales of our products, substantial product inventory write-offs, reputational damage, penalties, and other sanctions, any of which could harm our business and financial condition. We also expect that our products will be affected by new environmental laws and regulations on an ongoing basis. To date, our expenditures for environmental compliance have not had a material impact on our results of operations or cash flows, and although we cannot predict the future impact of such laws or regulations, they will likely result in additional costs and may increase penalties associated with violations or require us to change the content of our products or how they are manufactured, which could have a material adverse effect on our business, results of operations and financial condition.

The enactment of legislation implementing changes in the U.S. taxation of international business activities or the adoption of other tax reform policies could materially impact our financial position and results of operations.

Recent changes to U.S. tax laws, including limitations on the ability of taxpayers to claim and utilize foreign tax credits and the deferral of certain tax deductions until earnings outside of the United States are repatriated to the United States, as well as changes to U.S. tax laws that may be enacted in the future, could impact the tax treatment of our foreign earnings. Due to expansion of our international business activities, any changes in the U.S. taxation of such activities may increase our worldwide effective tax rate and adversely affect our financial condition and operating results.

If we do not achieve increased tax benefits as a result of our new corporate structure, our operating results and financial condition may be negatively impacted.

We generally conduct our international operations through wholly-owned subsidiaries and report our taxable income in various jurisdictions worldwide based upon our business operations in those jurisdictions. We recently completed the reorganization of our corporate structure and intercompany relationships to more closely align our corporate organization with the expansion of our international business activities. Although we anticipate achieving a reduction in our overall effective tax rate in the future as a result of this new corporate structure, we may not realize any benefits. Our intercompany relationships are subject to complex transfer pricing regulations administered by taxing authorities in various jurisdictions. The relevant taxing authorities may disagree with our determinations as to the income and expenses attributable to specific jurisdictions. If such a disagreement were to occur, and our position were not sustained, we could be required to pay additional taxes, interest and penalties, which could result in one-time tax charges, higher effective tax rates, reduced cash flows and lower overall profitability of our operations. In addition, if the intended tax treatment of our new corporate structure is not accepted by the applicable taxing authorities, changes in tax law negatively impact the structure or we do not operate our business consistent with the structure and applicable tax laws and regulations, we may fail to achieve any tax advantages as a result of the new corporate structure, and our future operating results and financial condition may be negatively impacted.

We could be subject to additional tax liabilities.

We are subject to U.S. federal, state, local and sales taxes in the United States and foreign income taxes, withholding taxes and transaction taxes in numerous foreign jurisdictions. Significant judgment is required in evaluating our tax positions and our worldwide provision for taxes. During the ordinary course of business, there are many activities and transactions for which the ultimate tax determination is uncertain. In addition, our tax obligations and effective tax rates could be adversely affected by changes in the relevant tax, accounting and other laws, regulations, principles and interpretations, including those relating to income tax nexus, by recognizing tax losses or lower than anticipated earnings in jurisdictions where we have lower statutory rates and higher than anticipated earnings in jurisdictions where we have higher statutory rates, by changes in foreign currency exchange rates, or by changes in the valuation of our deferred tax assets and liabilities. We may be audited in various jurisdictions, and such jurisdictions may assess additional taxes, sales taxes and value-added taxes against us. Although we believe our tax estimates are reasonable, the final determination of any tax audits or litigation could be materially different from our historical tax provisions and accruals, which could have a material adverse effect on our operating results or cash flows in the period or periods for which a determination is made.

Our ability to use our net operating losses to offset future taxable income may be subject to certain limitations.

In general, under Section 382 of the Internal Revenue Code of 1986, as amended, or the Code, a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its pre-change net operating losses, or NOLs, to offset future taxable income. Our existing NOLs may be subject to limitations arising from previous ownership changes. Future changes in our stock ownership, some of which are outside of our control, could result in an ownership change under Section 382 of the Code and adversely affect our ability to utilize our NOLs in the future. Furthermore, our ability to utilize NOLs of companies that we may acquire in the future may be subject to limitations. There is also a risk that due to regulatory changes, such as suspensions on the use of NOLs, or other unforeseen reasons, our existing NOLs could expire or otherwise be unavailable to offset future income tax liabilities. For these reasons, we may not be able to utilize a material portion of the NOLs reflected on our balance sheet, even if we attain profitability.

Risks Related to Ownership of Our Common Stock

We may fail to meet our publicly announced guidance or other expectations about our business and future operating results, which would cause our stock price to decline.

We have provided and may continue to provide guidance about our business and future operating results. In developing this guidance, our management must make certain assumptions and judgments about our future performance. Our business results may vary significantly from such guidance due to a number of factors, many of which are outside of our control, and which could adversely affect our operations and operating results. Furthermore, if our publicly announced guidance of future operating results fails to meet expectations of securities analysts, investors or other interested parties, the price of our common stock would decline.

The price of our common stock has been and may continue to be volatile, and the value of your investment could decline.

The trading price of our common stock has been volatile since our initial public offering, and is likely to continue to be volatile. Since the date of our initial public offering, the price of our common stock has ranged from $26.38 to $97.35 through May 9, 2014, and the last reported sale price on May 9, 2014 was $26.44. The trading price of our common stock may fluctuate widely in response to various factors, some of which are beyond our control. These factors include:

•	announcements of new products, services or technologies, commercial relationships, acquisitions or other events by us or our competitors;

•	changes in how customers perceive the effectiveness of our platform in protecting against advanced cyber attacks or other reputational harm;

•	publicity concerning cyber attacks in general or high profile cyber attacks against specific organizations;

•	price and volume fluctuations in the overall stock market from time to time;

•	significant volatility in the market price and trading volume of technology companies in general and of companies in the IT security industry in particular;

•	fluctuations in the trading volume of our shares or the size of our public float;

•	actual or anticipated changes or fluctuations in our results of operations;

•	whether our results of operations, and in particular, our revenue growth rates, meet the expectations of securities analysts or investors;

•	actual or anticipated changes in the expectations of investors or securities analysts, whether as a result of our forward-looking statements, our failure to meet such expectation or otherwise;

•	litigation involving us, our industry, or both;

•	regulatory developments in the United States, foreign countries or both;

•	general economic conditions and trends;

•	major catastrophic events;

•	sales of large blocks of our common stock; or

•	departures of key personnel.

In addition, if the market for technology stocks or the stock market in general experiences a loss of investor confidence, the trading price of our common stock could decline for reasons unrelated to our business, results of operations or financial condition. The trading price of our common stock might also decline in reaction to events that affect other companies in our industry even if these events do not directly affect us. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. If our stock price is volatile, we may become the target of securities litigation. Securities litigation could result in substantial costs and divert our management’s attention and resources from our business. This could have a material adverse effect on our business, results of operations and financial condition.

Sales of substantial amounts of our common stock in the public markets, or the perception that such sales might occur, could reduce the price that our common stock might otherwise attain and may dilute your voting power and your ownership interest in us.
Sales of a substantial number of shares of our common stock in the public market, or the perception that such sales could occur, could adversely affect the market price of our common stock and may make it more difficult for you to sell your common stock at a time and price that you deem appropriate. A total of 144,768,560 shares of common stock were outstanding as of March 31, 2014. Of these shares, subject, where applicable, to vesting requirements, compliance with the terms of our insider trading policy, and the lock-up agreements related to our secondary offering, which prohibit sales until after May 20, 2014, 58,133,821 shares, including all 13,282,316 shares registered on the Registration Statement on Form S-1, as amended (File No. 333-195417), which was declared effective by the SEC on May 12, 2014 for the resale of shares of common stock held by former stockholders of Mandiant, will be freely tradable in the public market without restriction or further registration under the Securities Act, unless these shares are held by “affiliates,” as that term is defined in Rule 144 under the Securities Act. None of the 13,282,316 shares registered on such Registration Statement may be sold until after May 20, 2014.

The remaining 86,634,739 shares of common stock will be “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rules 144 or 701 under the Securities Act, which are summarized below.

As a result of the underwriter lock-up agreements, these restricted securities will be available for sale in the public market at various times as follows, subject to the provisions of Rule 144 or 701 under the Securities Act and, where applicable, compliance with our insider trading policy and vesting requirements:

•	1,593,994 shares are currently eligible for sale in the public market;

•	82,236,543 shares will be eligible for sale in the public market on May 21, 2014 upon the expiration of lock-up agreements entered into in connection with our secondary offering; and

•	2,000 shares will be eligible for sale in the public market on June 30, 2014.

The remaining restricted securities will continue to be held in escrow subject to the terms and conditions of agreements entered into in connection with prior acquisitions.

Furthermore, certain of our executive officers and directors have adopted, and other executive officers and directors may in the future adopt, written plans, known as “Rule 10b5-1 Plans,” under which they have contracted, or may in the future contract, with a broker to sell shares of our common stock on a periodic basis to diversify their assets and investments. Sales of substantial amounts of our common stock in the public markets following the release of the lock-up agreements or otherwise, including, but not limited to, sales made by our executive officers and directors pursuant to Rule 10b5-1

The issuance of additional stock in connection with financings, acquisitions, investments, our stock incentive plans or otherwise will dilute all other stockholders.

Our amended and restated certificate of incorporation authorizes us to issue up to 1,000,000,000 shares of common stock and up to 100,000,000 shares of preferred stock with such rights and preferences as may be determined by our board of directors. Subject to compliance with applicable rules and regulations, we may issue shares of common stock or securities convertible into our common stock from time to time in connection with a financing, acquisition, investment, our stock incentive plans or otherwise. For example, in December 2013, we issued approximately 16.9 million shares of common stock and assumed options to purchase approximately 4.6 million shares of our common stock in connection with our acquisition of Mandiant, and in May 2014, we issued 295,681 shares of common stock and assumed options to purchase 63,490 shares of our common stock in connection with our acquisition of nPulse Technologies. Any future issuances could result in substantial dilution to our existing stockholders and cause the trading price of our common stock to decline.

Insiders have substantial control over us, which could limit your ability to influence the outcome of key transactions, including a change of control.

Our directors, executive officers and each of our stockholders who, as of March 31, 2014, owned greater than 5% of our outstanding common stock beneficially owned approximately 51.3% of the total outstanding shares of our common stock as of March 31, 2014. As a result, these stockholders, if acting together, will be able to influence or control matters requiring approval by our stockholders, including the election of directors and the approval of mergers, acquisitions or other extraordinary transactions. They may also have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. This concentration of ownership may have the effect of delaying, preventing or deterring a change of control of our company, could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of our company and might ultimately affect the market price of our common stock.

We do not intend to pay dividends for the foreseeable future.

We have never declared or paid any dividends on our common stock. We intend to retain any earnings to finance the operation and expansion of our business, and we do not anticipate paying any cash dividends in the future. As a result, you may only receive a return on your investment in our common stock if the market price of our common stock increases.

The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain qualified board members.

As a public company, we are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the listing requirements of the NASDAQ Stock Market and other applicable securities rules and regulations. Compliance with these rules and regulations has increased and will continue to increase our legal and financial compliance costs, has made and will continue to make some activities more difficult, time-consuming or costly, and has increased and will continue to increase demand on our systems and resources. Among other things, the Exchange Act requires that we file annual, quarterly and current reports with respect to our business and results of operations and maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight may be required. As a result, management’s attention may be diverted from other business concerns, which could harm our business and results of operations. Although we have already hired additional employees to comply with these requirements, we may need to hire even more employees in the future, which will increase our costs and expenses.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs, and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations, and standards, and this investment will increase our general and administrative expense and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations, and standards are unsuccessful, regulatory authorities may initiate legal proceedings against us and our business may be harmed.

We also expect that being a public company and these new rules and regulations will make it more expensive for us to obtain and maintain director and officer liability insurance, and in the future, we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified executive officers and members of our board of directors, particularly to serve on our audit committee and compensation committee

In addition, as a result of our disclosure obligations as a public company, we have reduced strategic flexibility and are under pressure to focus on short-term results, which may adversely impact our ability to achieve long-term profitability.

We are an “emerging growth company,” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

For so long as we remain an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act, we may take advantage of certain exemptions from various requirements that are applicable to public companies that are not “emerging growth companies,” including not being required to comply with the independent auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We will remain an “emerging growth company” until the earliest of (i) the last day of the fiscal year following the fifth anniversary of the completion of our IPO, (ii) the last day of the first fiscal year in which our annual gross revenue is $1 billion or more, (iii) the date on which we have, during the previous rolling three-year period, issued more than $1 billion in non-convertible debt securities or (iv) the date on which we are deemed to be a “large accelerated filer” as defined in the Exchange Act. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock, and our stock price may be more volatile and may decline.

As a public company, we are obligated to implement and maintain proper and effective internal control over financial reporting. We may not complete our analysis of our internal control over financial reporting in a timely manner, or these internal controls may not be determined to be effective, which may adversely affect investor confidence in our company and, as a result, the value of our common stock.

As a public company, we are required, pursuant to the Exchange Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting for the fiscal year ending December 31, 2014. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting.

We are currently evaluating our internal controls, identifying and remediating deficiencies in those internal controls and documenting the results of our evaluation, testing and remediation. We may not be able to complete our evaluation, testing and any required remediation in a timely fashion. During the evaluation and testing process, if we identify one or more material weaknesses in our internal control over financial reporting that we are unable to remediate before the end of the same fiscal year in which the material weakness is identified, we will be unable to assert that our internal controls are effective. If we are unable to assert that our internal control over financial reporting is effective, or if our auditors, when required, are unable to attest to management’s report on the effectiveness of our internal controls, we could lose investor confidence in the accuracy and completeness of our financial reports, which would cause the price of our common stock to decline.

As a public company, we are required to disclose material changes made in our internal control and procedures on a quarterly basis. Once we are no longer an “emerging growth company,” as defined in the JOBS Act, our independent registered public accounting firm will be required to formally attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act. To comply with the requirements of being a public company, we may need to undertake various actions, such as implementing new internal controls and procedures and hiring accounting or internal audit staff.

If securities or industry analysts do not publish research or reports about our business, or publish inaccurate or unfavorable research reports about our business, our share price and trading volume could decline.

The trading market for our common stock, to some extent, depends on the research and reports that securities or industry analysts publish about us or our business. We do not have any control over these analysts. If one or more of the analysts who cover us should downgrade our shares or change their opinion of our shares, industry sector or products, our share price would likely decline. If one or more of these analysts ceases coverage of our company or fails to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our share price or trading volume to decline.

Our charter documents and Delaware law could discourage takeover attempts and lead to management entrenchment.

Our amended and restated certificate of incorporation and amended and restated bylaws contain provisions that could delay or prevent a change in control of our company. These provisions could also make it difficult for stockholders to elect directors who are not nominated by the current members of our board of directors or take other corporate actions, including effecting changes in our management. These provisions include:

•	a classified board of directors with three-year staggered terms, which could delay the ability of stockholders to change the membership of a majority of our board of directors;

•
the ability of our board of directors to issue shares of preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquiror;

•
the exclusive right of our board of directors to elect a director to fill a vacancy created by the expansion of our board of directors or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors;

•	a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders;

•
the requirement that a special meeting of stockholders may be called only by our board of directors, the chairperson of our board of directors, our chief executive officer or our president (in the absence of a chief executive officer), which could delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors;

•
the requirement for the affirmative vote of holders of at least 66  2/3% of the voting power of all of the then outstanding shares of the voting stock, voting together as a single class, to amend the provisions of our amended and restated certificate of incorporation relating to the management of our business (including our classified board structure) or certain provisions of our amended and restated bylaws, which may inhibit the ability of an acquiror to effect such amendments to facilitate an unsolicited takeover attempt;

•
the ability of our board of directors to amend the bylaws, which may allow our board of directors to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquiror to amend the bylaws to facilitate an unsolicited takeover attempt; and

•
advance notice procedures with which stockholders must comply to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect the acquiror’s own slate of directors or otherwise attempting to obtain control of us.

In addition, as a Delaware corporation, we are subject to Section 203 of the Delaware General Corporation Law, which may prohibit large stockholders, in particular those owning 15% or more of our outstanding voting stock, from merging or combining with us for a specified period of time.

Item 2.  Unregistered Sales of Equity Securities and Use of Proceeds

(a) Sales of Unregistered Securities

On March 5, 2014, we issued 309,187 shares of common stock to an accredited investor upon the cashless net exercise of four outstanding warrants based on a weighted-average exercise price of approximately $0.72 per share. None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. We believe the offers, sales, and issuances of the above securities were exempt from registration under the Securities Act by virtue of Section 4(a)(2) of the Securities Act as transactions not involving a public offering. The recipient of the securities in each of these transactions represented its intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof. The recipient had adequate access, through its relationship with us, to information about us. The sales of these securities were made without any general solicitation or advertising.
(b) Use of Proceeds from Public Offering of Common Stock

Our initial public offering of common stock was effected through Registration Statements on Form S-1 (File Nos. 333-190338 and 333-191275), which were declared or became effective on September 19, 2013. There has been no material change in the use of proceeds from our initial public offering as described in our final prospectus filed with the SEC pursuant to Rule 424(b) and other periodic reports previously filed with the SEC.

(c) Issuer Purchases of Equity Securities
The table below provides information with respect to repurchases of unvested shares of our common stock made pursuant our 2008 Stock Plan.

Period	Total Number of Shares Purchased(1)	Average Price Paid Per Share	Total Number of Shares Purchased as Part of Publicly Announced Plans or Programs	Maximum Number of Shares that May Yet be Purchased Under the Plans or Programs
January 1 - January 31, 2014	—	—	—	—
February 1 - February 28, 2014	—	—	—	—
March 1 - March 31, 2014	3,542	$0.57	—	—

Total	3,542	$0.57	—	—

(1)
Under our 2008 Stock Plan, certain participants may exercise options prior to vesting, subject to a right of a repurchase by us. All shares in the above table were shares repurchased as a result of us exercising this right and not pursuant to a publicly announced plan or program.

Item 3.  Defaults Upon Senior Securities

None.

Item 4.  Mine Safety Disclosures

Not applicable.

Item 5.  Other Information

None.
Item 6.  Exhibits

Exhibit		Incorporated by Reference Herein
Number	Exhibit Description	Form	File No.	Exhibit	Filing Date

10.1†	2013 Equity Incentive Plan, including form agreements under 2013 Equity Incentive Plan.	S-1/A	333-193717	10.6	March 3, 2014
10.2	Amended and Restated Loan and Security Agreement, dated as of August 26, 2011, between the Registrant and Silicon Valley Bank, as amended and currently in effect.	S-1	333-193717	10.22	February 3, 2014
10.3*	Sixth Amendment, dated as of January 23, 2014, to the Lease dated as of January 15, 2008 by and between the Registrant and Silicon Valley CA-I, LLC.
10.4*	Seventh Amendment, dated as of March 24, 2014, to the Lease dated as of January 15, 2008 by and between the Registrant and Silicon Valley CA-I, LLC.
31.1*	Rule 13a-14(a) / 15(d)-14(a) Certification of Principal Executive Officer
31.2*	Rule 13a-14(a) / 15(d)-14(a) Certification of Principal Financial Officer
32.1**	Section 1350 Certifications
101.INS+	XBRL Instance Document
101.SCH+	XBRL Taxonomy Extension Schema Document
101.CAL+	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF+	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB+	XBRL Taxonomy Extension Label Linkbase Document
101.PRE+	XBRL Taxonomy Extension Presentation Linkbase Document

†	Indicates a management contract or compensatory plan or arrangement.
*	Filed herewith.
**	Furnished herewith.
+
In accordance with Rule 406T of Regulation S-T, the information in these exhibits is furnished and deemed not filed or a part of a registration statement or prospectus for purposes of sections 11 or 12 of the Securities Act of 1933, as amended, is deemed not filed for purposes of section 18 of the Securities Exchange Act of 1934, as amended, and otherwise is not subject to liability under these sections.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

FIREEYE, INC.

Dated: May 14, 2014	By:	/s/ Michael J. Sheridan
Michael J. Sheridan
Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer and duly authorized signatory)

EXHIBIT INDEX

Exhibit		Incorporated by Reference Herein
Number	Exhibit Description	Form	File No.	Exhibit	Filing Date

10.1†	2013 Equity Incentive Plan, including form agreements under 2013 Equity Incentive Plan.	S-1/A	333-193717	10.6	March 3, 2014
10.2	Amended and Restated Loan and Security Agreement, dated as of August 26, 2011, between the Registrant and Silicon Valley Bank, as amended and currently in effect.	S-1	333-193717	10.22	February 3, 2014
10.3*	Sixth Amendment, dated as of January 23, 2014, to the Lease dated as of January 15, 2008 by and between the Registrant and Silicon Valley CA-I, LLC.
10.4*	Seventh Amendment, dated as of March 24, 2014, to the Lease dated as of January 15, 2008 by and between the Registrant and Silicon Valley CA-I, LLC.
31.1*	Rule 13a-14(a) / 15(d)-14(a) Certification of Principal Executive Officer
31.2*	Rule 13a-14(a) / 15(d)-14(a) Certification of Principal Financial Officer
32.1**	Section 1350 Certifications
101.INS+	XBRL Instance Document
101.SCH+	XBRL Taxonomy Extension Schema Document
101.CAL+	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF+	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB+	XBRL Taxonomy Extension Label Linkbase Document
101.PRE+	XBRL Taxonomy Extension Presentation Linkbase Document

†	Indicates a management contract or compensatory plan or arrangement.
*	Filed herewith.
**	Furnished herewith.
+
In accordance with Rule 406T of Regulation S-T, the information in these exhibits is furnished and deemed not filed or a part of a registration statement or prospectus for purposes of sections 11 or 12 of the Securities Act of 1933, as amended, is deemed not filed for purposes of section 18 of the Securities Exchange Act of 1934, as amended, and otherwise is not subject to liability under these sections.

Exhibit 10.3
SIXTH AMENDMENT
THIS SIXTH AMENDMENT (the “Amendment”) is made and entered into as of January 23, 2014, by and between SILICON VALLEY CA-I, LLC, a Delaware limited liability company (“Landlord”), and FIREEYE, INC., a Delaware corporation (“Tenant”).
RECITALS

A.
Landlord and Tenant are parties to that certain lease dated January 15, 2008 (the “Original Lease”), which Original Lease has been previously amended by that certain First Amendment dated April 28, 2010, that certain Second Amendment dated December 5, 2011, that certain Third Amendment dated February 21, 2012 (the “Third Amendment”), that certain Expansion Space Effective Date Memorandum dated July 5, 2012, that certain Fourth Amendment dated February 7, 2013 and that certain Fifth Amendment dated July 25, 2013 (collectively, the “Lease”). Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 143,255 rentable square feet comprised of approximately 16,892 rentable square feet (the “1390 Premises”) of the building located at 1390 McCarthy Boulevard, Milpitas, California (the “1390 Building”), approximately 45,106 rentable square feet (the “1440 Premises”) of the building located at 1440 McCarthy Boulevard, Milpitas, California (the “1440 Building”), approximately 51,600 rentable square feet (the “800 Premises”) of the building located at 800 Tasman Drive, Milpitas, California (the “800 Building”) and approximately 29,657 rentable square feet described as Suite 2 (the “Temporary Space”) of the building located at 1455 McCarthy Drive (the “1455 Building”) (the 1390 Premises, 1440 Premises, 800 Premises and Temporary Space are collectively referred to herein as the “Premises” and the 1390 Building, 1440 Building, 800 Building and 1455 Building are collectively referred to herein as the “Building”). The Building is part of the project commonly known as Tasman Technology Center (formerly known as Milpitas Business Park) (the “Project”).

B.	Tenant and Landlord mutually desire that the Lease be amended on and subject to the following terms and conditions.
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.	Amendment. Effective as of the date hereof, Landlord and Tenant agree that the Lease shall be amended in accordance with the following terms and conditions:

1.1
Electric Vehicle Charging Stations. During the Term of the Lease, as the same may be extended from time to time, Tenant shall have the right to use, at its sole risk, five (5) parking spaces in the 1440 Parking Area serving the 1440 Building (the “1440 Parking Area”), as shown on Exhibit A attached hereto, for the sole purpose of installing, operating, maintaining and repairing three (3) electric vehicle charging stations (two (2) consisting of two (2) KW (208/240 volt) Level 2 charging ports and one (1) consisting of one (1) KW (208/240 volt) Level 2 charging port) for the purpose of charging electric vehicles, (collectively, the “Charging Stations”) and to install necessary cabling and conduit to route electricity from the 1440 Building’s electrical source to the Charging Stations (the “Electrical Conduit”), subject to the following terms and conditions:

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1.1.1
The Charging Stations and Electrical Conduit shall be installed, operated, maintained and removed at Tenant’s sole cost and expense, and shall be installed in accordance with the terms and provisions of the Lease, as amended hereby, including but not limited to Article 6 of the Original Lease, and in compliance with all Regulations. Notwithstanding anything to the contrary set forth in the Lease, Landlord shall only be entitled to construction oversight fee equal to one percent (1%) of the cost of installing the Charging Stations and Electrical Conduit. Tenant shall not be required to make any deposit with Landlord with respect to the anticipated costs for removal of the Charging Stations or Electrical Conduit at the end of the Term (or any extension thereof). The precise location of the Charging Stations and Electrical Conduit, the manner in which the Charging Stations and Electrical Conduit are installed, and the manner in which the Charging Stations and Electrical Conduit are connected to the 1440 Parking Area and 1440 Building are all subject to Landlord’s prior written approval, which shall not be unreasonably withheld, conditioned or delayed. Tenant shall be solely responsible for obtaining, at Tenant’s sole cost and expense, all permits, licenses and other approvals required for the installation, operation, maintenance and removal of the Charging Stations and Electrical Conduit and shall promptly provide a copy of the same to Landlord as a condition to Tenant’s right to install, maintain or remove the Charging Stations and Electrical Conduit, as applicable. The precise specifications and a general description of the Charging Stations along with all documents Landlord reasonably requires to review the installation of the Charging Stations and Electrical Conduit (the “Plans and Specifications”) shall be submitted to Landlord for Landlord's written approval before Tenant commences to install the Charging Stations and Electrical Conduit. If Landlord reasonably determines that the Charging Stations and Electrical Conduit do not comply with the approved Plans and Specifications, that the 1440 Parking Area or 1440 Building has been damaged during installation of the Charging Stations and Electrical Conduit or that the installation was defective, Landlord shall notify Tenant of any noncompliance or detected problems and Tenant promptly shall cure the defects. If the Tenant fails to promptly cure the defects, Tenant shall pay to Landlord upon demand the cost, as reasonably determined by Landlord, of correcting any defects and repairing any damage to the 1440 Building or 1440 Parking Area caused by such installation. Tenant shall notify Landlord upon completion of the installation of the Charging Stations and Electrical Conduit.

1.1.2
Tenant shall be responsible for the cost of all electricity consumed in connection with the operation of the Charging Stations and Tenant shall pay for such electricity as part of utilities for the 1440 Building. Tenant shall arrange for the connection of the Charging Stations to Tenant’s dedicated electrical panel at the 1440 Building, which may include, without limitation, the installation of any required equipment and facilities. Tenant shall be responsible for all utility hookup, connection and impact fees and permits, and all federal, state and local taxes which may from time to time be imposed upon or payable in connection with such utility charges applicable to the Charging Stations. Any installation or other work performed by Tenant in connection with the provision of such electricity to the Charging Stations shall be performed with the prior written consent of Landlord in accordance with all applicable Regulations and with all of the applicable provisions of the Lease, including, without limitation, Article 6 of the Original Lease. Further, all electrical connections and tie-ins to the base 1440 Building systems for the Charging Stations

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are to be performed by a licensed contractor reasonably approved by Landlord and must be coordinated with the property manager. At Tenant's cost, the contractor shall make all connections (and pay all connection, tap-on or fixture fees or similar fees arising in connection with the electricity supplied to the Charging Stations), furnish any necessary extensions from such point of connection to the Charging Stations or as otherwise required, and remove any temporary connections upon completion of the work. The contractor will provide the property manager verification that all tie-ins and connections are correct. Neither Landlord nor any Landlord Entities shall be liable to Tenant for any stoppages or shortages of electrical power furnished to the Charging Stations because of any act, omission or requirement of the public utility serving the 1440 Building, or the act or omission of any other tenant, invitee or licensee or their respective agents, employees or contractors, or due to any other cause whatsoever, and Tenant shall not be entitled to any rental abatement for any such stoppage or shortage of electrical power.

1.1.3
The installation, maintenance, operation and removal of the Charging Stations and Electrical Conduit is not permitted to damage the 1440 Building or the 1440 Parking Area or interfere with the use of the Project or 1440 Parking Area by Landlord or any other tenant of the Project. Tenant agrees to be responsible for any damage caused to any other part of the Project or 1440 Parking Area, which may be caused by Tenant or any Tenant Entities in connection with Tenant’s installation, maintenance, operation and removal of the Charging Stations and Electrical Conduit, as applicable. Tenant agrees to maintain all of the Tenant’s equipment placed on or about the 1440 Parking Area or in any other part of the Project in connection with the installation and operation of the Charging Stations in proper operating condition and maintain same in satisfactory condition as to appearance and safety, as reasonably determined by Landlord. Such maintenance and operation shall be performed in a manner to avoid any unreasonable interference with Landlord. Tenant agrees that if the premium for insurance coverage for the Project increases specifically as a consequence of the installation and/or operation of the Charging Stations and Electrical Conduit, then Tenant shall be liable for the full amount of any such increase. Landlord shall not be liable for any theft or damage to the Charging Stations, it being understood that Tenant shall use the Charging Stations at its own risk.

1.1.4
The Charging Stations and Electrical Conduit shall remain the property of Tenant and, notwithstanding anything to the contrary contained in the Lease, as amended hereby, on or prior to the expiration or earlier termination of the Lease, Tenant shall, at Tenant’s sole cost and expense, remove the Charging Stations and Electrical Conduit and restore the affected area(s) to the condition they were in prior to installation of such items, including, without limitation, to the extent applicable, the patching of any holes in the 1440 Building and/or 1440 Parking Area, as closely as possible, to the color surrounding the area where the Charging Stations and Electrical Conduit were attached. If Tenant fails to remove such items and/or perform such restoration work, Landlord shall be entitled to do so, at Tenant’s cost (which costs shall be reimbursed to Landlord as additional rent within five (5) days following written demand).

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1.1.5
Three (3) charging ports shall be solely dedicated to the exclusive use of Tenant and two (2) charging ports shall be available for the use of Tenant and other tenants of the Project. Tenant shall be solely responsible for coordinating the use of the Charging Stations, including use of the designated charging ports by other tenants of the Project. Tenant shall in no event advertise the availability of the Charging Stations, charge a fee for the use of the Charging Stations or permit the Charging Stations to be used by members of the general public. The five (5) parking spaces used for the Charging Stations are a part of the 161 parking spaces granted to Tenant pursuant to the Third Amendment, and Tenant shall not be entitled to the use of any additional parking spaces in connection with this Amendment.

1.1.6
All terms and provisions of the Lease (including, without limitation, Articles 10 (Indemnification) and 11 (Insurance) of the Original Lease) shall be applicable to the Charging Stations and Electrical Conduit and to the use, operation, maintenance and removal thereof by Tenant or any Tenant Entities, except that the Charging Stations and Electrical Conduit shall not be part of the “Premises” for purposes of calculating the rentable square footage of the Premises or Tenant’s Proportionate Share. Tenant’s rights pursuant to this Section 1 are personal to Tenant as set forth above, and are shall be non-transferable unless otherwise agreed in writing by Landlord in its sole discretion; provided, however, that Landlord’s consent shall not be required in connection with a transfer of Tenant’s rights hereunder to a Permitted Transfer.

2.	Miscellaneous.

2.1
This Amendment, including Exhibit A (Outline of 1440 Parking Area and Location of Charging Stations) attached hereto, sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any Rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment.

2.2
Pursuant to California Civil Code Section 1938, Landlord hereby notifies Tenant that as of the date of this Amendment, the Premises has not undergone inspection by a “Certified Access Specialist” to determine whether the Premises meet all applicable construction-related accessibility standards under California Civil Code Section 55.53.

2.3
Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect. In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control. The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

2.4
If Tenant is billed directly by a public utility with respect to Tenant’s electrical usage at the Premises, then, upon request, Tenant shall provide monthly electrical utility usage for the Premises to Landlord for the period of time requested by Landlord (in electronic or paper format) or, at Landlord’s option, provide any written authorization or other documentation

4

required for Landlord to request information regarding Tenant's electricity usage with respect to the Premises directly from the applicable utility company.

2.5
Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.

2.6
Tenant hereby represents to Landlord that Tenant has dealt with no broker in connection with this Amendment. Tenant agrees to indemnify and hold Landlord and the Landlord Entities harmless from all claims of any brokers claiming to have represented Tenant in connection with this Amendment.

2.7
Each signatory of this Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting. Tenant hereby represents and warrants that neither Tenant, nor any persons or entities holding any legal or beneficial interest whatsoever in Tenant, are (i) the target of any sanctions program that is established by Executive Order of the President or published by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”); (ii) designated by the President or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App. § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001) or any Executive Order of the President issued pursuant to such statutes; or (iii) named on the following list that is published by OFAC: “List of Specially Designated Nationals and Blocked Persons.” If the foregoing representation is untrue at any time during the Term, an Event of Default under the Lease will be deemed to have occurred, without the necessity of notice to Tenant.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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2.8
Redress for any claim against Landlord under the Lease and this Amendment shall be limited to and enforceable only against and to the extent of Landlord’s interest in the Building. The obligations of Landlord under the Lease are not intended to and shall not be personally binding on, nor shall any resort be had to the private properties of, any of its trustees or board of directors and officers, as the case may be, its investment manager, the general partners thereof, or any beneficiaries, stockholders, employees, or agents of Landlord or the investment manager, and in no case shall Landlord be liable to Tenant hereunder for any lost profits, damage to business, or any form of special, indirect or consequential damages.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD:	TENANT:

SILICON VALLEY CA-I, LLC,
a Delaware limited liability company

By:  SVCA JV LLC,
a Delaware limited liability company
its Manager

By: RREEF America REIT III Corp. GG- QRS,
   a Maryland corporation
its Manager

By:  /s/ Mike Walker
Name:  Mike Walker
Title:  V.P.
Dated:  2/7/14
FIREEYE, INC., a Delaware corporation By: /s/ Frank Verdecanna Name: Frank Verdecanna Title: VP Finance Dated: 1/23/2014

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EXHIBIT A – OULINE OF 1440 PARKING AREA AND
LOCATION OF CHARGING STATIONS
attached to and made a part of the Amendment dated as of January 17, 2014, between
SILICON VALLEY CA-I, LLC, a Delaware limited liability company, as Landlord and
FIREEYE, INC., a Delaware corporation, as Tenant

SYMBOLS LIST:

SHEET NOTES:

FEEDER SCHEDULE:

ABBREVIATIONS

PANEL SCHEDULE GENERAL NOTES

GENERAL ELECTRICAL NOTES

SHEET INDEX:

E-1 EV CHARGING SITE PLAN & DETAILS

E-2 SINGLE LINE DIAGRAM & PANEL SCHEDULES

E-3R SITE PLAN (FOR REFERENCE ONLY)

1 / E-1 EV CHARGING STATION SITE PLAN

2 / E-1 CT2101 CHARGING STATION

NOT TO SCALE

5 / E-1 EV CHARGING STATION CHARGEPOINT CT4021

NOT TO SCALE

CHARGEPOINT CHARGING STATION

4 / E-1 CHARGING STATION BASE DETAIL

SCALE: NOT TO SCALE

EV CHARGING STATIONS AT

FireEye

1440 McCARTHY BLVD.
MILPITAS, CA 95035

EV CHARGING STATION SITE PLAN & DETAILS

E-1

A-1
Initials

1 SINGLE LINE DIAGRAM

SINGLE LINE DIAGRAM
&
PANEL SCHEDULES

EV CHARGING STATIONS AT
FireEye
1440 McCARTHY BLVD.
MILPITAS, CA 95035

E-2

A-2
Initials

Exhibit 10.4
SEVENTH AMENDMENT
THIS SEVENTH AMENDMENT (the “Amendment”) is made and entered into as of March 24, 2014 (the “Effective Date”), by and between SILICON VALLEY CA-I, LLC, a Delaware limited liability company (“Landlord”), and FIREEYE, INC., a Delaware corporation (“Tenant”).
RECITALS

A.
Landlord and Tenant are parties to that certain lease dated January 15, 2008 (the “Original Lease”), which Original Lease has been previously amended by that certain First Amendment dated April 28, 2010, that certain Second Amendment dated December 5, 2011, that certain Third Amendment dated February 21, 2012 (the “Third Amendment”), that certain Expansion Space Effective Date Memorandum dated July 5, 2012, that certain Fourth Amendment dated February 7, 2013 (the “Fourth Amendment”), that certain Fifth Amendment dated July 25, 2013 (the “Fifth Amendment”), and that certain Sixth Amendment dated January 23, 2014 (collectively, the “Lease”). Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 143,255 rentable square feet comprised of approximately 16,892 rentable square feet (the “1390 Premises”) of the building located at 1390 McCarthy Boulevard, Milpitas, California (the “1390 Building”), approximately 45,106 rentable square feet (the “1440 Premises”) of the building located at 1440 McCarthy Boulevard, Milpitas, California (the “1440 Building”), approximately 51,600 rentable square feet (the “800 Premises”) of the building located at 800 Tasman Drive, Milpitas, California (the “800 Building”) and approximately 29,657 rentable square feet described as Suite 2 (the “Temporary Space”) of the building located at 1455 McCarthy Drive (the “1455 Building”) (the 1390 Premises, 1440 Premises, 800 Premises and Temporary Space are collectively referred to herein as the “Original Premises” and the 1390 Building, 1440 Building, 800 Building and 1455 Building are collectively referred to herein as the “Building”). The Building is part of the project commonly known as Tasman Technology Center (formerly known as Milpitas Business Park) (the “Project”).

B.
Tenant has requested that additional space containing approximately 52,812 rentable square feet (the “Third Expansion Space”) of the building described as 630 Alder Drive, Milpitas, California (the “630 Building”), as shown on Exhibit A hereto, be added to the Original Premises and that the Lease be appropriately amended and Landlord is willing to do the same on the following terms and conditions.

C.
The term of the lease with respect to the Temporary Space shall expire on February 28, 2014 (the “Prior Temporary Space Termination Date”). Pursuant to Tenant’s exercise of the second Temporary Space Renewal Option provided for in Section 7 of the Fourth Amendment, the parties desire to extend the Term of the Lease with respect to the Temporary Space only on the following terms and conditions.

D.	Tenant and Landlord mutually desire that the Lease be amended on and subject to the following terms and conditions.
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1

1.	Expansion.

1.1
Third Expansion Space Effective Date. Effective as of the Third Expansion Space Effective Date (as defined below), the 143,255 rentable square feet of the 1390 Building, the 1440 Building, the 800 Building and the 1455 Building is increased to approximately 196,067 rentable square feet of the 1390 Building, 1440 Building, 800 Building, the 1455 Building and the 630 Building by the addition of the Third Expansion Space, and from and after the Third Expansion Space Effective Date, the Original Premise and the Third Expansion Space collectively, shall be deemed the “Premises”, as defined in the Lease and referred to in this Amendment, and the “Building”, as defined in the Lease and as referred to in this Amendment, shall be deemed to include the 630 Building. Subject to a Landlord Caused Delay (defined below), the “Third Expansion Space Effective Date” shall mean the date that is the earlier to occur of: (i) Substantial Completion (as defined in Section 1.2 below) of the Tenant Alterations, (ii) that date that is one hundred fifty (150) days after the Effective Date of this Amendment, and (iii) the date Tenant occupies all or any portion of the Third Expansion Space for business purposes. The Term for the Third Expansion Space (the “Third Expansion Space Term”) shall commence on the Third Expansion Space Effective Date and end on January 31, 2018 (the “Third Expansion Space Termination Date”). Notwithstanding anything to contrary contained herein, any delay in the occurrence of the Third Expansion Space Effective Date resulting from Landlord’s inability to deliver vacant possession of the Third Expansion Space because of the holding over by or the failure to timely vacate of prior occupants of such space (a “Prior Tenant Delay”) shall not subject Landlord to any liability for any loss or damage resulting therefrom, and if the Third Expansion Space Effective Date is so delayed, the Third Expansion Space Termination Date shall not be similarly extended. The Third Expansion Space is subject to all the terms and conditions of the Lease except as expressly modified herein and except that Tenant shall not be entitled to receive any allowances, abatements or other financial concessions granted with respect to the Original Premises unless such concessions are expressly provided for herein with respect to the Third Expansion Space.

1.2
Landlord Caused Delay. The Third Expansion Space Effective Date shall occur as provided in Section 1.1 above, provided that the Third Expansion Space Effective Date as otherwise determined under Section 1.1(ii) above shall be delayed by the number of days of delay to Substantially Complete the Tenant Alterations (defined in Exhibit B attached hereto) in the Third Expansion Space which is caused solely by a Landlord Caused Delay. As used in this Section 1.2, “Landlord Caused Delay” shall mean only (i) Landlord’s failure to approve or disapprove the Construction Drawings (or any material phase or component thereof) pursuant to Section 3 of Exhibit B within five (5) business days following Landlord's receipt thereof, and (ii) an actual delay resulting from a material interference by Landlord, its agents or contractors with the construction of the Tenant Alterations, which interference hinders the scheduled construction of the Tenant Alterations in the Third Expansion Space during normal construction hours for the 630 Building. A Landlord Caused Delay shall not include a Prior Tenant Delay. The parties hereto specifically acknowledge and agree that any delay in the completion of the Tenant Alterations caused by Landlord’s notification to Tenant or its contractor of any violation of applicable laws, codes and ordinances by Tenant, breach of the Project’s rules and regulations by Tenant or failure to construct the Tenant Alterations in accordance with the approved Plans shall not constitute a Landlord Caused Delay. “Substantial Completion” or “Substantially Complete” shall be the date that the construction of the Tenant Alterations is sufficiently complete so that Tenant can legally occupy and utilize the Third Expansion Space for the permitted use under the Lease, subject

2

only to minor “punchlist” items, the completion of which will not materially affect Tenant's use and occupancy of the Third Expansion Space.

1.3
Determination of Landlord Caused Delay. No notice or cure period shall be applicable to Landlord’s failure to approve or disapprove any Construction Drawings (or any material phase or component thereof) within five (5) business days following Landlord's receipt thereof pursuant to Section 1.2(i) above (i.e., in the event Landlord fails to approve or disapprove any Construction Drawings (or any material phase or component thereof) within five (5) business days following Landlord's receipt thereof, such failure shall be deemed to constitute a Landlord Caused Delay and the number of days of Landlord Caused Delay in such case shall be the number of days after such fifth (5th) business day that Landlord fails to approve or disapprove any Construction Drawings (or any material phase or component thereof)). If Tenant contends that an event of interference by Landlord that may constitute a Landlord Caused Delay under clause (ii) of Section 1.2 has occurred, Tenant shall notify Landlord in writing within five (5) business days of each of (a) the date upon which such event of interference becomes known to Tenant, and (b) the date upon which such event of interference ends (the “Delay Termination Date”). Tenant's failure to deliver either or both of such notices to Landlord within the required time period shall be deemed to be a waiver by Tenant of the contended Landlord Caused Delay to which such notices would have related. If such actions, inaction or circumstances described in the notice set forth in clause (a) above (the “Delay Notice”) are not cured by Landlord within two (2) business days of receipt of the Delay Notice and if such actions, inaction or circumstances otherwise qualify as a Landlord Caused Delay, then a Landlord Caused Delay shall be deemed to have occurred commencing as of the date of Landlord's receipt of the Delay Notice and ending as of the Delay Termination Date.

2.
Temporary Space Extended Term. The Term of the Lease with respect to the Temporary Space only is hereby extended for six (6) months and shall expire on August 31, 2014 (the “Extended Temporary Space Termination Date”), unless sooner terminated in accordance with the terms of the Lease. That portion of the Temporary Space term commencing on the day immediately following the Prior Temporary Space Termination Date (the “Temporary Space Extension Date”) and ending on the Extended Temporary Space Termination Date shall be referred to herein as the “Temporary Space Extended Term”. Such extension of the Term of the Lease with respect to the Temporary Space represents the exercise of the second of three Temporary Space Renewal Options provided for in the Fourth Amendment. The third Temporary Space Renewal Option provided for in the Fourth Amendment remains in effect and, if exercised by Tenant would extend the Term of the Lease with respect to the Temporary Space for an additional six (6) month period from September 1, 2014 to February 28, 2015.

3.
Tenant’s Proportionate Share. During the Third Expansion Space Term, Tenant’s Proportionate Share for the Third Expansion Space is 100% of the 630 Building. As of the Third Expansion Effective Date, Tenant’s Proportionate Share for the Third Expansion Space and the Original Premises (as such Original Premises is defined herein and exists as of the date hereof) is, collectively, 32.20% of the Project (which is the product of 608,968 rentable square feet divided by 196,067 rentable square feet). Tenant’s Proportionate Share of the Project will be appropriately adjusted from time to time hereafter if, as and when the Term of the Lease with respect to any portion of the Premises expires or the Lease otherwise terminates with respect to any portion of the Premises.

4.	Annual Rent and Monthly Installment of Rent.

3

4.1
Schedule for the Third Expansion Space. As of the Third Expansion Space Effective Date, and in addition to Tenant’s obligation to pay Annual Rent and Monthly Installment of Rent for the Original Premises, the schedule of Monthly Installment of Rent and Annual Rent payable with respect to the Third Expansion Space during the Third Expansion Space Term is the following:

Months of Term or Period	Monthly Rent Per Square Foot	Annual Rent	Monthly Installment of Rent
Month 1 – Month 12	$1.35	$855,554.40	$71,296.20*
Month 13 – Month 24	$1.39	$880,904.16	$73,408.68
Month 25 - Month 36	$1.43	$906,253.92	$75,521.16
Month 37 - 1/31/2018	$1.47	$931,603.68	$77,633.64
All such Monthly Installment of Rent and Annual Rent shall be payable by Tenant in accordance with the terms of the Lease, as amended hereby; provided that concurrent with Tenant’s execution and delivery of this Amendment, Tenant shall pay the sum of $89,096.20 representing (a) the Monthly Installment of Rent payable for the Third Expansion Space for the second (2nd) full calendar month following the Third Expansion Effective Date in an amount equal to $71,296.20, and (b) the estimated Tenant’s Proportionate Share of Expenses and Taxes payable for the Third Expansion Space for the first (1st) full calendar month following the Third Expansion Space Effective Date in an amount equal to $17,800.00.
Landlord and Tenant acknowledge that the foregoing schedule recognizes that the Third Expansion Space Effective Date is not known as of the date of this Amendment and, therefore, the number of months from the Third Expansion Space Effective Date to the Third Expansion Space Expiration Date (i.e., January 31, 2018) cannot yet be determined. When the Third Expansion Space Effective Date is known, the schedule set forth above with respect to the Annual Rent and Monthly Installment of Rent for the Third Expansion Space shall be appropriately adjusted on a per diem basis to reflect the actual Third Expansion Space Effective Date and the actual number of months in the Third Expansion Space Term; and the actual Third Expansion Space Effective Date and the actual number of days and months in the Third Expansion Space Term shall be set forth in a confirmation letter to be prepared by Landlord.

4.2
Abated Monthly Installment of Rent. Notwithstanding anything in the Lease, as amended hereby, to the contrary, so long as Tenant is not in default under the Lease, Tenant shall be entitled to an abatement of Monthly Installment of Rent solely with respect to the Third Expansion Space in the amount of $71,296.20 for the first full calendar month following the Third Expansion Space Effective Date (the “Abatement Period”). The maximum total amount of Monthly Installment of Rent abated with respect to the Third Expansion Space in accordance with the foregoing shall equal $71,296.20 (the “Abated Monthly Installment of Rent”). If Tenant defaults under the Lease, as amended hereby, during the Abatement Period and fails to cure such default within any applicable cure period under the Lease, then Tenant shall no longer be entitled to receive Abated Monthly Installment of Rent, Tenant shall be required to pay the full amount of Monthly Installment of Rent for the remainder of the Third Expansion Space Term and the Abated Monthly Installment of Rent for the period of time preceding Tenant’s default shall immediately become due and payable. Only Monthly Installment of Rent for the Third Expansion Space shall be abated pursuant to this

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Section, as more particularly described herein, and Monthly Installment of Rent with respect to the Original Premises and Tenant’s Proportionate Share of Expenses and Taxes with respect to the Third Expansion Space and the Original Premises and all other rent and other costs and charges specified in the Lease, as amended hereby, shall remain as due and payable pursuant to the provisions of the Lease, as amended hereby.

4.3
Schedule for the Temporary Space During the Temporary Space Extended Term. As of the Temporary Space Extension Date, and in addition to Tenant’s obligation to pay Annual Rent and Monthly Installment of Rent for the balance of the Original Premises and the Third Expansion Space (from and after the Third Expansion Space Effective Date), the schedule of Monthly Installment of Rent payable with respect to the Temporary Space during the Temporary Space Extended Term is the following:

Period	Monthly Rent Per Square Foot	Monthly Installment of Rent
3/1/2014	$0.80	$23,725.60
All such Monthly Installment of Rent shall be payable by Tenant in accordance with the terms of the Lease.

5.	Additional Security Deposit. No additional Security Deposit shall be required in connection with this Amendment.

6.
Additional Rent. For the period commencing with the Third Expansion Space Effective Date and ending on the Third Expansion Space Expiration Date, Tenant shall pay all additional rent payable under the Lease, including Tenant’s Proportionate Share of Expenses and Taxes applicable to the Third Expansion Space, in accordance with the terms of the Lease.

7.	Improvements to Third Expansion Space.

7.1
Condition of Third Expansion Space. Tenant shall accept the Third Expansion Space “as is” without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements, except as may be expressly provided otherwise in this Amendment. Notwithstanding the foregoing, Landlord agrees that:

a.The roof, windows, structural elements and foundation of the 630 Building shall be in good condition as of the date Landlord delivers possession of the Third Expansion Space to Tenant.
b.The base building electrical, heating, ventilation and air conditioning (except to the extent of the portions of the HVAC system that are to be replaced by Tenant as noted on Schedule 1 to Exhibit B attached hereto) and plumbing systems serving the 630 Building shall be in good working order and condition as of the date Landlord delivers possession of the Third Expansion Space to Tenant. Except to the extent caused by the acts or omissions of Tenant or any Tenant Entities or by any alterations or improvements performed by or on behalf of Tenant, if such systems are not in good working order as of the date possession of the Third Expansion Space is delivered to Tenant and Tenant provides Landlord with notice of the same within sixty (60) days following the Third Expansion Space Effective Date, Landlord shall be responsible for repairing or restoring the same.

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c.Pursuant to California Civil Code Section 1938, Landlord hereby notifies Tenant that as of the date of this Amendment, the Premises has not undergone inspection by a “Certified Access Specialist” to determine whether the Premises meet all applicable construction-related accessibility standards under California Civil Code Section 55.53.

7.2
Responsibility for Improvements to Third Expansion Space. Tenant shall perform the Tenant Alterations to the 630 Building and the Third Expansion Space as described in Exhibit B attached hereto, and Tenant shall be entitled to an improvement allowance in connection with such work as more fully described in Exhibit B. Except as otherwise provided herein, Tenant shall have no obligation to remove any portion of the Tenant Alterations depicted on the Space Plan attached as Schedule 2 to Exhibit B.

8.
Early Access to Third Expansion Space. Subject to the terms of this Section 8, Landlord grants Tenant the right to enter the Third Expansion Space one (1) business day following the date this Amendment and the Early Possession Agreement (as defined below) have been fully executed by all parties and Tenant has delivered the prepaid rent and insurance certificates required hereunder, at Tenant’s sole risk, solely for the purpose of installing telecommunications and data cabling, equipment, furnishings and other personalty and to perform the Tenant Alterations and otherwise making the Third Expansion Space ready for Tenant’s occupancy for the conduct of Tenant’s business operations therein. Such possession prior to the Third Expansion Space Effective Date shall be subject to all of the terms and conditions of the Lease, as amended hereby, except that Tenant shall not be required to pay Monthly Installment of Rent or Tenant’s Proportionate Share of Expenses and Taxes for the Third Expansion Space with respect to the period of time prior to the Third Expansion Space Effective Date during which Tenant is in such possession of the Third Expansion Space solely for such purposes. However, Tenant shall be liable for any utilities or special services provided to Tenant during such period. Said early possession shall not advance the Third Expansion Space Termination Date. As a condition to any early entry by Tenant pursuant to this Section 8, Tenant shall execute and deliver to Landlord an early possession agreement (the “Early Possession Agreement”) in the form attached hereto as Exhibit C, provided by Landlord, setting forth the actual date for early possession.

9.
Other Pertinent Provisions. Landlord and Tenant agree that, effective as of the date of this Amendment (unless different effective date(s) is/are specifically referenced in this Section), the Lease shall be amended in the following additional respects:

9.1
Parking. In addition to Tenant’s proportionate share of unreserved parking spaces with respect to the Original Premises, effective as of the Third Expansion Space Effective Date, Tenant shall be entitled to its proportionate share with respect to the Third Expansion Space (which is 195 unreserved spaces as of the date hereof) of unreserved parking spaces for the parking area serving the 630 Building, such parking to be at no charge to Tenant. Tenant’s use of such additional parking spaces is subject to all of the terms and conditions of the Lease, as amended hereby. Moreover, during Tenant’s early access period, as described in Section 8 above (so long as the Early Possession Agreement has been executed and delivered to Landlord by Tenant and Tenant has delivered the prepaid rent and insurance certificates required hereunder), and during the period that the Tenant Alterations are being constructed, neither Tenant or Tenant’s Contractor shall be charged for or required to pay any parking fees in order to park those vehicles that are required in connection with such activities at the Project; provided that Tenant’s and its Contractor’s use of such parking spaces shall continue to be subject to all of the terms and conditions of the Lease, as amended hereby.

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9.2
Tenant’s Insurance. Tenant’s insurance required under the Lease, as amended hereby, shall include the Third Expansion Space. Tenant shall provide Landlord with a certificate of insurance evidencing Tenant’s insurance upon delivery of this Amendment, executed by Tenant to Landlord, and thereafter as necessary to assure that Landlord always has current certificates evidencing Tenant’s insurance.

9.3
Utilities. If applicable, to the extent any utility is not separately metered to the Third Expansion Space, Landlord may install and shall have access to the Third Expansion Space to monitor a separate meter (or submeter) to determine the actual use of any utility in the Third Expansion Space or any shared common area and may make available and share actual whole-project energy and water usage data as necessary to maintain the Building’s “green building” certification, if any. If there is no meter or submeter in the Third Expansion Space or if Tenant pays any electricity costs with respect to the Third Expansion Space directly to the utility company, then, upon request, Tenant shall provide monthly utility usage to Landlord in electronic or paper format or provide permission for Landlord to request information regarding Tenant’s utility usage directly from the utility company.

9.4
Roof Space for Dish/Antenna. During the Third Expansion Space Term, Tenant shall have the right to utilize space on the roof of the 630 Building for the purposes of installing, operating and maintaining a 24 inch high dish/antenna or other communication device (which may include closed circuit television or WiLine network devices) approved by Landlord (the “Third Expansion Space Dish/Antenna”) in accordance with the provisions of Article 44 of the Original Lease. Upon the expiration or earlier termination of the Term with respect to the Third Expansion Space, or if Tenant is in default under the terms of the Lease, as amended hereby, after the expiration of applicable notice and cure periods, the Third Expansion Space Dish/Antenna will be removed at Tenant’s sole cost and expense in accordance with Section 44.4 of the Original Lease.

9.5
Tenant’s Security System. During the Term, as may be extended, Tenant shall have the right to install and maintain a security and card access system in the Third Expansion Space and at the entrances of the Third Expansion Space (the “Tenant’s Security System”) in accordance with the provisions of Section 13 of the Third Amendment. Upon the expiration or earlier termination of the Term, the Tenant’s Security System shall be removed at Tenant’s sole cost and expense in accordance with Section 13 of the Third Amendment.

9.6
SNDA. Landlord will use reasonable efforts to obtain a non-disturbance, subordination and attornment agreement from Landlord's current mortgagee on such mortgagee's current standard form of agreement concurrently with the execution of this Amendment. “Reasonable efforts” of Landlord shall not require Landlord to incur any cost, expense or liability to obtain such agreement. Landlord's failure to obtain a non-disturbance, subordination and attornment agreement for Tenant shall have no effect on the rights, obligations and liabilities of Landlord and Tenant or be considered to be a default by Landlord hereunder.

9.7
Hazardous Materials. Landlord shall be, and Tenant shall not be, liable for any cost or expense related to removal, cleaning, abatement or remediation of Hazardous Materials (as defined in Section 1.2 of the Original Lease) existing in the Third Expansion Space prior to the date Landlord tenders possession of the Third Expansion Space to Tenant; and, in any event, Landlord shall remove all asbestos containing material from the Third Expansion Space within a reasonable period of time following the date Landlord tenders possession of

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the Third Expansion Space to Tenant. For purposes of this Section 9.7, any Hazardous Materials Tenant found to exist in the Third Expansion Space prior to the Third Expansion Space Effective Date, shall be presumed to have existed in the Third Expansion Space prior to the date Landlord tenders possession of the Third Expansion Space to Tenant, unless such Hazardous Materials resulted directly or indirectly for any act or omission by Tenant or any of the Tenant Entities (as defined in Section 1.2 of the Original Lease) after the date that Landlord tenders possession of the Third Expansion Space to Tenant.

9.8	Amendment re Construction Management Fee. The following language shall be added to the end of Section 6.2 of the Original Lease:
“Notwithstanding the foregoing, such 5% and 3% construction management fees shall not apply and shall both instead be reduced to a 1% construction management fee with respect to future alterations, improvements or additions by Tenant at the Premises unless Tenant requests Landlord to coordinate or otherwise participate (i.e., obtain pricing, coordinate or work with vendors, etc.) in the installation or construction process (Landlord’s internal basic review of such request for consent to cosmetic alterations shall not be considered a request for Landlord to coordinate or participate in the installation or construction thereof).”

9.9
Option to Renew Third Expansion Space Term. With respect to the following provisions of this Section 9.9: (a) each supplement to the provisions of Section 9 of the Third Amendment, as amended by Section 9 of the Fifth Amendment, as the same may be further amended hereinbelow, shall be effective as of the Effective Date, (b) terms that are used in such supplemental provisions that are defined in this Amendment shall have the meanings provided for herein, (c) terms that are used in such supplemental provisions that are not defined in this Amendment shall have the meanings given them in the Lease, and (d) the phrase “as amended hereby” shall mean the Original Lease as amended by all of the amendments thereto, including this Amendment. All other terms and conditions of Section 9 of the Third Amendment, as amended by Section 9 of the Fifth Amendment, shall continue to apply.

9.9.1
For purposes of the application of the Renewal Option to the 1390 Premises, the 1440 Premises, and the 1390 Offer Space (as defined in Section 9.10 below) the second (2nd) sentence of the first paragraph of Section 9 of the Third Amendment, as set forth in Section 9.7.1 of the Fifth Amendment, is hereby deleted in its entirety and replaced with the following:

“Provided the Lease, as amended hereby, is in full force and effect and Tenant is not in default under any of the other terms and conditions of the Lease, as amended hereby, beyond applicable notice and cure periods, and Tenant is occupying no less than seventy-five percent (75%) of the 1390 Premises and/or the 1440 Premises and/or the 1390 Offer Space (as applicable, depending on which premises the Renewal Option is then being exercised with respect to) at the time of notification or commencement, Tenant shall have one (1) option to renew (the “Renewal Option”) the Term of the Lease for a term of five (5) years (the “Renewal Term”), for the 1390 Premises and/or the 1440 Premises and/or the 1390 Offer Space, provided that such portion(s) of the Premises are then being leased by Tenant as of the date the Renewal Term is to commence, on the same terms and conditions set forth in the Lease, except as modified by the terms, covenants and conditions as set forth below (for the avoidance of doubt, pursuant to the foregoing, a renewal of the

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Term of the Lease that is applicable to the 1390 Premises and/or the 1440 Premises and/or the 1390 Offer Space shall be for the period from November 1, 2017 to October 31, 2022):”
Further, for purposes of the exercise of the Renewal Option provided for in the foregoing paragraph, the second (2nd) sentence of Section 9.1 of the Third Amendment, as set forth in Section 9.7.2 of the Fifth Amendment, is hereby amended by deleting the words “the entire Original Premises, the entire Expansion Space, the entire Second Expansion Space, any Offer Space” in lines 5 and 6 of said Section and the words “the Original Premises, the Expansion Space and the Second Expansion Space and any such Offer Space” in lines 10 and 11 of said Section and replacing them with the words “the 1390 Premises and/or the 1440 Premises and/or the 1390 Offer Space.”

9.9.2
For purposes of the application of the Renewal Option to the 800 Premises and Third Expansion Space, the second (2nd) sentence of the first paragraph of Section 9 of the Third Amendment, as set forth in Section 9.7.1 of the Fifth Amendment and further amended as set forth in Section 9.9.1 above, is hereby supplemented by the following additional sentence:

“Provided the Lease, as amended hereby, is in full force and effect, and Tenant is not in default under any of the other terms and conditions of the Lease, as amended hereby, beyond applicable notice and cure periods, and Tenant is occupying no less than seventy-five percent (75%) of the Third Expansion Space and/or the 800 Premises (as applicable, depending on which premises(s) the Renewal Option is then being exercised with respect to) at the time of notification or commencement, Tenant shall have one (1) Renewal Option to renew the Term of the Lease for a five (5) year Renewal Term, for the entire 800 Premise and/or the entire Third Expansion Space, provided that the 800 Premises and/or the Third Expansion Space are then being leased by Tenant as of the date the Renewal Term is to commence, on the same terms and conditions set forth in the Lease, except as modified by the terms, covenants and conditions as set forth below (for the avoidance of doubt, pursuant to the foregoing, a renewal of the Term of the Lease that is applicable to the Third Expansion Space and/or the 800 Premises shall be from February 1, 2018 to January 31, 2023).”
Further, for purposes of the exercise of the Renewal Option provided for in the foregoing paragraph, the first (1st) and second (2nd) sentences of Section 9.1 of the Third Amendment, as set forth in Section 9.7.2 of the Fifth Amendment and further amended as set forth in Section 9.9.1 above, is hereby supplemented by the following:
“If Tenant elects to exercise the Renewal Option provided for in the foregoing paragraph, Tenant shall provide Landlord with a Tenant Renewal Notice of such exercise no earlier than April 30, 2017 but no later than July 31, 2017. Tenant’s Renewal Notice shall expressly state whether Tenant is exercising the Renewal Option as to the entire 800 Premises and/or the Third Expansion Space; provided, however, if Tenant fails to state in Tenant’s Renewal Notice the portion of the Premises as to which Tenant is exercising the Renewal Option, Tenant shall be

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deemed to have exercised its Renewal Option for both the 800 Premises and the Third Expansion Space.”

9.10	Right of First Offer. Section 9.8 of the Fifth Amendment is hereby supplemented by the following, provided that all other terms and conditions of such provision shall continue to apply:

9.10.1
The term “Potential Offer Buildings”, as defined in Section 9.8.1 of the Fifth Amendment shall include the following additional spaces or buildings: (i) 690/700 Tasman Drive (the “690/700 Building”), Milpitas, California, (ii) 1455 McCarthy Boulevard (the “1455 Building”), Milpitas, California, and (iii) the approximately 26,719 rentable square feet of space in the 1390 Building (the 1390 Offer Space”) currently occupied by Tenant pursuant to an assignment of lease, which assignment was consented to by Landlord in that certain Second Amendment and Landlord Consent to Assignment and Assumption Agreement (“Assignment Consent”) between Landlord, Tenant and Crown Castle NG Networks Inc., dated December 27, 2012, with each such space in each such building being added to and supplementing the definition of Potential Offer Space.

9.10.2
For purposes hereof, a Potential Offer Space in the 690/700 Building or the 1455 Building or the 1390 Building shall be deemed to become “Available”, as defined in Section 9.8.1 of the Fifth Amendment, as follows: (a) with respect to the 1455 Building only if: (1) the Potential Offer Space is not under lease to a third party as of the date of mutual execution and delivery of this Amendment, the Potential Offer Space shall be deemed to first become Available if, after Landlord’s first leasing of the Potential Offer Space following the date this Amendment is mutually executed and delivered but prior to Landlord’s next leasing of the Potential Offer Space (other than to the existing tenant) Landlord has located a prospective tenant (other than the existing tenant) that may be interested in leasing the Potential Offer Space, or (2) the Potential Offer Space is under lease to a third party as of the date of mutual execution and delivery of this Amendment, the Potential Offer Space shall be deemed to become Available when Landlord has determined that the third-party tenant of the Potential Offer Space will not extend or renew the term of its lease, or enter into a new lease, for the Potential Offer Space; (b) with respect to the 690/700 Building only, the Potential Offer Space shall be deemed to first become Available when the current tenant of the premises vacates, which is projected to be on or about December 31, 2014, the date the current tenant’s lease is scheduled to expire, subject, however, to any delay by the current tenant in vacating the 690/700 Building and Landlord providing Tenant with written notice thereof; and (c) with respect to the 1390 Building and the 1390 Offer Space only, the Potential Offer Space shall be deemed to first become Available when the term of the lease that Tenant took an assignment of, as consented to in the Assignment Consent, expires, which is projected to be on or about December 31, 2015. Notwithstanding anything in the Lease or this Amendment to the contrary, with respect to the 1390 Offer Space, Landlord shall offer such space to Tenant pursuant to Tenant’s ROFO for the period from the expiration of Tenant’s current occupancy of such space under the lease that is the subject of the Assignment Consent to October 31, 2017 (i.e., the current expiration date of the Lease with respect to the 1390 Premises and the 1440 Premises).

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9.10.3
With respect to the 690/700 Building, the 1455 Building and the 1390 Building, the first (1st) sentence of Section 9.8.7 of the Fifth Amendment shall be supplemented as follows: The rights of Tenant hereunder with respect to any Potential Offer Space in the 690/700 Building shall terminate on the earlier to occur of the following: (a) the date that is six (6) months after the Effective Date, and (b) September 30, 2014, (provided, however, that Landlord must deliver the Advice with respect to the 690/700 Building not earlier than June 1, 2014 and not later than ten (10) business days prior to such termination date), and the rights of Tenant’s hereunder with respect any Potential Offer Space in the 1455 Building and the 1390 Building shall expire on the earlier of: (c) January 31, 2017, or (d) if Tenant has validly exercised its Renewal Option with respect to the 800 Premises and/or the Third Expansion Space, twelve (12) months before the scheduled expiration of the Renewal Term with respect thereto.

9.10.4
Section 9.8.9 of the Fifth Amendment is supplemented with the following: Notwithstanding anything herein to the contrary, Tenant’s Offer Right is subject and subordinate to the expansion rights (whether such rights are designated as a right of first offer, right of first refusal, expansion option or otherwise) of Tuscany Realty, the tenant(s) of the 1455 Building and its/theirs successors and assigns.

9.11	Monument Sign.

9.11.1
So long as (a) Tenant is not in default under the terms of the Lease, as amended hereby, beyond any applicable notice and cure period, and (b) Tenant has not assigned the Lease (other than pursuant to a Permitted Transfer) or sublet more than forty percent (40%) of the Third Expansion Space, Tenant shall have the exclusive right to use the current monument sign for the 630 Building, the location of which is shown on Exhibit D attached hereto (the “Monument Sign”) by placing Tenant’s name and/or logo thereon, subject to the terms of this Section 9.11. The design, size and color of Tenant’s signage with Tenant’s name/logo to be included on the Monument Sign, and the manner in which it is attached to the Monument Sign, shall comply with all applicable Regulations and shall be subject to the approval of Landlord (which approval shall not be unreasonably withheld, and in any event Landlord hereby approves the style of Tenant’s name and logo in the graphic shown on Exhibit D attached hereto) and any applicable governmental authorities, including, without limitation, the City of Milpitas. Landlord reserves the right to withhold consent to any sign that, in the reasonable judgment of Landlord, is not harmonious with the design standards of the Project. Tenant must obtain Landlord's written consent to any proposed signage and lettering prior to its fabrication and installation, which consent shall not be unreasonably withheld, conditioned or delayed. To obtain Landlord's consent, Tenant shall submit design drawings to Landlord showing the type and sizes of all lettering; the colors, finishes and types of materials used; and (if applicable and Landlord consents thereto in its reasonable discretion) any provisions for illumination. Although the Monument Sign will be maintained by Landlord, Tenant shall pay its proportionate share of the cost of any maintenance and repair associated with the Monument Sign.

9.11.2
Tenant’s name on the Monument Sign shall be designed, constructed, installed, insured, maintained, repaired and removed from the Monument Sign all at Tenant’s sole risk, cost and expense. Tenant, at its cost, shall be responsible for the

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maintenance, repair or replacement of Tenant’s signage on the Monument Sign, which shall be maintained in a manner reasonably satisfactory to Landlord.

9.11.3
Upon the expiration or earlier termination of the Lease or if during the Term (and any extensions thereof) (a) Tenant is in default under the terms of the Lease after the expiration of applicable notice and cure periods; (b) Tenant leases and occupies less than sixty percent (60%) of the 630 Building; or (c) Tenant assigns the Lease (other than pursuant to a Permitted Transfer), then Tenant's rights granted pursuant to this Section 9.11 will terminate and Tenant shall remove Tenant’s name from the Monument Sign at Tenant’s sole cost and expense and restore the Monument Sign to the condition it was in prior to installation of Tenant’s signage thereon, ordinary wear and tear excepted.

9.11.4	The rights provided in this Section 9.11 shall be non-transferable (other than pursuant to a Permitted Transfer) unless otherwise agreed by Landlord in writing in its sole discretion.

9.12
Communication Lines. The terms of Section 12 of the Third Amendment regarding Tenant’s right to install, maintain, replace, remove, use and modify Lines shall be applicable to the 630 Building, including the connection of Lines between the 630 Building, the 800 Building, the 1390 Building, the 1440 Building and the 1455 Building in the manner described in Section 12 of the Third Amendment.

9.13
Utility Billing. If Tenant is billed directly by a public utility with respect to Tenant’s electrical usage at the Premises, then, upon request, Tenant shall provide monthly electrical utility usage for the Premises to Landlord for the period of time requested by Landlord (in electronic or paper format) or, at Landlord’s option, provide any written authorization or other documentation required for Landlord to request information regarding Tenant’s electricity usage with respect to the Premises directly from the applicable utility company.

9.14
Project Manager. Tenant shall retain a project manager (“Project Manager”) to perform project management services at the 630 Building with respect to the installation of the Tenant Alterations. Landlord shall reasonably approve, in advance and in writing, Tenant’s Project Manager. Notwithstanding the foregoing, Landlord hereby approves of Shore Management and Development to serve as Tenant’s Project Manager for the installation of the Tenant Alterations.

9.15
Landlord’s Address for Rent Payment for Third Expansion Space.  Notwithstanding anything to the contrary contained in the Lease, Landlord’s Address for Rent Payment with respect to the Third Expansion Space only shall be the following:

“Silicon Valley CA-I, LLC
08.M10010– Milpitas-620 Alder-JV
P.O. Box 9047
Addison, Texas 75001-9047”

9.16
Option to Renew Temporary Space Term. Provided the Lease, as amended hereby, is in full force and effect, Tenant has exercised the third Temporary Space Renewal Option provided for in the Fourth Amendment (the “Third Temporary Space Renewal Option”), and Tenant is not in default under any of the other terms and conditions of the Lease beyond applicable notice and cure periods at the time of notification or commencement, Tenant shall

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have one (1) additional option to renew (the “Additional Temporary Space Renewal Option”) the Temporary Space Term for an additional term of six (6) months following the expiration of the third Temporary Space Renewal Term (i.e., for the period from March 1, 2015 to August 31, 2015) (the “Additional Temporary Space Renewal Term”), for the portion of the Temporary Space being leased by Tenant as of the date the Additional Temporary Space Renewal Term is to commence, on the same terms and conditions set forth in the Lease, as amended hereby, except as modified by the terms, covenants and conditions as set forth below:

9.16.1
If Tenant elects to exercise the Additional Temporary Space Renewal Option, then Tenant shall provide Landlord with written notice no earlier than the date which is three (3) months prior to the expiration of the third Temporary Space Renewal Term (i.e., December 1, 2014) but no later than the date which is one (1) month prior to the expiration of the third Temporary Space Renewal Term (i.e., February 1, 2015). If Tenant fails to provide such notice, Tenant shall have no further or additional right to extend or renew the then current Temporary Space Term.

9.16.2	The Monthly Installment of Rent for the Temporary Space during the Additional Temporary Space Renewal Term shall be the following:

Additional Temporary Space Renewal Term	Monthly Rate Per Square Foot
March 1, 2015 to August 31, 2015	$0.90

9.16.3
The Additional Temporary Space Renewal Option is not transferable; the parties hereto acknowledge and agree that they intend that the aforesaid option to renew the Temporary Space Term shall be “personal” to Tenant as set forth above or any Permitted Transferee pursuant to a Permitted Transfer, and that in no event will any other assignee or any sublessee have any rights to exercise the aforesaid option to renew.

9.16.4
If Tenant fails to exercise the Third Temporary Space Renewal Option or the Additional Temporary Space Renewal Option, Tenant shall have no further right to extend the Temporary Space Term beyond the then applicable Temporary Space Renewal Term, other than on a month to month basis following the expiration of the then applicable Temporary Space Renewal Term, as provided in Section 1.3 of the Fourth Amendment.

9.17	Deletions. Tenant’s 2nd Temporary Space Renewal Option, as described in Section 7 of the Fourth Amendment, is hereby deleted in its entirety and of no further force and effect.

10.	Miscellaneous.

10.1
This Amendment, including Exhibit A (Outline and Location of Third Expansion Space), Exhibit B (Tenant Alterations), Exhibit C (Early Possession Agreement) and Exhibit D (Monument Sign Location and Tenant’s Name and Logo Design) attached hereto, sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any Rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives

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that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment.

10.2
Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect. In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control. The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

10.3
Tenant shall reasonably comply with Landlord’s recycling policy for the 630 Building, including, without limitation, Tenant shall sort and separate its trash into separate recycling containers as required by law or which may be furnished by Landlord and located in the Third Expansion Space. Tenant shall comply with all laws regarding the collection, sorting, separation, and recycling of garbage, waste products, trash and other refuse at the 800 Building. Landlord reserves the right to refuse to collect or accept from Tenant any trash that is not separated and sorted as required by law or pursuant to Landlord’s recycling policy, and to require Tenant to arrange for such collection at Tenant’s cost, utilizing a contractor reasonably satisfactory to Landlord.

10.4
Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.

10.5
Tenant hereby represents to Landlord that Tenant has not been represented by a broker in connection with this Amendment other than Cornish & Carey Newmark Knight Frank (“Tenant’s Broker”). Tenant agrees to indemnify and hold Landlord and the Landlord Entities harmless from all claims of any other brokers claiming to have represented Tenant in connection with this Amendment. Landlord shall pay Tenant’s Broker a “full” market procuring commission in connection with this Amendment per the terms of Landlord’s standard listing agreement.

10.6
Each signatory of this Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting. Tenant hereby represents and warrants that neither Tenant, nor any persons or entities holding any legal or beneficial interest whatsoever in Tenant, are (i) the target of any sanctions program that is established by Executive Order of the President or published by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”); (ii) designated by the President or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App. § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001) or any Executive Order of the President issued pursuant to such statutes; or (iii) named on the following list that is published by OFAC: “List of Specially Designated Nationals and Blocked Persons.” If the foregoing representation is untrue at any time during the Term, an Event of Default under the Lease will be deemed to have occurred, without the necessity of notice to Tenant.

10.7
This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same Amendment. In order to expedite the transaction contemplated herein, telecopied signatures or signatures transmitted by electronic mail in so-called “pdf” format may be used in place of original signatures on this Amendment. Landlord and Tenant intend to be bound by the signatures

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on the telecopied or e-mailed document, are aware that the other party will rely on the telecopied or e-mailed signatures, and hereby waive any defenses to the enforcement of the terms of this Amendment based on such telecopied or e-mailed signatures. Promptly following transmission of the telecopied or e-mailed signatures, Tenant shall promptly deliver to Landlord with original signatures on this Amendment.

10.8
Redress for any claim against Landlord under the Lease and this Amendment shall be limited to and enforceable only against and to the extent of Landlord’s interest in the Building. The obligations of Landlord under the Lease are not intended to and shall not be personally binding on, nor shall any resort be had to the private properties of, any of its trustees or board of directors and officers, as the case may be, its investment manager, the general partners thereof, or any beneficiaries, stockholders, employees, or agents of Landlord or the investment manager, and in no case shall Landlord be liable to Tenant hereunder for any lost profits, damage to business, or any form of special, indirect or consequential damages.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD:	TENANT:

SILICON VALLEY CA-I, LLC,
a Delaware limited liability company

By: SVCA JV LLC,
a Delaware limited liability company
its Manager

By:  RREEF America REIT III Corp. GG-QRS,
    a Maryland corporation
 its Manager

By:  /s/ Mike Walker
Name:  Mike Walker
Title:  V.P.
Dated:  3/27/14
FIREEYE, INC., a Delaware corporation By: /s/ Frank Verdecanna Name: Frank Verdecanna Title: VP Finance Dated: March 27, 2014

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EXHIBIT A - OUTLINE AND LOCATION OF THIRD EXPANSION SPACE
attached to and made a part of the Amendment dated as of March 24, 2014, between
SILICON VALLEY CA-I, LLC, a Delaware limited liability company, as Landlord and
FIREEYE, INC., a Delaware corporation, as Tenant
Exhibit A is intended only to show the general layout of the Third Expansion Space as of the Third Expansion Effective Date. It does not in any way supersede any of Landlord’s rights set forth in the Lease with respect to arrangements and/or locations of public parts of the Building and changes in such arrangements and/or locations. It is not to be scaled; any measurements or distances shown should be taken as approximate.

(see attached)

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EXHIBIT B – TENANT ALTERATIONS
attached to and made a part of the Amendment dated as of March 24, 2014, between
SILICON VALLEY CA-I, LLC, a Delaware limited liability company, as Landlord and
FIREEYE, INC., a Delaware corporation, as Tenant
1.Tenant, following the delivery of the Third Expansion Space by Landlord and the full and final execution and delivery of the Amendment to which this Exhibit B is attached and the Early Possession Agreement, the delivery of all prepaid rental and insurance certificates required under the Amendment, shall perform certain tenant improvements to the Third Expansion Space in order to make the Third Expansion space ready for tenant’s use and occupancy, including, but not limited to, the base building improvements generally described on Schedule 1 attached hereto, pursuant to this Exhibit B (the “Tenant Alterations”). Notwithstanding the foregoing, Tenant and its contractors shall not have the right to perform the Tenant Alterations in the Third Expansion Space unless and until Tenant has complied with all of the terms and conditions of Article 6 of the Original Lease and this Exhibit B, including, without limitation, approval by Landlord of the Plans (as defined below) for the Tenant Alterations and the general contractor to be retained by Tenant to perform such Tenant Alterations. Tenant shall be responsible for all elements of the design of Tenant’s Plans (including, without limitation, compliance with law, functionality of design, the structural integrity of the design, the configuration of the 630 Building and the Third Expansion Space and the placement of Tenant’s furniture, appliances and equipment), and Landlord’s approval of Tenant’s Plans shall in no event relieve Tenant of the responsibility for such design. In addition to the foregoing, Tenant shall be solely liable for all costs and expenses associated with or otherwise caused by Tenant’s performance and installment of the Tenant Alterations (including, without limitation, any legal compliance requirements arising outside of the Third Expansion Space and 630 Building).

2.Tenant has retained, and Landlord has approved, the following architect and engineers to prepare all architectural plans for the Tenant Alterations and all engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, life safety, and sprinkler work in the Third Expansion Space: (i) Dennis Kobza and Associates, Inc. (the “Architect”), and (ii) Reade & Associates (mechanical engineers), Stuart & Sons (electrical engineers) and Ireland Engineering (structural engineers) (collectively, the “Engineers”). The plans and drawings to be prepared by Tenant’s Architect and Tenant’s Engineers hereunder shall be referred to herein collectively as the “Plans.” All Plans shall (a) comply with the drawing format and specifications required by Landlord, (b) be consistent with Landlord’s then current requirements for avoiding aesthetic, engineering or other conflicts with the design and function of the balance of the Project to the extent affecting or visible from the exterior of the Building, and (c) otherwise be subject to Landlord’s approval, which shall not be unreasonably withheld. Tenant shall cause the Architect to verify, in the field, the dimensions and conditions as shown on the relevant portions of the base Building plans, and Landlord shall have no responsibility in connection therewith. Landlord’s review of the Plans and approval of the Approved Construction Drawings (defined below) shall be for its sole benefit and shall not create or imply any obligation on the part of Landlord to review the same for Tenant’s benefit, whether with respect to quality, design, compliance with law or any other matter.

3.Tenant has caused the Architect to prepare a space plan for the Tenant Alterations and Landlord has approved such space plan, as shown on Schedule 2 attached hereto (the “Space Plan”). Tenant shall cause the Architect and the Engineers to complete the architectural, engineering and final architectural working drawings for the Tenant Alterations in a form that is sufficient to enable subcontractors to bid on the work and to obtain all applicable permits (collectively, the “Construction Drawings”), and shall deliver four (4) copies of the Construction Drawings, signed by Tenant, to Landlord for its approval. Notwithstanding the foregoing, at Tenant’s option, the Construction Drawings may be prepared in two phases (first the architectural drawings, then engineering drawings consistent with the previously provided architectural drawings),

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provided that each phase shall be subject to Landlord’s approval. Landlord shall provide Tenant with written notice approving or reasonably disapproving the Construction Drawings (or the applicable component thereof) within five (5) business days after the later of Landlord’s receipt thereof or the mutual execution and delivery of the Amendment to which this Exhibit B is attached. If Landlord disapproves the Construction Drawings (or any component thereof), Landlord’s notice of disapproval shall describe with reasonable specificity the basis for such disapproval and the changes that would be necessary to resolve Landlord’s objections. If Landlord disapproves the Construction Drawings (or any component thereof), Tenant shall cause the Construction Drawings to be modified and resubmitted to Landlord for its approval. Such procedure shall be repeated as necessary until Landlord has approved the Construction Drawings (or the applicable component thereof). Tenant shall not commence construction of the Tenant Alterations until after the Construction Drawings are approved by Landlord. No revision may be made to the approved Construction Drawings (the “Approved Construction Drawings”) without Landlord’s prior written consent, which shall not be unreasonably withheld.

4.Tenant shall submit the Approved Construction Drawings to the appropriate municipal authorities and otherwise apply for and obtain from such authorities all applicable building permits necessary to allow the Contractor to construct the Tenant Alterations (the “Permits”). Tenant shall coordinate with Landlord in order to allow Landlord, at its option, to take part in all phases of the permitting process and shall supply Landlord, as soon as possible, with all plan check numbers and dates of submittal. Notwithstanding anything to the contrary in this Section 4, Tenant, and not Landlord or its consultants, shall be responsible for obtaining any Permit or certificate of occupancy; provided, however, that Landlord shall cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any Permit or certificate of occupancy. Tenant shall not commence construction of any particular portion of the work for the Tenant Alterations until the Permits for such portion of the work are obtained (provided, however, but subject to the other terms and conditions of this Exhibit B, Tenant may commence demolition work following issuance of a demolition permit and may commence construction of portions of the Tenant Alterations prior to issuance of Permits therefor to the extent allowed by the City of Milpitas).

5.Tenant shall retain a general contractor (the “Contractor”) to perform the Tenant Alterations. The Contractor shall be selected by Tenant, by written notice to Landlord, from a list of general contractors provided by Landlord or, at Landlord’s option, from a list of general contractors provided by Tenant and approved in writing by Landlord. Notwithstanding anything to the contrary contained herein or in the Lease, Tenant shall obtain at least one (1) bid for the Tenant Alterations from a union Contractor. For purposes of this Section 5, Landlord’s approval of a proposed general contractor shall not be considered unreasonably withheld if such general contractor (a) does not have trade references reasonably acceptable to Landlord, (b) does not maintain insurance as required under the terms of the Lease, (c) cannot be bonded for the work in an amount equal to one hundred fifty percent (150%) of the total Final Costs (defined below), (d) does not provide current financial statements reasonably acceptable to Landlord, or (e) is not licensed as a contractor in the state/municipality in which the Third Expansion Space is located. Tenant acknowledges that the foregoing is not an exclusive list of the reasons why Landlord may reasonably disapprove a proposed general contractor. Notwithstanding the foregoing, Landlord hereby approves of the following Contractors: (i) G. Swanson; (ii) Technical Builders; and (iii) SouthBay Construction. Any subcontractors used by Tenant shall comply with the Responsible Contractor Policy Statement provided by Landlord.

6.Provided Tenant is not in default under the Lease, as amended hereby, beyond any applicable notice and cure period, Landlord agrees to contribute the sum of $1,373,112.00 (i.e., $26.00 per rentable square foot of the Third Expansion Space) (the “Allowance”) toward the cost of performing the Tenant Alterations. Except as expressly provided herein, the Allowance may only be used for the cost of preparing design and construction documents and mechanical and electrical plans, permit and inspection fees, and other soft costs

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for the Tenant Alterations and for hard costs in connection thereof. The Allowance shall be paid to Tenant in accordance with Section 7 below.

7.The Allowance shall be paid to Tenant in periodic disbursements within thirty (30) days after receipt of the following documentation: (a) a request for payment of the Architect/Engineers and the Contractor, approved by Tenant, and, in the case of the Contractor’s request for payment, showing the schedule, by trade, of percentage of completion of the Tenant Alterations, and detailing the portion of the work completed and the portion not completed, (b) executed conditional mechanic’s lien releases from the contractor, subcontractors and material suppliers which shall cover all Tenant Alterations for which disbursement is being requested and which shall comply with the appropriate provisions, as reasonably determined by Landlord, of California Civil Code Section 8132, and (c) all such invoices, contracts, or other supporting data as Landlord or Landlord’s mortgagee may reasonably require. Within thirty (30) days following receipt of the foregoing, Landlord shall deliver a check to Tenant in payment of the lesser of (i) the amounts so requested by Tenant, less a ten percent (10%) retention (the aggregate amount of such retentions to be referred to as the “Final Retention”), and (b) the balance of any remaining available portion of the Allowance (not including the Final Retention). Upon completion of the Tenant Alterations, the Final Retention shall be delivered by Landlord to Tenant within thirty (30) days following receipt by Landlord of (A) general contractor and architect’s completion affidavits; (B) full and final waivers of lien; (C) receipted bills covering all labor and materials expended and used; (D) as-built plans of the Tenant Alterations; and (E) the certification of Tenant and its architect that the Tenant Alterations have been installed in a good and workmanlike manner in accordance with the approved plans, and in accordance with applicable laws, codes and ordinances. In no event shall Landlord be required to disburse the Allowance more than one time per month. If the Tenant Alterations exceed the Allowance, Tenant shall be entitled to the Allowance in accordance with the terms hereof, but each individual disbursement of the Allowance shall be disbursed in the proportion that the Allowance bears to the total cost for the Tenant Alterations, less the Final Retention. Notwithstanding anything herein to the contrary, Landlord shall not be obligated to disburse any portion of the Allowance during the continuance of an uncured default under the Lease, and Landlord’s obligation to disburse shall only resume when and if such default is cured. Tenant shall be responsible for all applicable state sales or use taxes, if any, payable in connection with the Tenant Alterations and/or Allowance. In no event shall the Allowance be used for the purchase of equipment, furniture or other items of personal property of Tenant. If Tenant does not submit a request for payment for the entire Allowance to Landlord in accordance with the provisions contained in the Exhibit B by February 28, 2015, any unused amount shall accrue to the sole benefit of Landlord, it being understood that Tenant shall not be entitled to any credit, abatement or other concession in connection therewith. Landlord shall be entitled to deduct from the Allowance a construction management fee for Landlord’s oversight of the Tenant Alterations in an amount equal to one percent (1%) of the Allowance. In no event shall the Final Retention be paid to Tenant until Tenant has completed all of the Tenant Alterations.

8.If (a) the cost of the Tenant Alterations has exceeded or will exceed the Allowance (the “Excess Costs”), (b) Tenant has used or will use the entire Allowance as provided herein, and (c) Tenant is not in default under the Lease, Tenant shall be entitled to request and receive an additional allowance of up to $528,120.00 (i.e., $10.00 per rentable square foot of the Premises) (the “Additional Allowance”) from Landlord in order to finance the Excess Costs. Landlord shall disburse the Additional Allowance to Tenant subject to and in accordance with the provisions applicable to the disbursement of the Allowance described in this Exhibit B. In no event shall Tenant be entitled to any disbursement of the Additional Allowance after February 28, 2015. The amount of the Additional Allowance paid to or on behalf of Tenant hereunder shall be repaid to Landlord as additional rent in equal monthly installments throughout the Third Expansion Space Term, commencing as of the Third Expansion Space Effective Date, with interest on the outstanding balance thereof at the rate of eight percent (8%) per annum. If Tenant is in default under the Lease after the expiration

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of applicable cure periods, the entire unpaid balance of the Additional Allowance paid to or on behalf of Tenant shall become immediately due and payable and, except to the extent required by applicable law, shall not be subject to mitigation or reduction in connection with a reletting of the Premises by Landlord. Upon request of Landlord, Tenant shall execute an amendment to the Lease or other appropriate agreement, prepared by Landlord, evidencing the amount of the Additional Allowance requested and received by Tenant and the repayment schedule relating to Tenant’s repayment of the Additional Allowance, as described herein.

9.Tenant agrees to accept the Third Expansion Space in its “as-is” condition and configuration, it being agreed that Landlord shall not be required to perform any work or, except as provided above with respect to the Allowance, incur any costs in connection with the construction or demolition of any improvements in the Third Expansion Space.

10.This Exhibit B shall not be deemed applicable to any additional space added to the Third Expansion Space at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the original Premises or any additions to the Premises in the event of a renewal or extension of the original Term of the Lease, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease.

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SCHEDULE 1 TO EXHIBIT B – SCOPE OF TENANT ALTERATIONS

i.Install one new Carrier 40 ton air cooled variable air volume air conditioning units including:
•VAV with supply air fan frequency drives and duct static pressure controls
•Supply air temperature controls
•100% economizers
•Power exhaust with building static controls
•Smoke detectors
ii.Install one new 300 MBU natural gas fired blower furnaces including:
•Forced combustion with 85% thermal efficiency
iii.Structural design and necessary upgrade to roof structure for RTU replacements.
iv.Re-duct 40 ton RTU unit to the first floor existing VAV boxes that feed the rear warehouse and to 20 tons worth of existing VAV in the center of the first floor.
v.Upgrade four restrooms to ADA compliance
vi.ADA path of travel from parking lot upgrades to include:
•One location with two handicap parking stalls
•Reconstruct curb ramps and walk way as needed to comply with current code
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SCHEDULE 2 TO EXHIBIT B – APPROVED SPACE PLANS

DESIGN DEVELOPMENT NOTES:

KEY NOTES FOR SHEET A2

GENERAL NOTES:

GENERAL WALL LEGEND:

1 FIRST FLOOR PLAN

PLUMBING FIXTURE COUNT PER 2013 CPC TABLE 422.1

	WATER CLOSETS		LAVATORIES		URINAL	
	REQUIRED	PROVIDED	REQUIRED	PROVIDED	REQUIRED	PROVIDED
MALE	2	3	1	2	1	2
FEMALE	4	5	2	2	—	—

FireEye

KEY PLAN

FireEye

FIRST FLOOR PLAN

A-2

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1 SECOND FLOOR PLAN

KEY NOTES FOR SHEET A2.1

GENERAL NOTES:

GENERAL WALL LEGEND:

PLUMBING FIXTURE COUNT PER 2013 CPC TABLE 422.1

	WATER CLOSETS		LAVATORIES		URINAL	
	REQUIRED	PROVIDED	REQUIRED	PROVIDED	REQUIRED	PROVIDED
MALE	2	3	1	2	1	2
FEMALE	4	5	2	2		

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KEY PLAN

FireEye

SECOND FLOOR PLAN

A2.1

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EXHIBIT C – EARLY POSSESSION AGREEMENT
attached to and made a part of the Amendment dated as of March 24, 2014, between
SILICON VALLEY CA-I, LLC, a Delaware limited liability company, as Landlord and
FIREEYE, INC., a Delaware corporation, as Tenant
EARLY POSSESSION AGREEMENT
Landlord and Tenant are parties to that certain lease dated January 15, 2008 (the “Original Lease”), which Original Lease has been previously amended by that certain First Amendment dated April 28, 2010, that certain Second Amendment dated December 5, 2011, that certain Third Amendment dated February 21, 2012, that certain Expansion Space Effective Date Memorandum dated July 5, 2012, that certain Fourth Amendment dated February 7, 2013, that certain Fifth Amendment dated July 25, 2013, that certain Sixth Amendment dated January 23, 2014, and that certain Seventh Amendment dated February __, 2014 (collectively, the “Lease”). Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 196,067 rentable square feet comprised of approximately 16,892 rentable square feet (the “1390 Premises”) of the building located at 1390 McCarthy Boulevard, Milpitas, California (the “1390 Building”), approximately 45,106 rentable square feet (the “1440 Premises”) of the building located at 1440 McCarthy Boulevard, Milpitas, California (the “1440 Building”), approximately 51,600 rentable square feet (the “800 Premises”) of the building located at 800 Tasman Drive, Milpitas, California (the “800 Building”), approximately 29,657 rentable square feet described as Suite 2 (the “Temporary Space”) of the building located at 1455 McCarthy Drive (the “1455 Building”), and approximately 52,812 rentable square feet (the “Third Expansion Space”) of the building located at 630 Alder Drive, Milpitas, California (the “630 Building”). Capitalized terms not defined herein shall have the same meaning as set forth in the Lease.
It is hereby agreed that in accordance with Section 8 of the Amendment, Tenant may occupy the Third Expansion Space on _________.
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Landlord and Tenant agree that all the terms and conditions of the above referenced Lease are in full force and effect as of the date of Tenant's possession of the Third Expansion Space prior to the Third Expansion Space Effective Date pursuant to Section 8 of the Amendment other than the payment of any Monthly Installment of Rent and Tenant’s Proportionate Share of Expenses and taxes for the Third Expansion Space.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date and year first above written.

LANDLORD:	TENANT:
SILICON VALLEY CA-I, LLC,
a Delaware limited liability company

By:  SVCA JV LLC,
a Delaware limited liability company
its Manager

By: RREEF America REIT III Corp. GG-QRS,
   a Maryland corporation
its Manager

By: ______________________________
Name: ___________________________
Title: ____________________________
Dated: ____________________________
FIREEYE, INC., a Delaware corporation By: Name: Its: Date:

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EXHIBIT D – MONUMENT SIGN LOCATION AND TENANT’S NAME AND LOGO DESIGN
attached to and made a part of the Amendment dated as of March 24, 2014, between
SILICON VALLEY CA-I, LLC, a Delaware limited liability company, as Landlord and
FIREEYE, INC., a Delaware corporation, as Tenant

D-1
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Exhibit 31.1
CERTIFICATION

I, David G. DeWalt, certify that:

1.	I have reviewed this Quarterly Report on Form 10-Q of FireEye, Inc.;

2.
Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.
Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.
The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

(a)
Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)
Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(c)
Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.
The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a)
All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: May 14, 2014	/s/ David G. DeWalt
David G. DeWalt
Chief Executive Officer
(Principal Executive Officer)

Exhibit 31.2
CERTIFICATION

I, Michael J. Sheridan, certify that:

1.	I have reviewed this Quarterly Report on Form 10-Q of FireEye, Inc.;

2.
Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.
Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.
The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

(a)
Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)
Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(c)
Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.
The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a)
All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: May 14, 2014	/s/ Michael J. Sheridan
Michael J. Sheridan
Senior Vice President and Chief Financial Officer
(Principal Financial and Accounting Officer)

Exhibit 32.1
SECTION 1350 CERTIFICATIONS

I, David G. DeWalt, certify to the best of my knowledge, pursuant to 18 U.S.C. Section 1350, that the Quarterly Report of FireEye, Inc. on Form 10-Q for the quarterly period ended March 31, 2014 fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that information contained in such Form 10-Q fairly presents, in all material respects, the financial condition and results of operations of FireEye, Inc.

Date: May 14, 2014	/s/ David G. DeWalt
David G. DeWalt
Chief Executive Officer
(Principal Executive Officer)
I, Michael J. Sheridan, certify to the best of my knowledge, pursuant to 18 U.S.C. Section 1350, that the Quarterly Report of FireEye, Inc. on Form 10-Q for the quarterly period ended March 31, 2014 fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that information contained in such Form 10-Q fairly presents, in all material respects, the financial condition and results of operations of FireEye, Inc.

Date: May 14, 2014	/s/ Michael J. Sheridan
Michael J. Sheridan
Senior Vice President and Chief Financial Officer
(Principal Financial and Accounting Officer)